     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996

                                                    REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                              CENTURA BANKS, INC.

             (Exact Name of Registrant as Specified in its Charter)

        NORTH CAROLINA                         6712                     56-1688522
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)     Identification No.)

                            134 NORTH CHURCH STREET
                       ROCKY MOUNT, NORTH CAROLINA 27804
                                 (919) 977-4400

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

          JOSEPH A. SMITH, JR.                                     ALEXANDER M. DONALDSON
GENERAL COUNSEL AND CORPORATE SECRETARY                           MOORE & VAN ALLEN, PLLC
          CENTURA BANKS, INC.               WITH COPY TO:     ONE HANNOVER SQUARE, SUITE 1700
        134 NORTH CHURCH STREET                                   FAYETTEVILLE STREET MALL
   ROCKY MOUNT, NORTH CAROLINA 27804                           RALEIGH, NORTH CAROLINA 27601
             (919) 977-4400                                            (919) 828-4481

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
     As soon as practicable after the merger (the "Merger") described in this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

     TITLE OF EACH CLASS                                                                PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE           PROPOSED OFFERING          AGGREGATE OFFER-
        BE REGISTERED                REGISTERED (1)            PRICE PER UNIT            ING PRICE (2)
Common Stock,
  no par value..............        1,188,161 shares                 *                    $16,663,896

     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                     FEE
Common Stock,
  no par value..............           $5,746.17

* Not applicable
(1) This Registration Statement covers (i) the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the Merger and (ii) the maximum number of shares of common stock reserved for issuance under various option and other plans of FirstSouth Bank ("FirstSouth"), the obligations under which will be assumed by the Registrant upon consummation of the Merger but which may be issued prior to consummation of the Merger.

(2) Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the book value of FirstSouth common stock on March 31, 1996.

     THIS REGISTRATION STATEMENT COVERS ADDITIONAL SHARES OF THE COMMON STOCK OF THE REGISTRANT WHICH MAY BE ISSUED TO PREVENT DILUTION RESULTING FROM A STOCK SPLIT, STOCK DIVIDEND OR SIMILAR TRANSACTION INVOLVING THE COMMON STOCK OF THE REGISTRANT, PURSUANT TO RULE 416.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.

                              CENTURA BANKS, INC.

    CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
THE LOCATION IN THE PROXY STATEMENT-PROSPECTUS OF THE RESPONSES TO THE ITEMS OF
                               PART I OF FORM S-4

 ITEM
NUMBER   CAPTION                                           CAPTION OR LOCATION IN PROXY STATEMENT-PROSPECTUS

   A.    INFORMATION ABOUT THE TRANSACTION
   1.    Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus..................  Outside Front Cover of Proxy Statement; Facing Page of Registration
                                                           Statement; Cross-Reference Sheet
   2.    Inside Front and Outside Back Cover of
         Prospectus......................................  Available Information; Documents Incorporated by Reference; Table
                                                           of Contents
   3.    Risk Factors, Ratio of Earnings to Fixed Charges
         and Other Information...........................  Summary; Comparative Market Prices and Dividends; Comparative Per
                                                           Share Data
   4.    Terms of the Transaction........................  Summary; Description of the Merger; Effect of the Merger on Rights
                                                           of Stockholders; Description of Centura Capital Stock
   5.    Pro Forma Financial Information.................  Documents Incorporated by Reference; Pro Forma Combined Condensed
                                                           Financial Information and Capitalization
   6.    Material Contacts with the Company Being
         Acquired........................................  Summary; Description of the Merger
   7.    Additional Information Required for Reoffering
         by Persons and Parties Deemed to be
         Underwriters....................................  Not applicable
   8.    Interest of Named Experts and Counsel...........  Opinions
   9.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities.....................................  Not applicable

   B.    INFORMATION ABOUT THE REGISTRANT
  10.    Information with Respect to S-3 Registrants.....  Available Information; Documents Incorporated by Reference;
                                                           Summary; Information About Centura
  11.    Incorporation of Certain Information by
         Reference.......................................  Documents Incorporated by Reference
  12.    Information with Respect to S-2 or S-3
         Registrants.....................................  Not Applicable
  13.    Incorporation of Certain Information by
         Reference.......................................  Not Applicable
  14.    Information with Respect to Registrants Other
         Than S-2 or S-3 Registrants.....................  Not Applicable

   C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  l5.    Information with Respect to S-3 Companies.......  Not Applicable
  16.    Information with Respect to S-2 or S-3
         Companies.......................................  Available Information; Documents Incorporated by Reference;
                                                           Summary; Information About FirstSouth
  17.    Information with Respect to Companies Other Than
         S-2 or S-3 Companies............................  Not Applicable

   D.    VOTING AND MANAGEMENT INFORMATION
  18.    Information if Proxies, Consents, or Authori-
         zations are to be Solicited.....................  Documents Incorporated by Reference; Summary; Special Meeting of
                                                           FirstSouth Stockholders; Description of the Merger; Information
                                                           About FirstSouth; Information About Centura; Description of Centura
                                                           Capital Stock
  19.    Information if Proxies, Consents, or Authori-
         zations are not to be Solicited or in an
         Exchange Offer..................................  Not Applicable

                                                                          , 1996

To the Stockholders of
  FirstSouth Bank:

     You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of FirstSouth Bank ("FirstSouth") to be held at the Best
Western Motel, 770 Huffman Mill Road, Burlington, North Carolina, at   :00 A.M.,
local time, on             ,             , 1996, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 7, 1996 (the "Agreement"), which provides for the merger (the "Merger") of FirstSouth with and into Centura Bank, with Centura Bank the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of FirstSouth common stock issued and outstanding will be exchanged for
0.56 of a share of Centura Banks, Inc. common stock (subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares.

     Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) Proxy for the Special Meeting, (iv) FirstSouth's Annual Report to Stockholders for the year ended December 31, 1995, and (v) FirstSouth's Quarterly Report on Form F-4 for the three months ended March 31, 1996. The Proxy Statement/Prospectus describes in more detail the Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of FirstSouth stockholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Board of Directors has unanimously approved the Agreement and consummation of the Merger contemplated thereby, and unanimously recommends that you vote FOR approval of the Agreement.

     It is important to understand that approval of the Agreement will require the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by the holders of the issued and outstanding shares of FirstSouth common stock. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Centura is a significant step for FirstSouth and your vote on this matter is of great importance.

     On behalf of the Board of Directors, I urge you to vote FOR approval of the Agreement by marking the enclosed proxy card "FOR" item one.

     We look forward to seeing you at the Special Meeting.

                                         Sincerely,

                                         WADE WILLIAMSON, JR.
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                FIRSTSOUTH BANK
                            2946 South Church Street
                        Burlington, North Carolina 27216
                                 (910) 570-6006
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD AT   :00 A.M. ON             , 1996

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of FirstSouth Bank ("FirstSouth") will be held at the Best Western Motel, 770 Huffman Mill Road, Burlington, North Carolina, on
            ,             , 1996, at   :00 A.M., local time, for the following
purposes:

     1. MERGER. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 7, 1996 (the "Agreement"), by and among FirstSouth, Centura Bank and Centura Banks, Inc., a North Carolina corporation ("Centura"), pursuant to which (i) FirstSouth will merge (the "Merger") with and into Centura Bank, (ii) each share of the $3.33 1/3 par value common stock of FirstSouth ("FirstSouth Stock") issued and outstanding at the effective time of the Merger will be exchanged for 0.56 of a share of the no par value common stock of Centura, subject to possible adjustment, and cash in lieu of any fractional share, and (iii) Centura will assume the obligations of FirstSouth under various stock plans and programs and adopt substitute plans where appropriate, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Agreement is set forth in Appendix A to the accompanying Proxy Statement/Prospectus and is hereby incorporated by reference herein.

     2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.

     NOTICE OF APPRAISAL RIGHTS. If Proposal 1 above is approved and the Merger contemplated thereby is consummated, each holder of shares of FirstSouth Stock would have the right to demand appraisal of such holder's shares of FirstSouth Stock and would be entitled to the rights and remedies of Article 13 of the North Carolina Business Corporation Act ("NCBCA"). The right of any such stockholder to any such rights and remedies is contingent upon consummation of the Merger. In addition, the right of any such stockholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in
Article 13 of the NCBCA, the full text of which is attached as Appendix B to the accompanying Proxy Statement/Prospectus. For a summary of the requirements of
Article 13 of the NCBCA, see "DESCRIPTION OF THE MERGER -- Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

     Only stockholders of record at the close of business on             , 1996,
will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement requires the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by holders of the issued and outstanding shares of FirstSouth Stock.

     THE BOARD OF DIRECTORS OF FIRSTSOUTH UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         WADE WILLIAMSON, JR.
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

Burlington, North Carolina
            , 1996

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS

                              CENTURA BANKS, INC.
                         AN ESTIMATED 1,188,161 SHARES
                           COMMON STOCK, NO PAR VALUE
                                PROXY STATEMENT

                     FOR SPECIAL MEETING OF STOCKHOLDERS OF
                                FIRSTSOUTH BANK

     This Prospectus of Centura Banks, Inc., a bank holding company organized and existing under the laws of the State of North Carolina ("Centura"), relates to up to 1,188,161 shares of common stock, no par value, of Centura ("Centura Stock"), including shares to be subject to assumed options and grants, which are issuable to the stockholders of FirstSouth Bank, a bank corporation organized and existing under the laws of the State of North Carolina ("FirstSouth"), upon consummation of the proposed merger (the "Merger") described herein by which FirstSouth will merge with and into Centura Bank, a wholly-owned subsidiary of Centura, pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of June 7, 1996 (the "Agreement"), by and among FirstSouth, Centura Bank and Centura. The full text of the Agreement is attached as Appendix A hereto.

     At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $3.33 1/3 per share, of FirstSouth ("FirstSouth Stock") will be converted into and exchanged for 0.56 of a share of Centura Stock (the "Exchange Rate"), subject to certain possible adjustments described herein. The Exchange Rate shall be adjusted if necessary so that when the Average Closing Price (defined below) is multiplied by the Exchange Rate, each share of FirstSouth Stock shall be converted into a number of shares of Centura Stock having a dollar value of not less than $19.32 nor more than $21.30. The "Average Closing Price" is defined in the Agreement as the average of the daily closing sale prices of Centura Stock quoted on the New York Stock Exchange -- Composite Transactions List (as reported by the WALL STREET JOURNAL or, if not reported thereby, another authoritative source as selected by Centura) for the ten consecutive full trading days on which such shares are traded on the New York Stock Exchange (the "NYSE") ending at the close of trading on the trading day immediately preceding the Special Meeting (defined below) (the "Determination Date"). The Exchange Rate could be greater or less than 0.56, depending on the Average Closing Price. If the Average Closing Price is less than $34.50 or greater than $38.04, the Exchange Rate will be adjusted. The Average Closing Price was
$       on             , 1996. Therefore, no adjustment to the Exchange Rate
would be necessary as of that date. See "DESCRIPTION OF THE MERGER -- Possible Adjustment of Exchange Rate."

     This Prospectus also serves as the Proxy Statement of FirstSouth, and is being furnished to the stockholders of FirstSouth in connection with the solicitation of proxies by the Board of Directors of FirstSouth for use at its special meeting of stockholders (including any adjournment or postponement
thereof, the "Special Meeting"), to be held on             , 1996, to consider
and vote upon the Agreement. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to stockholders of
FirstSouth on or about             , 1996.

     Each holder of shares of FirstSouth Stock has the right to dissent from the Merger and to demand appraisal and payment of the fair value of such holder's shares of FirstSouth Stock if the Merger is approved and consummated. The right of any such stockholder to such rights and remedies is contingent upon strict compliance with the requirements set forth in Article 13 of the North Carolina Business Corporation Act ("NCBCA"), the full text of which is attached as Appendix B hereto. A stockholder of FirstSouth who wishes to dissent from the Merger must not vote any shares of FirstSouth Stock in favor of the Merger. See "DESCRIPTION OF THE MERGER -- Dissenters' Rights."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
        STATEMENT. ANY REPRE          SENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
 OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL
 DEPOSIT INSUR   ANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
                                INSTRUMENTALITY

            The date of this Proxy Statement is             , 1996.

                             AVAILABLE INFORMATION

     Centura is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The shares of Centura Stock are listed on the New York Stock Exchange (the "NYSE"), and reports, proxy and information statements, and other information concerning Centura also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     FirstSouth also is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Federal Deposit Insurance Corporation ("FDIC"). Such reports, proxy statements and other information filed by FirstSouth may be obtained from the FDIC at prescribed rates by written requests for such copies to the FDIC, Registration and Disclosure Section, 550 17th Street, N.W., Room F-643, Washington, D.C. 20429. In addition, such documents are exhibits to the Registration Statement and may be inspected and copied at the public reference facilities maintained by the SEC at the addresses set forth above.

     This Proxy Statement constitutes part of the Registration Statement on Form S-4 of Centura (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Centura and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     All information contained in this Proxy Statement or incorporated herein by reference with respect to Centura was supplied by Centura and all information contained in this Proxy Statement or incorporated herein by reference with respect to FirstSouth was supplied by FirstSouth.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CENTURA OR FIRSTSOUTH OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Centura pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) Centura's Annual Report on Form 10-K for the year ended December 31, 1995, (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement);

          (b) Centura's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996;

          (c) Centura's Current Reports on Form 8-K dated January 8, February 28, March 12, March 20, April 3, April 16, April 18, May 17, May 24, June 14, July 2 and July 12, 1996; and

          (d) The description of Centura Stock contained in Centura's Registration Statement on Form 8-A filed October 9, 1990, under the Exchange Act and any other amendment or report filed for the purpose of updating such description.

     The following documents previously filed with the FDIC by FirstSouth pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) FirstSouth's Annual Report on Form F-2 for the fiscal year ended December 31, 1995;

          (b) FirstSouth's Quarterly Report on Form F-4 for the quarterly period ended March 31, 1996;

          (c) FirstSouth's Current Report on Form F-3, dated April 19, 1996.

     All documents filed by Centura pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     Centura will provide without charge, upon the written or oral request of any person including any beneficial owner, to whom this Proxy Statement is delivered a copy of any and all information (excluding certain exhibits) relating to Centura that has been incorporated by reference in the Registration Statement. Such requests should be directed to Frank L. Pattillo, Chief Financial Officer, Centura Banks, Inc., 134 North Church Street, Rocky Mount, North Carolina 27804 (telephone (919) 977-4400). FirstSouth will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to FirstSouth that has been incorporated by reference in the Registration Statement of which this Proxy Statement is a part. Such requests should be directed to Sandra J. Frank, Secretary, FirstSouth Bank, 2946 South Church Street, Burlington, North Carolina 27216 (telephone (910) 570-6006). In order to ensure timely delivery of the
documents, any request should be made by             , 1996.

     FIRSTSOUTH'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, AND FIRSTSOUTH'S QUARTERLY REPORT ON FORM F-4 FOR THE FISCAL QUARTER ENDED MARCH 31, 1996, ACCOMPANY THIS PROXY STATEMENT.

                               TABLE OF CONTENTS

                                                                                                                          PAGE
SUMMARY................................................................................................................     1
  The Parties..........................................................................................................     1
  Meeting of Stockholders..............................................................................................     1
  The Merger...........................................................................................................     2
  Comparative Market Prices of Common Stock............................................................................     4
  Comparative Per Share Data...........................................................................................     5
  Selected Financial Data..............................................................................................     6
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION AND CAPITALIZATION..................................................    10
COMPARATIVE MARKET PRICES AND DIVIDENDS................................................................................    16
SPECIAL MEETING OF FIRSTSOUTH STOCKHOLDERS.............................................................................    17
  Date, Place, Time, and Purpose.......................................................................................    17
  Record Dates, Voting Rights, Required Votes, and Revocability of Proxies.............................................    17
  Solicitation of Proxies..............................................................................................    17
  Recommendation.......................................................................................................    18
DESCRIPTION OF THE MERGER..............................................................................................    18
  General..............................................................................................................    18
  Possible Adjustment of Exchange Rate.................................................................................    18
  Effect of the Merger on Stock Options................................................................................    19
  Background of and Reasons for the Merger.............................................................................    19
  Opinion of FirstSouth's Financial Advisor............................................................................    21
  Effective Time of the Merger.........................................................................................    24
  Distribution of Centura Stock Certificates...........................................................................    25
  Conditions to Consummation of the Merger.............................................................................    25
  Regulatory Approvals.................................................................................................    26
  Waiver, Amendment, and Termination...................................................................................    26
  Dissenters' Rights...................................................................................................    27
  Conduct of Business Pending the Merger...............................................................................    28
  Management and Operations After the Merger...........................................................................    30
  Interests of Certain Persons in the Merger...........................................................................    30
  Certain Federal Income Tax Consequences..............................................................................    31
  Accounting Treatment.................................................................................................    32
  Expenses and Fees....................................................................................................    33
  Resales of Centura Stock.............................................................................................    33
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS.........................................................................    34
  Anti-Takeover Provisions Generally...................................................................................    34
  Authorized Capital Stock.............................................................................................    34
  Amendment of Articles of Incorporation and Bylaws....................................................................    35
  Classified Board of Directors and Absence of Cumulative Voting.......................................................    36
  Removal of Directors.................................................................................................    36
  Limitations on Director Liability....................................................................................    37
  Indemnification......................................................................................................    37
  Special Meeting of Stockholders......................................................................................    38
  Constituency and Stakeholder Provisions..............................................................................    39
  Actions by Stockholders Without a Meeting............................................................................    39
  Stockholder Nominations and Proposals................................................................................    39
  Fair Price Provision.................................................................................................    40
  Business Combinations................................................................................................    41
  Dissenters' Rights of Appraisal......................................................................................    42
  Stockholders' Rights to Examine Books and Records....................................................................    43
  Dividends............................................................................................................    43

                                                                                                                          PAGE
INFORMATION ABOUT FIRSTSOUTH...........................................................................................    43
  General..............................................................................................................    43
  Security Ownership of Management.....................................................................................    44
INFORMATION ABOUT CENTURA..............................................................................................    45
  General..............................................................................................................    45
  Recent Developments..................................................................................................    46
  Stock Ownership of Management........................................................................................    46
CERTAIN REGULATORY CONSIDERATIONS......................................................................................    46
  General..............................................................................................................    47
  Community Reinvestment...............................................................................................    48
  Payment of Dividends.................................................................................................    49
  Capital Adequacy.....................................................................................................    49
  Support of Subsidiary Banks..........................................................................................    50
  Prompt Corrective Action.............................................................................................    51
  FDIC Insurance Assessments...........................................................................................    52
  Safety and Soundness Standards.......................................................................................    52
  Depositor Preference.................................................................................................    53
DESCRIPTION OF CENTURA CAPITAL STOCK...................................................................................    53
OTHER MATTERS..........................................................................................................    53
EXPERTS................................................................................................................    53
OPINIONS...............................................................................................................    54
APPENDICES:
  Appendix A: Agreement and Plan of Reorganization and Merger
  Appendix B: Article 13 of the North Carolina Business Corporation Act
  Appendix C: Opinion of Smith Capital, Inc.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "CENTURA" AND "FIRSTSOUTH" REFER TO THOSE ENTITIES, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO CENTURA AND ITS SUBSIDIARIES.

THE PARTIES

     FIRSTSOUTH. FirstSouth is a North Carolina bank corporation that operates five banking offices in the Burlington, North Carolina area and offers a broad range of banking and banking-related services. As of March 31, 1996, FirstSouth had total assets of approximately $181.3 million, total deposits of approximately $163.0 million, and total stockholders' equity of approximately $16.7 million. The principal executive offices of FirstSouth are located at 2946 South Church Street, Burlington, North Carolina 27216, and its telephone number at such address is (910) 570-6006. FirstSouth has agreed to sell its Yanceyville branch to American National Bank and Trust Company, Danville, Virginia, including the loans and deposits associated with that branch, which sale is expected to occur at the Effective Time of the Merger. At March 31, 1996, the Yanceyville branch had approximately $23.3 million in loans and approximately $4.3 million in deposits. Centura has agreed to the sale. Additional information with respect to FirstSouth is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "INFORMATION ABOUT FIRSTSOUTH."

     CENTURA. Centura, a North Carolina corporation, is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act (the "BHC Act"). Centura owns all of the outstanding shares of Centura Bank, a North Carolina bank corporation. Centura, through Centura Bank and its subsidiaries, offers a full range of financial services through 154 offices located in 94 communities throughout North Carolina and through a variety of alternative delivery channels. As of March 31, 1996, Centura had total consolidated assets of approximately $5.5 billion, total consolidated deposits of approximately $4.2 billion, and total consolidated stockholders' equity of approximately $410 million.

     During the first half of 1996, Centura completed a merger with one financial institution and announced its agreement to (i) merge with First Community Bank, a bank headquartered in Gastonia, North Carolina, and (ii) acquire approximately $73 million in North Carolina deposits from a Virginia-based institution (the "Recent Acquisitions"). Information with respect to the Recent Acquisitions is included under "INFORMATION ABOUT
CENTURA -- Recent Developments" and in certain of the documents incorporated by reference in this Proxy Statement. See "DOCUMENTS INCORPORATED BY REFERENCE."

     The principal executive offices of Centura and Centura Bank are located at 134 North Church Street, Rocky Mount, North Carolina 27804, and its telephone number at such address is (919) 977-4400. Additional information with respect to Centura and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "INFORMATION ABOUT CENTURA."

MEETING OF STOCKHOLDERS

     This Proxy Statement is being furnished to the holders of FirstSouth Stock in connection with the solicitation by the FirstSouth Board of Directors of proxies for use at the Special Meeting at which FirstSouth stockholders will be asked to vote upon (i) a proposal to approve the Agreement and (ii) such other business as may properly come before the meeting. The Special Meeting will be held at the Best Western Motel, 770 Huffman Mill Road, Burlington, North
Carolina, at   :00 A.M. local time, on                ,           , 1996. See
"SPECIAL MEETING OF FIRSTSOUTH STOCKHOLDERS -- Date, Place, Time, and Purpose."

     FirstSouth's Board of Directors has fixed the close of business on
          , 1996, as the record date (the "FirstSouth Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of FirstSouth Stock on the FirstSouth Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of FirstSouth Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. On the FirstSouth Record Date, there were shares of FirstSouth Stock issued and outstanding. See "SPECIAL MEETING OF FIRSTSOUTH STOCKHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     Approval of the Agreement requires the affirmative vote of two-thirds of the votes entitled to be cast at the Special Meeting by the holders of the issued and outstanding shares of FirstSouth Stock. As of June 30, 1996, directors and executive officers of FirstSouth and their affiliates were
entitled to vote        shares (excluding options) or approximately    % of the
outstanding shares of FirstSouth Stock. See "SPECIAL MEETING OF
STOCKHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

THE MERGER

     GENERAL. The Agreement provides for the acquisition of FirstSouth by Centura pursuant to the merger of FirstSouth with and into Centura Bank. At the Effective Time, each share of FirstSouth Stock then issued and outstanding will be converted into and exchanged for 0.56 of a share of Centura Stock, subject to possible adjustment as described below. The Exchange Rate shall be adjusted if necessary so that when the Average Closing Price is multiplied by the Exchange Rate, each share of FirstSouth Stock shall be converted into a number of shares of Centura Stock having a dollar value of not less than $19.32 nor more than $21.30. The "Average Closing Price" is defined in the Agreement as the average of the daily closing sale prices of Centura Stock quoted on the
NYSE -- Composite Transactions List (as reported by the WALL STREET JOURNAL or, if not reported thereby, another authoritative source as selected by Centura) for the ten consecutive full trading days on which such shares are traded on the NYSE ending at the close of trading on the trading day immediately preceding the Special Meeting (the "Determination Date"). The Exchange Rate could be greater or less than 0.56, depending on the Average Closing Price. If the Average Closing Price is less than $34.50 or greater than $38.04, the Exchange Rate will
be adjusted. The Average Closing Price was $       on           , 1996.
Therefore, no adjustment to the Exchange Rate would be necessary as of that date. See "DESCRIPTION OF THE MERGER -- Possible Adjustment of Exchange Rate."

     No fractional shares of Centura Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any FirstSouth stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Centura Stock multiplied by the market value of one share of Centura Stock at the Effective Time. The market value of one share of Centura Stock at the Effective Time shall be the Average Closing Price. See "DESCRIPTION OF THE MERGER -- General."

     The Agreement also contemplates that at the Effective Time, each option to acquire shares of FirstSouth Stock pursuant to stock options ("FirstSouth Options") granted by FirstSouth under the FirstSouth Stock Plans, as that term is defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Centura Stock on a basis adjusted to reflect the Exchange Rate. See "DESCRIPTION OF THE MERGER -- Effect of the Merger on Stock Options."

     Centura's Board has approved the repurchase in the open market of shares of Centura Stock equal in number to up to 9.9% (approximately 101,000 shares) of the shares of Centura Stock to be issued in the Merger and up to all of the shares (approximately 748,000 shares) to be issued in connection with the merger with First Community Bank. See "INFORMATION ABOUT CENTURA -- Recent Developments." Under rules promulgated by the SEC under the Exchange Act, Centura will not be permitted to purchase shares of Centura Stock in the open market during the period commencing two business days prior to the mailing of this Proxy Statement and ending on the date of the Special Meeting.

     As of the FirstSouth Record Date, FirstSouth had        shares of
FirstSouth Stock issued and outstanding and        additional shares of
FirstSouth Stock subject to options issued and outstanding under the FirstSouth Stock Plans. Assuming an Exchange Rate of 0.56 of a share of Centura Stock for each share of FirstSouth Stock, it is anticipated that upon consummation of the
Merger, Centura would issue approximately        shares of Centura Stock,
excluding shares subject to assumed options. Accordingly, Centura would then
have issued and outstanding approximately        shares of Centura Stock based
on the number of shares of Centura Stock issued and outstanding on March 31, 1996, and excluding the effect of any shares repurchased by Centura since such time.

     REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRSTSOUTH. The Board of Directors of FirstSouth believes that the Agreement and the Merger are in the best interests of FirstSouth and its stockholders. THE FIRSTSOUTH DIRECTORS UNANIMOUSLY RECOMMEND THAT FIRSTSOUTH STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. The Board of Directors of FirstSouth believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of FirstSouth and Centura will provide an enhanced ability to compete in the changing and competitive financial services industry. See "DESCRIPTION OF THE MERGER -- Background of and Reasons for the Merger."

     In unanimously approving the Agreement, FirstSouth's directors considered, among other things, FirstSouth's and Centura's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, the views of Smith Capital, Inc., Charlotte, North Carolina ("Smith Capital") as to the fairness of the Exchange Rate, from a financial point of view, to the stockholders of FirstSouth, and in general the fairness of the terms of the Merger to FirstSouth stockholders. See "DESCRIPTION OF THE MERGER -- Background of and Reasons for the Merger."

     OPINION OF FINANCIAL ADVISOR. Smith Capital has rendered an opinion to FirstSouth that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Rate is fair, from a financial point of view, to the stockholders of FirstSouth. The opinion of Smith Capital dated as of the date of this Proxy Statement is attached as Appendix C to this Proxy Statement. FirstSouth stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF THE MERGER -- Opinion of FirstSouth's Financial Advisor."

     EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger become effective with the North Carolina Secretary of State. Unless otherwise agreed upon by FirstSouth and Centura and subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur not later than 40 days after the expiration of all applicable waiting periods required by any regulatory authority for the Merger. However, the Effective Time is expected to occur as soon as possible after the expiration of all applicable waiting periods. See "DESCRIPTION OF THE
MERGER -- Effective Time of the Merger," " -- Conditions to Consummation of the Merger," and " -- Waiver, Amendment, and Termination."

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied. FirstSouth and Centura anticipate that all conditions to the consummation of the Merger will be satisfied so that the Merger can be consummated during the third or fourth quarter of 1996. However, delays in the consummation of the Merger could occur.

     EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, Centura will cause Registrar and Transfer Company, Cranford, New Jersey, acting in its capacity as exchange agent for Centura (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of FirstSouth Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of Centura Stock. Cash will be paid to the holders of FirstSouth Stock in lieu of the issuance of any fractional shares of Centura Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be paid to such holder, and in no event will FirstSouth, Centura, or the Exchange Agent be liable to any holder of FirstSouth Stock for any Centura Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     REGULATORY APPROVALS AND OTHER CONDITIONS. The Merger is subject to approval by the Federal Reserve and the North Carolina Commissioner of Banks (the "Commissioner"). Applications have been filed with each of these agencies for the requisite approvals. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVAL WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. THERE ALSO CAN BE NO ASSURANCE THAT ANY SUCH APPROVAL WILL NOT IMPOSE CONDITIONS THAT ARE DEEMED BY FIRSTSOUTH OR CENTURA TO MATERIALLY ADVERSELY IMPACT THE ECONOMIC OR BUSINESS ASSUMPTIONS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of FirstSouth stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other conditions. See "DESCRIPTION OF THE
MERGER -- Regulatory Approvals" and " -- Conditions to Consummation of the Merger."

     WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual action of the Boards of Directors of FirstSouth and Centura, or by the action of the Board of Directors of either company under certain circumstances, including (i) if the Merger is not consummated by December 31, 1996, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate or (ii) in certain circumstances, by either of the parties in the event that the other defaults in the performance of its representations, warranties and agreements contained in the Agreement. If for any reason the Merger is not consummated, FirstSouth shall continue to operate as a bank under its present management. To the extent permitted by law, the Agreement may be amended upon the written agreement of Centura and FirstSouth without the approval of stockholders; provided, however, that the provisions of the Agreement relating to the manner or basis in which shares of Centura Stock will be exchanged for FirstSouth Stock may not be amended after the Special Meeting without the requisite approval of the holders of the issued and outstanding shares of FirstSouth Stock entitled to vote thereon. See "DESCRIPTION OF THE MERGER -- Possible Adjustment of Exchange Rate" and " -- Waiver, Amendment, and Termination."

     DISSENTERS' RIGHTS. Pursuant to Article 13 of the NCBCA, the holders of FirstSouth Stock have dissenters' rights with respect to the Merger. Any FirstSouth stockholder who does not vote in favor of the proposal to approve the Agreement and the Merger contemplated thereby and who complies with certain requirements of the applicable provisions of the NCBCA may have the right to an appraisal and payment for such person's shares of FirstSouth Stock.

     TO PERFECT DISSENTERS' RIGHTS OF APPRAISAL, A HOLDER OF FIRSTSOUTH STOCK MUST STRICTLY COMPLY WITH THE APPLICABLE STATUTORY PROVISIONS, A COPY OF WHICH PROVISIONS IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. ANY HOLDER OF FIRSTSOUTH STOCK WHO RETURNS A SIGNED PROXY BUT WHO FAILS TO PROVIDE VOTING INSTRUCTIONS WITH RESPECT TO THE PROPOSAL TO APPROVE THE AGREEMENT WILL BE DEEMED TO HAVE VOTED IN FAVOR OF SUCH PROPOSAL AND WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS OF APPRAISAL. See "DESCRIPTION OF THE
MERGER -- Dissenters' Rights."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of FirstSouth's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of FirstSouth generally. Those interests relate to, among other things, appointment of the chairman of FirstSouth's board of directors to Centura's board of directors, change in control provisions in existing employment agreements with FirstSouth and possible employment agreements with Centura and provisions in the Agreement regarding indemnification and eligibility for certain Centura employee benefits. See "DESCRIPTION OF THE MERGER -- Interests of Certain Persons in the Merger."

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by FirstSouth and Centura of an opinion of Poyner & Spruill, L.L.P., substantially to this effect. Accordingly, no gain or loss will be recognized by a FirstSouth stockholder upon the exchange of such stockholder's FirstSouth Stock solely for shares of Centura Stock. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized with respect to cash received in lieu of fractional shares. Gain recognition, if any, will not be in excess of the amount of cash received. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL FIRSTSOUTH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "DESCRIPTION OF THE MERGER -- Certain Federal Income Tax Consequences."

     ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling-of-interests for accounting and financial reporting purposes. See "DESCRIPTION OF THE MERGER -- Accounting Treatment."

     CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS. At the Effective Time, FirstSouth stockholders, whose rights are governed by First South's Articles of Incorporation and Bylaws, will automatically become Centura stockholders, and their rights as Centura stockholders will be determined by Centura's Restated Articles of Incorporation and Bylaws and by the NCBCA.

     The rights of Centura stockholders differ from the rights of FirstSouth stockholders in certain important respects, some of which constitute additional anti-takeover provisions provided for in Centura's governing documents. See "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."

     CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business only in the ordinary course and to take no action that would adversely affect its ability to perform its covenants and agreements under the Agreement. In addition, FirstSouth has agreed not to take certain actions relating to the operation of FirstSouth pending consummation of the Merger, except as otherwise permitted by the Agreement. See "DESCRIPTION OF THE MERGER -- Conduct of Business Pending the Merger," for a description of these limitations on the conduct of FirstSouth's business.

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Shares of Centura Stock are traded on the NYSE under the symbol "CBC." There is not an active trading market for the shares of FirstSouth Stock and trades involving FirstSouth Stock have been infrequent and made primarily on the basis of private negotiations and transactions through market makers. Stock quotes are listed in the BURLINGTON TIMES-NEWS and the GREENSBORO NEWS & RECORD. Scott & Stringfellow, Inc., A.G. Edwards & Sons, Inc. and J.C. Bradford & Co. Company, registered broker-dealers, have been listed as market makers for FirstSouth Stock. The following table sets forth the reported closing prices per share for Centura Stock, the last bid quotation for FirstSouth Stock (as reported in the BURLINGTON TIMES-NEWS) and the equivalent per share prices (as explained below) for FirstSouth Stock on April 17, 1996, the last full business day preceding the public announcement of the intention of the parties to effect the Merger, and on
          , 1996, the latest practicable date prior to the mailing of this Proxy Statement.

MARKET PRICE PER SHARE AT:                                           FIRSTSOUTH STOCK    CENTURA STOCK    EQUIVALENT PER SHARE PRICE
April 17, 1996....................................................      $    14.50        $     36.00             $    20.16
        , 1996....................................................      $                 $                       $

     The equivalent per share price of a share of FirstSouth Stock at each specified date represents the closing sale price of a share of Centura Stock on such date multiplied by the Exchange Rate of 0.56. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

     There can be no assurance as to what the market price of the Centura Stock will be if and when the Merger is consummated.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Centura and FirstSouth; (ii) a pro forma combined basis per share of Centura Stock, giving effect to the Merger; and (iii) an equivalent pro forma basis per share of FirstSouth Stock, giving effect to the Merger. The FirstSouth and Centura pro forma combined information and the FirstSouth pro forma equivalent information give effect to the Merger, assuming that the Merger had been effected for the periods presented, on a pooling-of-interests accounting basis and reflects the Exchange Ratio of 0.56 of a share of Centura Stock for each share of FirstSouth Stock. See "DESCRIPTION OF THE
MERGER -- Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma combined and pro forma equivalent information presented below does not include the effects of the Recent Acquisitions. Information with respect to the Recent Acquistions is included under "INFORMATION ABOUT CENTURA -- Recent Developments" and in certain of the documents incorporated by reference in this Proxy Statement (see "DOCUMENTS INCORPORATED BY REFERENCE").

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Centura and FirstSouth, including the respective notes thereto. See "Documents Incorporated by Reference." " -- Selected Financial Data," and "INFORMATION ABOUT CENTURA -- Recent Developments."

                                                                                                         AS OF OR FOR THE
                                                                               AS OF OR FOR THE             YEAR ENDED
                                                                              THREE MONTHS ENDED           DECEMBER 31,
                                                                                MARCH 31, 1996       1995      1994      1993
NET INCOME PER COMMON SHARE
  Centura Historical (1)
     Primary...............................................................         $ 0.68          $ 2.54    $ 2.31    $ 2.09
     Fully Diluted.........................................................           0.68            2.54      2.30      2.05
  FirstSouth Historical (2)
     Primary...............................................................           0.26            0.95      0.76      0.64
     Fully Diluted.........................................................           0.26            0.93      0.76      0.64
  Centura and FirstSouth Pro Forma Combined (3)
     Primary...............................................................           0.67            2.50      2.26      2.04
     Fully Diluted.........................................................           0.67            2.49      2.26      2.00
  FirstSouth Pro Forma Equivalent (4)
     Primary...............................................................           0.38            1.40      1.27      1.14
     Fully Diluted.........................................................           0.38            1.39      1.27      1.12
CASH DIVIDENDS PAID PER COMMON SHARE
  Centura Historical (1)...................................................         $ 0.25          $ 0.85    $ 0.74    $ 0.69
  FirstSouth Historical (2)................................................           0.07            0.24      0.20      0.16
  Centura and FirstSouth Pro Forma Combined (5)............................           0.25            0.85      0.74      0.69
  FirstSouth Pro Forma Equivalent (6)......................................           0.14            0.48      0.41      0.39
BOOK VALUE PER COMMON SHARE
  Centura Historical (1)...................................................         $17.93          $17.69    $15.42    $14.58
  FirstSouth Historical (2)................................................           9.11            8.91      7.89      7.37
  Centura and FirstSouth Pro Forma Combined (3)............................          17.86           17.61     15.36     14.52
  FirstSouth Pro Forma Equivalent (4)......................................          10.00            9.86      8.60      8.13

(1) Centura's historical 1995, 1994 and 1993 information has been restated to reflect the merger with First Commercial Holding Corporation, that was consummated on February 27, 1996, and was accounted for as a pooling-of-interests.

(2) FirstSouth's historical 1995, 1994 and 1993 per share information has been restated to reflect the 5% stock dividend declared by FirstSouth in March 1996.

(3) Does not assume any repurchases of Centura Stock in the open market.

(4) Represents the Centura and FirstSouth pro forma combined information multiplied by the Exchange Rate of 0.56 of a share of Centura Stock for each share of FirstSouth Stock.

(5) Represents historical dividends paid per share by Centura as it is assumed that Centura will not change its dividend policy as a result of the Merger.

(6) Represents historical dividends paid per share by Centura multiplied by the Exchange Ratio of 0.56 of a share of Centura Stock for each share of FirstSouth Stock.

     The foregoing combined and equivalent pro forma per share data reflects an Exchange Rate of 0.56. The FirstSouth pro forma Merger equivalent data would change if the Exchange Rate were adjusted as described under "DESCRIPTION OF THE MERGER -- Possible Adjustment of Exchange Rate."

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Centura and FirstSouth. The data should be read in conjunction with the historical financial statements, including the respective notes thereto, and other financial information concerning Centura and FirstSouth incorporated by reference in or accompanying this Proxy Statement. Interim unaudited data for the three months ended March 31, 1996 and 1995, of Centura and FirstSouth reflect, in the opinion of the respective management of Centura and FirstSouth, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE." The historical FirstSouth financial information has been restated to reflect the 5% stock dividend declared in March 1996. The historical Centura financial information has been restated to reflect the merger with First Commercial Holding Corporation that was consummated on February 27, 1996, and accounted for as a pooling-of-interests.

                              CENTURA BANKS, INC.

                            SELECTED FINANCIAL DATA

                                         AS OF AND FOR THE                                AS OF AND FOR THE
                                         THREE MONTHS ENDED                                   YEAR ENDED
                                             MARCH 31,                                       DECEMBER 31,
                                         1996          1995          1995          1994          1993          1992          1991
SUMMARY OF OPERATIONS
(in thousands, except shares and per
share data)
  Interest income..................   $  107,394    $   86,317    $  394,831    $  305,123    $  264,188    $  256,068    $  271,814
  Interest expense.................       51,227        36,073       181,593       114,578       103,553       114,786       149,260
  Net interest income..............       56,167        50,244       213,238       190,545       160,635       141,282       122,554
  Provision for loan loss (PFLL)...        2,000         1,819         7,709         7,005         8,841        16,908        22,094
  Net interest income after PFLL...       54,167        48,425       205,529       183,540       151,794       124,374       100,460
  Noninterest income...............       18,941        13,624        60,703        50,115        52,459        44,057        32,740
  Noninterest expense..............       47,758        39,098       173,184       152,355       138,938       123,342       117,383
  Income before income taxes.......       25,350        22,951        93,048        81,300        65,315        45,089        15,817
  Income taxes.....................        9,382         8,364        33,334        29,161        22,166        14,659         4,019
    Net income.....................   $   15,968    $   14,587    $   59,714    $   52,139    $   43,149    $   30,430    $   11,798
  Cash dividends paid..............   $    5,740    $    3,862    $   23,581    $   15,411    $   12,452    $    9,862    $    8,878
PER COMMON SHARE
Net income -- primary..............   $     0.68    $     0.65    $     2.54    $     2.31    $     2.09    $     1.57    $     0.64
Net income -- fully diluted........         0.68          0.65          2.54          2.30          2.05          1.54          0.64
Book value.........................        17.93         16.24         17.69         15.42         14.58         11.46         10.62
SHARES
Outstanding........................   22,875,050    22,523,115    23,126,200    22,068,447    22,275,970    19,190,927    19,094,777
Weighted average-primary...........   23,434,371    22,297,276    23,548,920    22,614,210    20,696,145    19,405,339    18,500,557
Weighted average-fully diluted.....   23,446,930    22,313,365    23,595,644    22,678,421    21,203,238    20,323,570    18,500,557
SELECTED AVERAGE BALANCES
(in millions)
Assets.............................   $    5,464    $    4,399    $    4,916    $    4,243    $    3,729    $    3,289    $    3,003
Earning assets.....................        5,070         4,060         4,539         3,919         3,441         3,015         2,740
Loans..............................        3,628         3,115         3,460         2,836         2,500         2,248         2,100
Investment securities..............        1,418           930         1,053         1,057           887           697           609
Core deposits......................        3,741         3,222         3,528         3,337         2,964         2,636         2,362
Total deposits.....................        4,197         3,516         3,898         3,604         3,247         2,892         2,651
Shareholders' equity...............          412           344           393           333           275           231           212
SELECTED PERIOD-END BALANCES
(in millions)
Assets.............................   $    5,546    $    4,579    $    5,503    $    4,403    $    4,304    $    3,447    $    3,147
Earning assets.....................        5,127         4,207         5,043         4,013         3,913         3,116         2,848
Loans..............................        3,686         3,235         3,710         3,063         2,679         2,329         2,119
Investment securities..............        1,426           948         1,293           937         1,181           716           683
Core deposits......................        3,755         3,308         3,818         3,319         3,460         2,761         2,535
Total deposits.....................        4,168         3,606         4,292         3,607         3,754         3,022         2,801
Shareholders' equity...............          410           366           409           340           325           241           219
SELECTED RATIOS
Dividend payout ratio..............        35.95%        26.48%        39.49%        29.56%        28.84%        32.08%       75.25%
Return on average assets (1).......         1.18          1.34          1.21          1.23          1.16          0.93          0.39
Return on average equity (1).......        15.58         17.18         15.18         15.67         15.70         13.20          5.56
Average equity to average assets...         7.54         17.83          8.00          7.84          7.37          7.01          7.06
Average loans to average
  deposits.........................        86.45         88.61         88.76         78.69         76.99         77.73         79.19

(1) data for the three months ended March 31, 1996 and 1995 is annualized.

                                FIRSTSOUTH BANK
                            SELECTED FINANCIAL DATA

                                                  AS OF AND FOR THE                      AS OF AND FOR THE
                                                 THREE MONTHS ENDED                         YEAR ENDED
                                                      MARCH 31,                            DECEMBER 31,
                                                  1996       1995        1995         1994           1993           1992
STATEMENT OF OPERATIONS
  (in thousands, except shares and per share
  data)
  Interest Income............................  $    3,359   $    2,840   $   12,419   $    9,316   $    7,819   $    7,258
  Interest Expense...........................       1,537        1,198        5,628        3,533        3,062        3,304
  Net interest income........................       1,822        1,642        6,791        5,783        4,757        3,954
  Provision for loan losses..................          65           55          195          215          310          385
  Noninterest income.........................         302          257        1,125        1,059        1,272          854
  Noninterest expense........................       1,288        1,240        4,906        4,412        3,919        3,366
    Income before taxes......................         771          604        2,815        2,215        1,800        1,057
    Income taxes.............................         270          218        1,002          804          659          355
    Net Income...............................  $      501   $      386   $    1,813   $    1,411   $    1,141   $      702
  Cash dividends paid........................  $      131   $      101   $      410   $      314   $      231   $        0
PER COMMON SHARE
  Net income -- primary......................  $     0.26   $     0.21   $     0.95   $     0.76   $     0.64   $     0.40
  Net income -- fully diluted................        0.26         0.21         0.93         0.76         0.64         0.40
  Book Value.................................        9.11         8.14         8.91         7.89         7.37         6.84
SHARES
  Outstanding................................   1,829,218    1,784,562    1,813,090    1,772,841    1,726,471    1,724,045
  Weighted average -- primary................   1,962,547    1,872,305    1,912,278    1,852,092    1,769,616    1,759,370
  Weighted average -- fully diluted..........   1,962,547    1,872,305    1,940,321    1,861,036    1,769,616    1,759,370
SELECTED AVERAGE BALANCES
  (in thousands)
  Assets.....................................  $  168,394   $  143,168   $  153,184   $  129,911   $  112,678   $   98,100
  Earning assets.............................     158,529      133,251      144,560      121,544      104,901       91,506
  Loans......................................     119,980       96,704      105,654       91,124       82,744       74,376
  Investment securities......................      32,185       28,502       29,598       24,673       17,597       11,468
  Core deposits..............................     129,259       90,140      116,153       94,956       76,949       67,882
  Total deposits.............................     150,320      111,397      136,821      115,148       99,299       85,635
  Shareholders' equity.......................      16,336       13,722       14,845       13,292       12,296       11,449
SELECTED PERIOD-END BALANCES
  (in thousands)
  Assets.....................................  $  181,306   $  149,675   $  169,354   $  143,609   $  115,904   $  106,360
  Earning assets.............................     169,461      139,841      157,826      131,171      108,332       99,111
  Loans......................................     124,469      101,036      116,166       94,687       85,271       77,874
  Investment securities......................      29,211       28,424       35,663       28,834       19,761       15,337
  Core deposits..............................     141,933      112,520      130,704      108,368       77,891       75,667
  Total interest bearing liabilities.........     162,994      133,777      151,372      128,560      100,241       93,420
  Shareholders' equity.......................      16,664       14,521       16,146       13,989       12,721       11,791
SELECTED RATIOS
  Return on average assets (2)...............       1.19%        1.09%        1.18%        1.09%        1.01%        0.72%
  Return on average equity (2)...............       12.28        11.41        12.21        10.61         9.28         6.13
  Average equity to average assets...........        9.70         9.58         9.69        10.23        10.91        11.67
  Average loans to average deposits..........       79.82        86.81        77.22        79.14        83.33        86.85


                                                   1991
STATEMENT OF OPERATIONS
  (in thousands, except per share)
  Interest Income............................  $    7,318
  Interest Expense...........................       4,017
  Net interest income........................       3,301
  Provision for Loan Losses..................         270
  Noninterest income.........................         557
  Noninterest expense........................       3,094
    Income Before Taxes......................         494
    Income Taxes.............................         166
    Net Income...............................  $      328
  Cash dividends paid........................  $        0
PER COMMON SHARE
  Net income -- primary......................  $     0.19
  Net income -- fully diluted................        0.19
  Book Value.................................        6.43
SHARES
  Outstanding................................   1,714,829
  Weighted average -- primary................   1,754,349
  Weighted average -- fully diluted..........   1,754,349
SELECTED AVERAGE BALANCES
  (in thousands)
  Assets.....................................  $   83,058
  Earning Assets.............................      76,383
  Loans......................................      60,159
  Investment securities......................      10,573
  Core deposits..............................      51,442
  Total deposits.............................      71,084
  Shareholders' equity.......................      10,911
SELECTED PERIOD-END BALANCES
  (in thousands)
  Assets.....................................  $   92,902
  Earning Assets.............................      84,775
  Loans......................................      65,634
  Investment Securities......................      12,541
  Core deposits..............................      61,707
  Total Deposits.............................      80,964
  Shareholders' Equity.......................      11,033
SELECTED RATIOS
  Return on average assets (1)...............       0.39%
  Return on average equity (1)...............        3.01
  Average equity to average assets...........       13.14
  Average loans to average deposits..........       84.63


(1) data for the three months ended March 31, 1996 and 1995 is annualized.

     PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION AND CAPITALIZATION

     The following unaudited pro forma combined condensed balance sheet (the "pro forma balance sheet") as of March 31, 1996, and the unaudited pro forma combined condensed income statements for the three months ended March 31, 1996, and for the three years ended December 31, 1995, give effect to the affiliation of FirstSouth with Centura, presented under the pooling-of-interests method of accounting. The pro forma balance sheet also details the pro forma capitalization of Centura, giving effect to the transaction. In connection with the Merger, management anticipates that it will acquire up to 9.9% of the shares to be exchanged in the Merger, as approved by Centura's board of directors. However, the pro forma financial information herein does not give effect to the possible purchase by Centura of these shares. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at March 31, 1996, while pro forma adjustments to the income statements presented are computed as if the transaction were consummated at January 1 of the earliest period presented. The pro forma information does not include the effects of the Recent Acquisitions. Information with respect to the Recent Acquisitions is included under "INFORMATION ABOUT CENTURA -- Recent Developments" and in certain of the documents incorporated by reference in this Proxy Statement (see "DOCUMENTS INCORPORATED BY REFERENCE").

                              CENTURA BANKS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1996


                                                                   HISTORICAL        HISTORICAL        FIRSTSOUTH        PRO FORMA
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)                   CENTURA (1,2)    FIRSTSOUTH (1)    ADJUSTMENTS (3)     COMBINED
ASSETS
Cash and due from banks........................................    $    226,617      $    6,770         $               $   233,387
Investment securities:
  Available for sale...........................................       1,144,158          14,991                           1,159,149
  Held to maturity.............................................         282,030          14,728                             296,758
Other interest-earning assets..................................           3,814          15,273                              19,087
Loans..........................................................       3,686,316         124,469                           3,810,785
  Less allowance for loan losses...............................          54,825           1,658                              56,483
  Net loans....................................................       3,631,491         122,811                           3,754,302
Bank premises and equipment....................................          85,353           4,065                              89,418
Other assets...................................................         172,736           2,668                             175,404
     Total assets..............................................    $  5,546,199      $  181,306         $               $ 5,727,505
LIABILITIES
Deposits:
  Demand, noninterest-bearing..................................         593,897          28,237                             622,134
  Interest-bearing.............................................       3,573,777         134,758                           3,708,535
     Total deposits............................................       4,167,674         162,995                           4,330,669
Borrowed funds.................................................         638,222              --                             638,222
Long-term debt.................................................         253,342              --                             253,342
Other liabilities..............................................          76,725           1,647                              78,372
     Total liabilities.........................................       5,135,963         164,642                           5,300,605
SHAREHOLDERS' EQUITY
Common stock...................................................         172,986           6,092             9,178           188,256
Additional paid in capital.....................................              --           9,178            (9,178)               --
Common stock acquired by ESOP..................................            (503)             --                                (503)
Unrealized securities losses, net..............................          (2,844)            (13)                             (2,857)
Retained earnings..............................................         240,597           1,407                             242,004
     Total shareholders' equity................................         410,236          16,664                             426,900
     Total liabilities and shareholders' equity................    $  5,546,199      $  181,306                           5,727,505
Outstanding common shares......................................      22,875,050       1,829,218                          23,899,412
Book value per share...........................................    $      17.93      $     9.11                         $     17.86

(1) In the opinion of management of the respective companies included above, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring in nature.

(2) Centura's historical information has been restated for the First Commercial Holding Corp. merger that was consummated February 27, 1996 and was accounted for as a pooling-of-interests.

(3) The Merger is presented under the pooling-of-interests method of accounting, with the issuance of an estimated 1,024,362 shares of Centura Stock for the outstanding shares of FirstSouth Stock, assuming the Exchange Rate of 0.56 of a share of Centura Stock for each share of FirstSouth Stock.

                              CENTURA BANKS, INC.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                   HISTORICAL
                                                                                    CENTURA         HISTORICAL        PRO FORMA
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE)                                          (1,2)       FIRSTSOUTH (1,3)     COMBINED
Interest income.................................................................   $  107,394       $    3,359       $   110,753
Interest expense................................................................       51,227            1,537            52,764
  Net interest income...........................................................       56,167            1,822            57,989
Provision for loan losses (PFLL)................................................        2,000               65             2,065
  Net interest income after PFLL................................................       54,167            1,757            55,924
Noninterest income..............................................................       18,941              302            19,243
Noninterest expense.............................................................       47,758            1,288            49,046
Income before income taxes......................................................       25,350              771            26,121
Income taxes....................................................................        9,382              270             9,652
  Net income....................................................................   $   15,968       $      501       $    16,469
Earnings per common share:
  Primary.......................................................................   $     0.68       $     0.26       $      0.67
  Fully diluted.................................................................         0.68             0.26              0.67
Average common shares:
  Primary.......................................................................   23,434,371        1,962,547        24,533,397
  Fully diluted.................................................................   23,446,960        1,962,547        24,545,986

(1) In the opinion of management of the respective companies included above, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring in nature.

(2) Centura's historical information has been restated for the First Commercial Holding Corp. merger that was consummated February 27, 1996 and was accounted for as a pooling-of-interests.

(3) The Merger is presented under the pooling-of-interests method of accounting, with the issuance of Centura Stock for the outstanding shares of FirstSouth Stock, assuming the Exchange Rate of 0.56 of a share of Centura Stock for each share of FirstSouth Stock.

                              CENTURA BANKS, INC.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                   HISTORICAL
                                                                                     CENTURA         HISTORICAL       PRO FORMA
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE)                                           (1,2)       FIRSTSOUTH (1,3)     COMBINED
Interest income.................................................................   $   394,831       $   12,419       $  407,250
Interest expense................................................................       181,593            5,628          187,221
  Net interest income...........................................................       213,238            6,791          220,029
Provision for loan losses (PFLL)................................................         7,709              195            7,904
  Net interest income after PFLL................................................       205,529            6,596          212,125
Noninterest income..............................................................        60,703            1,125           61,828
Noninterest expense.............................................................       173,184            4,906          178,090
Income before income taxes......................................................        93,048            2,815           95,863
Income taxes....................................................................        33,334            1,002           34,336
  Net income....................................................................   $    59,714       $    1,813       $   61,527
Earnings per common share:
  Primary.......................................................................   $      2.54       $     0.95       $     2.50
  Fully diluted.................................................................          2.54             0.93             2.49
Average common shares:
  Primary.......................................................................    23,548,920        1,912,278       24,619,796
  Fully diluted.................................................................    23,595,644        1,940,321       24,682,224

(1) In the opinion of management of the respective companies included above, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring in nature.

(2) Centura's historical 1995 information has been restated for the First Commercial Holding Corp. merger that was consummated February 27, 1996 and was accounted for as a pooling-of-interests.

(3) The Merger is presented under the pooling-of-interests method of accounting, with the issuance of Centura Stock for the outstanding shares of FirstSouth Stock, assuming the Exchange Rate of 0.56 of a share of Centura Stock for each share of FirstSouth Stock. Historical FirstSouth per share amounts and average common shares have been restated to reflect the 5% stock dividend declared by FirstSouth in March 1996.

                              CENTURA BANKS, INC.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                     HISTORICAL          HISTORICAL       PRO FORMA
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE)                                         CENTURA (1,2)     FIRSTSOUTH (1,3)     COMBINED
Interest income.................................................................     $   305,123         $       9,316    $  314,439
Interest expense................................................................         114,578                 3,533       118,111
  Net interest income...........................................................         190,545                 5,783       196,328
Provision for loan losses (PFLL)................................................           7,005                   215         7,220
  Net interest income after PFLL................................................         183,540                 5,568       189,108
Noninterest income..............................................................          50,115                 1,059        51,174
Noninterest expense.............................................................         152,355                 4,412       156,767
Income before income taxes......................................................          81,300                 2,215        83,515
Income taxes....................................................................          29,161                   804        29,965
  Net income....................................................................     $    52,139         $       1,411    $   53,550
Earnings per common share:
  Primary.......................................................................     $      2.31         $        0.76    $     2.26
  Fully diluted.................................................................            2.30                  0.76          2.26
Average common shares:
  Primary.......................................................................      22,614,210             1,852,092    23,651,381
  Fully diluted.................................................................      22,678,421             1,861,036    23,720,601

(1) In the opinion of management of the respective companies included above, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring in nature.

(2) Centura's historical 1994 information has been restated for the First Commercial Holding Corp. merger that was consummated February 27, 1996 and was accounted for as a pooling-of-interests.

(3) The Merger is presented under the pooling-of-interests method of accounting, with the issuance of Centura Stock for the outstanding shares of FirstSouth Stock, assuming the Exchange Rate of 0.56 of a share of Centura Stock for each share of FirstSouth Stock. Historical FirstSouth per share amounts and average common shares have been restated to reflect the 5% stock dividend declared by FirstSouth in March 1996.

                              CENTURA BANKS, INC.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                     HISTORICAL           HISTORICAL
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE)                                        CENTURA (1,2)       FIRSTSOUTH (1,3)
Interest income...............................................................      $    264,188          $    7,819
Interest expense..............................................................           103,533               3,062
  Net interest income.........................................................           160,655               4,757
Provision for loan losses (PFLL)..............................................             8,841                 310
  Net interest income after PFLL..............................................           151,814               4,447
Noninterest income............................................................            52,459               1,272
Noninterest expense...........................................................           138,938               3,919
Income before income taxes....................................................            65,335               1,800
Income taxes..................................................................            22,166                 659
  Net income..................................................................      $     43,169          $    1,141
Earnings per common share:
  Primary.....................................................................      $       2.09          $     0.64
  Fully diluted...............................................................              2.05                0.64
Average common shares:
  Primary.....................................................................        20,696,145           1,769,616
  Fully diluted...............................................................        21,203,238           1,769,616

                                                                                PRO FORMA
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE)                                      COMBINED
Interest income...............................................................  $  272,007
Interest expense..............................................................     106,595
  Net interest income.........................................................     165,412
Provision for loan losses (PFLL)..............................................       9,151
  Net interest income after PFLL..............................................     156,261
Noninterest income............................................................      53,731
Noninterest expense...........................................................     142,857
Income before income taxes....................................................      67,135
Income taxes..................................................................      22,825
  Net income..................................................................  $   44,310
Earnings per common share:
  Primary.....................................................................  $     2.04
  Fully diluted...............................................................        2.00
Average common shares:
  Primary.....................................................................  21,687,130
  Fully diluted...............................................................  22,194,223

(1) In the opinion of management of the respective companies included above, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring in nature.

(2) Centura's historical 1993 information has been restated for the First Commercial Holding Corp. merger that was consummated February 27, 1996 and was accounted for as a pooling-of-interests.

(3) The Merger is presented under the pooling-of-interests method of accounting, with the issuance of Centura Stock for the outstanding shares of FirstSouth Stock, assuming the Exchange Rate of 0.56 of a share of Centura Stock for each share of FirstSouth Stock. Historical FirstSouth per share amounts and average common shares have been restated to reflect the 5% stock dividend declared by FirstSouth in March 1996.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Centura Stock is traded on the NYSE under the symbol "CBC." There is not an active trading market for the shares of FirstSouth Stock and trades involving FirstSouth Stock have been infrequent and made primarily on the basis of private negotiations and transactions through market makers. Stock quotes are listed in the BURLINGTON TIMES-NEWS and the GREENSBORO NEWS & RECORD. Scott & Stringfellow, Inc., A.G. Edwards & Sons, Inc. and J.C. Bradford & Co. Company, registered broker-dealers, have been listed as market makers for First South Stock. The following table sets forth, for the indicated periods, (i) the high and low closing prices for Centura Stock as reported on the NYSE-Composite Transactions List, (ii) the high and low bid quotations of FirstSouth Stock, as reported by the BURLINGTON TIMES-NEWS, and (iii) the cash dividends declared per share of Centura Stock and FirstSouth Stock for the periods indicated.

                                                            CENTURA                                    FIRSTSOUTH
                                              PRICE RANGE        CASH DIVIDENDS PAID       PRICE RANGE        CASH DIVIDENDS PAID
                                            HIGH        LOW           PER SHARE          HIGH        LOW           PER SHARE
1994
First Quarter...........................   $20.500    $18.625           $0.18           $ 10.75    $ 10.00           $0.05
Second Quarter..........................    21.750     18.000            0.18             10.75      10.75            0.05
Third Quarter...........................    25.000     21.750            0.19             11.50      10.75            0.05
Fourth Quarter..........................    24.375     21.000            0.19             12.00      11.50            0.05
1995
First Quarter...........................   $25.375    $22.500           $0.19           $ 12.00      12.00           $0.06
Second Quarter..........................    27.875     25.000            0.20             12.50      12.50            0.06
Third Quarter...........................    33.375     27.250            0.23             12.50      12.50            0.06
Fourth Quarter..........................    35.500     33.125            0.23             16.00      12.50            0.06
1996
First Quarter...........................   $36.750    $33.875           $0.25           $14.875    $14.375           $0.07
Second Quarter..........................   $37.500    $36.000           $0.25             17.50      14.50           $0.07
Third Quarter (through             ,
  1996).................................                                   (1)

(1) Centura has declared a cash dividend of $0.25 per share for the third quarter of 1996, payable September 13, 1996 to shareholders of record on August 30, 1996.

     On             , 1996, the closing price of Centura Stock as reported on
the NYSE-Composite Transactions List and the average of the high and low bid quotations of FirstSouth Stock (as reported by the BURLINGTON TIMES-NEWS) were
$      and $      , respectively. On April 17, 1996, the last business day prior to public announcement of the proposed Merger, the closing price of Centura Stock as reported on the NYSE-Composite Transactions List and the closing bid price of FirstSouth Stock were $36.00 and $14.50, respectively.

     The holders of Centura Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although Centura currently intends to continue to pay quarterly cash dividends on the Centura Stock, there can be no assurance that Centura's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. The Agreement prohibits FirstSouth from paying dividends on FirstSouth Stock during the pendency of the Merger other than pursuant to its prior practice with regard to dividends.

     Centura is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from Centura Bank. Centura Bank and First South are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                   SPECIAL MEETING OF FIRSTSOUTH STOCKHOLDERS

DATE, PLACE, TIME, AND PURPOSE

     This Proxy Statement is being furnished to the holders of FirstSouth Stock in connection with the solicitation by the FirstSouth Board of Directors of proxies for use at the Special Meeting at which FirstSouth stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at the Best Western Motel, 770 Huffman Mill Road, Burlington, North
Carolina, at   :00 A.M., local time, on             , 1996. See "DESCRIPTION OF
THE MERGER."

RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES

     The close of business on        , 1996, has been fixed as the FirstSouth
Record Date for determining holders of outstanding shares of FirstSouth Stock entitled to notice of and to vote at the Special Meeting. Only holders of FirstSouth Stock of record on the books of FirstSouth at the close of business on the FirstSouth Record Date are entitled to notice of and to vote at the
Special Meeting. As of the FirstSouth Record Date, there were        shares of
FirstSouth Stock issued and outstanding and held by approximately        holders
of record.

     Holders of FirstSouth Stock are entitled to one vote on each matter considered and voted upon at the Special Meeting for each share of FirstSouth Stock held of record as of the FirstSouth Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the shares of FirstSouth Stock issued and outstanding and entitled to vote, present in person or represented by proxy. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The vote required for the approval of the Agreement is two-thirds of the shares of FirstSouth Stock entitled to be cast at the Special Meeting by holders of the issued and outstanding shares of FirstSouth Stock. Consequently, with respect to the proposal to approve the Agreement, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote against the proposal.

     Shares of FirstSouth Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING.

     FAILURE BOTH TO RETURN THE PROXY CARD AND TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST APPROVAL OF THE AGREEMENT.

     A FirstSouth stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of FirstSouth, (ii) properly submitting to FirstSouth a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: FirstSouth Bank, 2946 South Church Street, Burlington, North Carolina 27216; Attention: Sandra J. Frank , Secretary.

     As of March 31, 1996, the directors and executive officers of FirstSouth
and their affiliates were entitled to vote        shares excluding options (or
approximately   % of the issued and outstanding shares) of FirstSouth Stock.

SOLICITATION OF PROXIES

     Proxies may be solicited by the directors, officers, and employees of FirstSouth by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. FirstSouth may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of FirstSouth Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by Centura and FirstSouth as provided in the Agreement. See "DESCRIPTION OF THE TRANSACTION -- Expenses and Fees."

RECOMMENDATION

     The Board of Directors of FirstSouth has unanimously approved the Agreement and the Merger contemplated thereby, believes that the proposal to approve the Agreement is in the best interests of FirstSouth and its stockholders, and unanimously recommends that the FirstSouth stockholders vote FOR approval of the proposal to approve the Agreement.

                           DESCRIPTION OF THE MERGER

     THE FOLLOWING INFORMATION DESCRIBES CERTAIN ASPECTS OF THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Agreement provides for the acquisition of FirstSouth by Centura pursuant to the merger of FirstSouth with and into Centura Bank. At the Effective Time, each share of FirstSouth Stock then issued and outstanding (excluding shares held by FirstSouth, Centura, or Centura's subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their statutory rights of appraisal) will be converted into and exchanged for 0.56 of a share of Centura Stock, subject to possible adjustment as described below (the "Exchange Rate").

     No fractional shares of Centura Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any FirstSouth stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Centura Stock multiplied by the market value of one share of Centura Stock at the Effective Time. The market value of one share of Centura Stock at the Effective Time shall be the Average Closing Price (as defined below).

     Centura's Board has approved the repurchase in the open market of shares of Centura Stock equal in number to up to 9.9% (approximately 101,000 shares) of the shares of Centura Stock to be issued in the Merger and up to all of the shares (approximately 748,000 shares) to be issued in connection with the merger with First Community Bank. See "INFORMATION ABOUT CENTURA -- Recent Developments." Under rules promulgated by the SEC under the Exchange Act, Centura will not be permitted to purchase shares of Centura Stock in the open market during the period commencing two business days prior to the mailing of this Proxy Statement and ending on the date of the Special Meeting.

     As of the FirstSouth Record Date, FirstSouth had        shares of
FirstSouth Stock issued and outstanding and        additional shares of
FirstSouth Stock subject to FirstSouth Options. Taking into the account the Exchange Ratio of 0.56 of a share of Centura Stock for each share of FirstSouth Stock, it is anticipated that upon consummation of the Merger, Centura would
issue approximately        shares of Centura Stock, excluding shares subject to
assumed options. Accordingly, Centura would then have issued and outstanding
approximately        shares of Centura Stock based on the number of shares of
Centura Stock issued and outstanding on March 31, 1996, and excluding the effect of any shares repurchased by Centura since such time.

POSSIBLE ADJUSTMENT OF EXCHANGE RATE

     At the time of negotiation of the Agreement, it was the agreement of the parties that in connection with the Merger FirstSouth stockholders would receive Centura Stock with an equivalent per share value (determined by multiplying the price of Centura Stock by the Exchange Rate) of $20.30 per share. Because the market price of Centura Stock is subject to change between the date of execution of the Agreement and the consummation of the Merger, the parties included in the Agreement a provision establishing a "floor" and a "ceiling" for the per share equivalent value of Centura Stock that First South stockholders are to receive. The Agreement provides that the Exchange Rate shall be fixed on the day immediately preceding the Special Meeting (the "Determination Date") and shall be adjusted if necessary so that when the Average Closing Price (defined below) is multiplied by the Exchange Rate, the per share equivalent value of Centura Stock to be received by FirstSouth stockholders pursuant to such computation shall not be less than $19.32 per share nor greater than $21.30. The "Average Closing Price" is defined in the Agreement as the average of the daily closing sale prices of Centura Stock quoted on the NYSE -- -Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as selected by Centura) for the ten consecutive full trading days on which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

     If the Average Closing Price is not greater than $38.04 per share or less than $34.50 per share, there will be no adjustment of the Exchange Rate, which will remain 0.56. If the Average Closing Price is greater than $38.04, the Exchange Rate will be reduced so that when multiplied by the Average Closing Price, it results in an equivalent per share value of $21.30. For example, if the Average Closing Price were $40.00, the Exchange Rate would be adjusted to
0.5325 to confer the necessary value. If, on the other hand, the Average Closing Price is less than $34.50, the Exchange Rate will be increased so that when multiplied by the Average Closing Price, it results in an equivalent per share value of $19.32. For example, if the Average Closing Price were $32.00, the Exchange Rate would be adjusted to 0.604 to confer the necessary value.

     The Average Closing Price was $       on             , 1996, and therefore
no adjustment to the Exchange Rate would be required if such date had been the Determination Date.

     FirstSouth stockholders should be aware that the actual market value of a share of Centura Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of FirstSouth Stock may be more or less than the Average Closing Price. FirstSouth stockholders are urged to obtain information on the trading value of Centura Stock that is more recent than that provided in this Proxy Statement. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

EFFECT OF THE MERGER ON STOCK OPTIONS

     The Agreement contemplates that at the Effective Time, each FirstSouth Option granted by FirstSouth under FirstSouth's 1988 Stock Option Plan for Directors and FirstSouth's Stock Option Plan for Key Employees (collectively, the "FirstSouth Stock Plans"), which is outstanding at the Effective
Time, whether or not exercisable, will be converted into and become an option with respect to Centura Stock, and Centura will assume each FirstSouth Option, in accordance with the terms of the FirstSouth Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time (i) Centura and its Compensation Committee will be substituted for FirstSouth and the Committee of FirstSouth's Board of Directors (including, if applicable, the entire Board of Directors of FirstSouth) administering such FirstSouth Stock Plan, (ii) each FirstSouth Option assumed by Centura may be exercised solely for shares of Centura Stock, (iii) the number of shares of Centura Stock subject to such FirstSouth Option will be equal to the number of shares of FirstSouth Stock subject to such FirstSouth Option immediately prior to the Effective Time multiplied by the Exchange Rate, (iv) the per share exercise price under each such FirstSouth Option will be adjusted by dividing the per share exercise price under each such FirstSouth Option by the Exchange Rate and rounding up to the nearest cent, and (v) holders of FirstSouth Options under the FirstSouth Bank 1988 Stock Option Plan for Directors shall be able to make like kind payments for shares of Centura Stock already owned by the option holder. Notwithstanding the provisions of clause (iii) of the preceding sentence, Centura will not be obligated to issue any fraction of a share of Centura Stock upon exercise of FirstSouth Options and any fraction of a share of Centura Stock that otherwise would be subject to a converted FirstSouth Option will represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Centura Stock and the per share exercise price of such Option. The market value of one share of Centura Stock will be the closing price of Centura Stock on the NYSE-Composite Transaction List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by Centura) on the last trading day preceding the date of exercise. In addition, notwithstanding any other term in the Agreement, each FirstSouth Option which is an "incentive stock option" will be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code.

BACKGROUND OF AND REASONS FOR THE MERGER

     BACKGROUND AND FIRSTSOUTH'S REASONS FOR THE MERGER. Since its organization in 1988, FirstSouth has operated as a community-oriented "home town" commercial bank serving Burlington, North Carolina. The community-oriented banking philosophy of FirstSouth generally has allowed it to compete effectively and profitably with the other banking institutions in its local market. During the last several years, however, competition has dramatically increased with other types of financial institutions offering services traditionally offered only by banks. This increased competition has created an increase in public demand for a broader range of consumer services from community banking institutions. Providing such services and products to customers requires significant amounts of technology, in terms of equipment and software. Additionally, since 1991, the federal banking agencies have imposed many additional regulations on banks. The increased regulatory oversight has burdened FirstSouth due to its small size relative to many of its competitors.

     The increase in competition has been accelerated in the last few years through the consolidation in the banking industry in North Carolina whereby many smaller financial institutions have been acquired by larger state-wide or regional banks.

Given the rapid increase in technology and the greater size of many of FirstSouth's competitors, FirstSouth would have to expend significant amounts of capital to invest in the equipment and software necessary to remain competitive.

     FirstSouth recognized that remaining an independent institution may not best serve the long-term interests of FirstSouth, its shareholders, customers and employees. In recent years, throughout North Carolina, many community financial institutions had been acquired by state-wide banks. Additionally, the increased competition to provide cost-effective services and products is a challenge to FirstSouth which has fewer resources than many of its competitors in its market area. Further, FirstSouth Stock is lightly traded, and, therefore, FirstSouth's stockholders have limited ability to sell their FirstSouth Stock.

     Given FirstSouth's attractive franchise in Burlington, various bank holding companies in the recent past had indicated casual interest in acquiring FirstSouth to expand their operations into the Burlington market. Consequently, FirstSouth determined that it would be wise to engage a financial advisor to advise it on strategic alternatives and what type of value the marketplace would place upon FirstSouth if FirstSouth chose to be acquired. FirstSouth hired Orr Management Company, Winston-Salem, North Carolina ("Orr Management") to assess FirstSouth's strategic alternatives and to inquire of various bank holding companies what potential value each would ascribe to FirstSouth and whether such entity was interested in acquiring FirstSouth. Orr Management assessed FirstSouth's strategic alternatives and, having contacted three bank holding companies that expressed interest in FirstSouth, met with FirstSouth's Board of Directors on April 17, 1996. After discussing the strategic alternatives facing FirstSouth, the Board of Directors of FirstSouth determined that FirstSouth could not create greater shareholder value from independent operations in the foreseeable future. After such determination, Orr Management presented the Board with proposals from three bank holding companies. After assessing each proposal, the Board of Directors of FirstSouth believed that Centura's proposal was an attractive offer because it would give shareholders of FirstSouth the opportunity for growth in a widely-traded stock, improved cash dividend level and ownership in a company with a good history of earnings and cash dividends. Further, Centura's commitment to electronic banking was important to the Board of Directors for the additional services and benefits electronic banking can offer FirstSouth's customers. Additionally, the Board of Directors considered it important to recognize the contribution of FirstSouth's employees to the profitability of FirstSouth as it is to a great extent the employees who are responsible for the satisfaction and loyalty of FirstSouth's customers, without which FirstSouth could not have prospered; since Burlington would be a new market for Centura, the Merger would offer the best opportunity to retain as many of FirstSouth's existing branches and employees as possible as opposed to an acquisition by a bank with existing branches and personnel in FirstSouth's market area which might consolidate overlapping branches and eliminate duplicative employees. Considering all of the factors discussed above, the Board of Directors of FirstSouth determined it to be in the best interest of FirstSouth and its stockholders, customers, employees, and communities to agree to be acquired by Centura. On April 17, 1996, FirstSouth's Board of Directors approved a letter of intent with Centura. Subsequently, FirstSouth engaged Smith Capital to provide FirstSouth with a fairness opinion regarding the Merger. On May 14, 1996, the Board of Directors of FirstSouth met to consider the Agreement and the Merger, at which meeting Smith Capital gave the Board of Directors its written opinion that the Centura proposal was fair, from a financial viewpoint, to FirstSouth's shareholders. At a subsequent meeting on May 17, 1996, the Board of Directors approved the Agreement.

     For a discussion of the ownership of FirstSouth Stock by the Board of Directors and executive officers of First Community, see "INFORMATION ABOUT FIRSTSOUTH -- Equity Ownership of Management."

     FIRSTSOUTH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRSTSOUTH STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

     CENTURA'S REASONS FOR THE MERGER. Although Centura currently is located throughout North Carolina, it is not located or has a limited presence in Burlington and the other markets served by FirstSouth. Accordingly, the Merger is consistent with Centura's goal to leverage upon its existing market presence and to expand into markets not previously served by it though acquisitions, which expansion Centura believes will increase shareholder value. In approving the Agreement and the Merger, the Centura Board considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Centura Board of Directors considered the following additional material factors:

     (a) the information presented to the directors by the management of Centura concerning the business, operations, earnings, asset quality, and financial condition of FirstSouth, including the composition of the earning assets portfolio of FirstSouth;

     (b) the financial terms of the Merger, including the relationship of the value of the consideration usable in the Merger to the market value, tangible book value, and earnings per share of FirstSouth Stock;

     (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of FirstSouth Stock for Centura Stock for federal income tax purposes;

     (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (e) the opportunity for reducing the noninterest expense of the operations of FirstSouth and the ability of the operations of FirstSouth after the Effective Time to contribute to the earnings of Centura through its existing products and services and additional services offered by Centura;

     (f) the attractiveness of the FirstSouth franchise, the market position of FirstSouth in each of the markets in which it operates, and the compatibility of the franchise of FirstSouth with the operations of Centura in the Burlington, North Carolina area; and

     (g) the compatibility of the community bank orientation of the operations of FirstSouth to that of Centura.

     The Boards of Directors of Centura and Centura Bank determined that the Merger was in the best interest of Centura and its stockholders and of Centura Bank and approved the material terms subsequently set forth in the Agreement on April 17, 1996, delegating approval of the terms of the definitive Agreement to the Executive Committee of each of such Boards. The Agreement in definitive form was authorized and approved by the Executive Committees of Centura and Centura Bank on May 15, 1996.

OPINION OF FIRSTSOUTH'S FINANCIAL ADVISOR

  GENERAL

     FirstSouth has retained Smith Capital to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Smith Capital has rendered its opinion that, based upon and subject to the various considerations set forth therein, as of May 14, 1996 and the date of this Proxy Statement, the Exchange Rate was fair, from a financial point of view to the holders of FirstSouth Stock. Smith Capital is a North Carolina-based corporation primarily engaged in: (1) performing valuations of and valuations related to closely held and publicly traded companies and (2) providing financial advice related to mergers, acquisitions and divestitures of closely held and publicly traded companies.

     Smith Capital delivered its oral opinion dated as of May 14, 1996, and its written opinion dated as of the date of this Proxy Statement, in each case to the Board of FirstSouth, that the Exchange Rate was fair, from a financial point of view, to the holders of FirstSouth Stock.

     The full text of the opinion of Smith Capital, dated the date of this Proxy Statement (the "Opinion"), which sets forth assumptions made, matters considered and limits on the review undertaken by Smith Capital is attached hereto as Appendix C. FirstSouth stockholders are urged to read the Opinion in its entirety. The summary set forth in this Proxy Statement of the Opinion of Smith Capital is qualified in its entirety by reference to the full text of the Opinion.

     In connection with the Opinion, Smith Capital reviewed among other things;
(1) FirstSouth's Annual and Quarterly Reports to Stockholders, Annual Reports on Form F-2, Annual Proxy Statements to Stockholders and related financial information for the three fiscal years ended December 31 1995; (2) Centura's Annual Reports and Quarterly Reports to Stockholders, Annual Reports on Form 10-K, Annual Proxy Statements to Stockholders and related financial information for the three fiscal years ended December 31, 1995; (3) FirstSouth's Quarterly Report to Stockholders and Quarterly Report on Form F-4 for the three months ended March 31, 1996; (4) Centura's Quarterly Report to Stockholders and Quarterly Report on Form 10-Q for the three months ended March 31, 1996; (5) certain publicly available information with respect to historical market prices and trading activity for FirstSouth Stock and Centura Stock and certain publicly traded financial institutions which Smith Capital deemed relevant; (6) the Agreement; (7) the Registration Statement on Form S-4 of Centura, including the Proxy Statement; (8) other financial information concerning the business and operations of Centura and FirstSouth, including certain audited financial information, and certain internal analyses and forecasts for FirstSouth prepared by the senior management of FirstSouth; and (9) such financial studies, analyses, inquiries and other matters as Smith Capital deemed necessary.

     Smith Capital also conducted discussions with members of senior management of FirstSouth concerning their business and prospects and reviewed certain publicly available business and financial information and certain other information prepared or provided to Smith Capital in connection with the Merger.

     Smith Capital relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard Smith Capital assumed that the financial forecasts, provided to it were reasonably prepared on a basis reflecting the best currently available judgment of FirstSouth. Any estimates contained in Smith Capital's analyses are not necessarily indicative of future results or values, nor do they purport to be appraisals or reflect prices at which securities could actually be bought or sold. Smith Capital is not an expert in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and has assumed without independent verification, that such allowances for FirstSouth and Centura are adequate to cover such losses. In addition, Smith Capital has not reviewed individual credit files nor has it made or obtained an independent appraisal of the assets and liabilities of FirstSouth or Centura or any of their subsidiaries.

     The Opinion is directed to the Board of FirstSouth and does not constitute a recommendation to any stockholder of FirstSouth as to how such stockholder should vote with respect to the Merger. Smith Capital did not address FirstSouth's underlying business decision to proceed with the Merger and did not make any recommendation to FirstSouth's Board with respect to approval of the Merger. In addition the Opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FirstSouth, nor does it address the effect of any other business combination in which Centura might engage.

     Smith Capital evaluated the financial terms of the Merger using standard valuation methods, including peer group analysis, market comparable acquisition analysis, discounted future earnings, comparable acquisition analysis, and pro forma equivalent comparison. The following is a brief summary of the analyses performed by Smith Capital in connection with the Opinion.

COMPARATIVE ANALYSIS OF FINANCIAL CONDITION -- PEER GROUP ANALYSIS

     Smith Capital analyzed certain balance sheet, asset quality and performance data for FirstSouth and Centura, comparing these statistics to comparable data for two separate selected groups of publicly traded banks which Smith Capital deemed relevant. The group comparable to FirstSouth comprised 11 small publicly traded banks with assets ranging from $94.9 million to $837 million. The analyses showed, among other things, the following:

     FirstSouth's ratio of equity to assets was 9.19% at March 31, 1996 versus 9.53% at December 31, 1995. The corresponding median peer group ratios were 9.62% and 9.96%. At March 31, 1996 FirstSouth's loan to deposit ratio was 76.36% versus a median peer group ratio of 75.21%. The corresponding ratios at year end 1995 were 76.74% for FirstSouth and 74.39% for the peer group.

     FirstSouth's net charge-offs as a percentage of average loans outstanding ranged from 0.03% to 0.2 % for the years ended December 31, 1991 through 1995. In the same period the allowance for loan losses to total year end loans ranged from 1.13% to 1.55%. At March 31, 1996 the allowance for loan losses was $1,658,000 or 1.33% of total loans. The ratio of net loan charge-offs to average loans was 0.02%. In the group of comparable banks the median percentage of the allowance for loan losses to total loans was 1.54% and 1.51% at December 31, 1995 and March 31, 1996, respectively, and the median net charge-off ratios were 0.19% and 0.1%, respectively. The ratio of non-performing assets to total loans for FirstSouth was 0.55% at December 31, 1995 and 0.15% at March 31, 1996. The corresponding median percentages for the peer group were 0.54% and 0.48%.

     Smith Capital analyzed FirstSouth's loan, deposit and asset growth for the first quarter 1996 versus the same quarter in 1995. Between quarters, FirstSouth's assets grew 21.1%, loans grew 23.2%, deposits grew 21.8%, net income grew 29.6% and net income per share grew 23.8%. The peer group medians were 17.56%, 16.38%, 16.14 %, 27.25% and 26.45%, respectively. For the period
1991 through 1995, FirstSouth's assets, loans, deposits, net income, net income per share and dividends per share grew 16.2%, 15.34%, 16.93%, 53.33%, 48.78% and 22.47%, respectively. The median peer group rates were 9.54%, 10.32%, 9.14%,10.79%,10.2% and 15.44%, respectively.

     FirstSouth's annualized return on assets was 1.20% and return on equity was 12.28% for the first quarter of 1996, and 1.18% and 12.21% in 1995. The corresponding peer group medians were 1.26% and 12.92% in the first quarter 1996 and 1.01% and 10.34% in 1995. FirstSouth's fully tax equivalent net interest margin was 5.13% for the first quarter of 1996 compared to 4.74% in fiscal 1995. The median margins in the comparable bank group were 5.26% for the first quarter of 1996 and 5.14% for 1995. FirstSouth's noninterest expense to average assets was 3.20% in 1995 compared to the peer group median of 3.62%, and 3.1% compared to 3.32% in the first quarter of 1996. Noninterest income for FirstSouth was 0.73% of average assets versus 0.86% for its peers in 1995 and 0.71% versus 0.83% for the peer group in the first quarter 1996.

     The group of publicly traded banks that Smith Capital selected as comparable to Centura comprised six banks. Smith Capital's comparable analyses showed, among other things, that Centura's ratio of equity to assets was 7.39% at March 31 1996 versus 7.34% at December 31, 1995. The corresponding median peer group ratios were 8.43% and 8.34%. At March 31, 1996 Centura's loan to deposit ratio was 86.54% versus a median peer group ratio of 78.35%. The corresponding ratios at year end 1995 were 86.5% for Centura and 77.92% for the peer group.

     Centura's net charge-offs as a percentage of average loans outstanding ranged from a high of 0.56% to a low of 0.09% in the periods ending December 31, 1991 through 1995. In the same period the allowance for loan losses to total year end loans ranged from1.57% to 1.42%. At March 31, 1996 the allowance for loan losses was $54,825,000 or 1.49% of total loans. The ratio of net loan charge-offs to average loans was 0.07%. In the group of comparable banks the median percentage of the allowance for loan losses to total loans was 1.28% at both December 31, 1995 and March 31, 1996, and the median net-charge off ratios were 0.21% and 0.19%, respectively. The ratio of non-performing assets to total loans for Centura was 0.59% at December 31, 1995 and 0.57% at March 31, 1996. The corresponding median percentages for the peer group were 0.63% and 0.58%, respectively.

     Smith Capital analyzed Centura's loan, deposit and asset growth for the first quarter 1996 versus the same quarter in 1995. Between quarters, Centura's assets grew 24.21%, loans grew 16.46%, deposits grew 19.37%, net income grew 9.46% and net income per share grew 4.62%. The peer group medians were 5.0%, 5.02%, 4.35%, 14.38% and 16.2%, respectively. From March 31, 1995 to March 31,
1996 Centura's dividend per share increased 31.5%, compared to a median peer group increase of 14.0%. For the period 1991 through 1995, Centura's assets, loans, deposits, net income, net income per share and dividend per share grew 15.33%, 15.11%, 11.57%, 52.34%, 43.1%, and 8.87%, respectively. The median peer group rates were 8.35%, 9.33%, 7.17%, 13.92%, 12.08%, and 11.67%, respectively.

     Centura's annualized return on assets was 1.18% and return on equity was 15.58% for the first quarter of 1996 and 1.22% and 15.44%, respectively, in 1995. The corresponding peer group medians were 1.35% and 14.23% in the first quarter 1996 and 1.22% and 13.11% in 1995. Centura's fully tax equivalent net interest margin was 4.50% for the first quarter of 1996 compared to 4.76% in fiscal 1995. The median margins in the comparable bank group were 4.67% for the first quarter of 1996 and 4.73% for 1995. Centura's noninterest expense to average assets was 3.5% in 1995 compared to the peer group median of 3.33%, and 3.5% compared to 3.22% in the first quarter of 1996. Non interest income for Centura was 1.38% of average assets versus a lower 1.25% for its peers in the first quarter of 1996 and 1.25% versus 1.13% for the peer group in 1996.

MARKET COMPARABLE ANALYSIS.

     Smith Capital compared the market valuation of FirstSouth Stock and Centura Stock with the comparable group of publicly traded banks used in the analyses of financial condition.

     Smith Capital calculated price to earnings per share ("LTM earnings") and earnings per share adjusted for non recurring items ("adjusted LTM earnings") for the 12 month period ending March 31, 1996, price to book value, price to tangible book value, dividend yield and price to assets as of March 31, 1996, for FirstSouth's comparable group, using the market prices of the group banks at May 11, 1996. The median price multiples were 16.96x, 17.67x, 1.62x, 1.7x, 2.48% and 16.19% respectively.

     As FirstSouth shares are not traded on NASDAQ, the price quote for the shares on a particular date may not reflect arms' length transactions, so Smith Capital then selected the median multiples of the FirstSouth peer group, and multiplied them by the LTM earnings, book value and assets of FirstSouth to derive a fair market value for FirstSouth's shares. Smith Capital then weighted the results as follows to derive a final dollar value: earnings 50% and price/book and price/assets each 25%. The resultant value was $31,112,130. The fully diluted value per share derived from that analysis was $15.75. Smith Capital then compared this to Centura's offer of $20.30 per share which represented a premium of 28.9%.

     In addition, Smith Capital compared Centura's price per share to reported LTM earnings, adjusted LTM earnings, price to book and tangible book, dividend yield and price to assets as of March 31, 1996 to those of Centura's peer group using market share prices at May 11, 1996. Smith Capital found the respective multiples for Centura to be 14.3x, 14.3x, 2.05x, 2.36x, 2.72% and 15.38%
compared to 12.86x, 11.81x, 1.71x, 1.84x, 3.47% and 14.83%

DISCOUNTED FUTURE EARNINGS

     In this analysis Smith Capital discounted future earnings of FirstSouth using conservative and aggressive earnings estimates out to 2000. In the conservative scenario several assumptions were made including; deposit growth of 10% per annum; loan to deposit ratio 75%; and a net interest margin of 4.7%. In the aggressive scenario the deposit growth was increased to 15% and the other assumptions left unchanged.

     The earnings derived were discounted at a range of values from 10% to 12%. Earnings in 2000 were capitalized at 8% and 10%. These were then discounted at the same discount rates ranges used for the future earnings to produce a final net present value for FirstSouth.

     The conservative forecast resulted in a range of values for FirstSouth of $23,901,000 to $29,567,000. The fully diluted per share values were $12.10 to $14.97. The aggressive scenario range of values was $26,253,000 to $32,635,000. The fully diluted per share values were $13.29 to $16.52.

     Smith Capital then compared Centura's offer of $20.30 per share to FirstSouth's values derived above and found it to be a premium of 22.88% to fully diluted value of $16.52 and 67.7% to the value of $12.10.

COMPARABLE ACQUISITION ANALYSIS

     Smith Capital performed an analysis of premiums paid in 30 completed stock for stock merger transactions between 1990 and 1996, where the buying or selling bank was in the Carolinas or Georgia. Sellers were selected with return on assets greater than 0.9% and equity to assets greater than 8%. The multiples used were the price received by the seller as a multiple of its book, earnings and assets. The median price to earnings, price to book, and price to assets were 18.6%, 2.171% and 0.2028%, respectively. These multiples were applied to the appropriate FirstSouth value and the results weighted, 50% to earnings and 25% each to book and assets. The resulting value was $36,157,175 or $18.30 per fully diluted share. Centura's offer of $20.30 exceeds FirstSouth comparable derived acquisition value of $18.30 by 10.92%.

PRO FORMA EQUIVALENT COMPARISON

     Smith Capital also calculated the pro forma book value per share, dividend per share and LTM earnings per share for the combined company as of March 31, 1996 and multiplied each result by the exchange rate to determine the equivalent value for FirstSouth. These values were compared to FirstSouth's premerger book value per share, LTM earnings and dividend per share as of March 31, 1996. The analysis indicated that the FirstSouth equivalent book value per share, dividend per share and LTM earnings per share were $10.00, $0.14, and $1.44, respectively, compared to $9.11, $0.07 and $0.98, respectively, before the Merger.

     In connection with rendering the Opinion, Smith Capital performed procedures to update certain of the foregoing analyses used to prepare the oral opinion of May 14, 1996 and reviewed assumptions on which such analyses were based, and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, Smith Capital considered the results of such analyses. No company or transaction used in the above analysis as a comparison is identical to FirstSouth or Centura or the contemplated transaction. The analyses were prepared solely for the purposes of Smith Capital providing its opinion to the FirstSouth Board of Directors as to the fairness of the Exchange Rate to FirstSouth stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.

     For the Opinion, FirstSouth has paid Smith Capital $10,000 for its services and has agreed to reimburse Smith Capital for its out of pocket expenses and to indemnify Smith Capital against certain liabilities.

     THE FULL TEXT OF SMITH CAPITAL'S OPINION, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON REVIEW UNDERTAKEN IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. SMITH CAPITAL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATE TO THE STOCKHOLDERS OF FIRSTSOUTH AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FIRSTSOUTH AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE AGREEMENT.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger relating to the Merger become effective with the North Carolina Secretary of State. Unless otherwise agreed upon by Centura and FirstSouth, and subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur not later than 40 days after the expiration of all applicable waiting periods required by any regulatory authority required for the Merger. However, the Effective Time is expected to occur as soon as possible after the expiration of all applicable waiting periods.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. FirstSouth and Centura anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third or fourth quarter of 1996. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either FirstSouth or Centura generally may terminate the Agreement if the Merger is not consummated by December 31, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See " -- Conditions to Consummation of the Merger" and " -- Waiver, Amendment, and Termination."

DISTRIBUTION OF CENTURA STOCK CERTIFICATES

     Promptly after the Effective Time, Centura will cause Registrar and Transfer Company, acting in its capacity as Exchange Agent, to mail a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of FirstSouth Stock for certificates representing shares of Centura Stock, to the former stockholders of FirstSouth.

     FIRSTSOUTH STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of certificates for FirstSouth Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of FirstSouth Stock surrendering such items a certificate or certificates representing the number of shares of Centura Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest thereon). After the Effective Time, to the extent permitted by law, FirstSouth stockholders of record as of the Effective Time will be entitled to vote at any meeting of Centura stockholders the number of whole shares of Centura Stock into which their shares of FirstSouth Stock have been converted, regardless of whether such stockholders have surrendered their FirstSouth Stock certificates. Whenever a dividend or other distribution is declared by Centura on Centura Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Time with respect to Centura Stock will be paid to the holder of any unsurrendered FirstSouth Stock certificate until the holder duly surrenders such certificate. Upon surrender of such FirstSouth Stock certificate, however, both the Centura Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undeliverd cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such certificate.

     After the Effective Time, there will be no transfers of shares of FirstSouth Stock on FirstSouth's stock transfer books. If Certificates representing shares of FirstSouth Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Centura Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the Agreement by the stockholders of FirstSouth as required by North Carolina law, (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt of a favorable opinion of Poyner & Spruill, L.L.P., that the transaction will constitute under Section 368 of the Internal Revenue Code, (iv) receipt of approval of the shares of Centura Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance or trading of the shares of Centura Stock issuable pursuant to the Merger shall have been received, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of FirstSouth and Centura as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of FirstSouth and Centura as set forth in the Agreement, (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect; (ix) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction;
(x) receipt of the fairness opinion of Smith Capital; and (xi) satisfaction of certain other conditions, including the receipt of agreements of affiliates of FirstSouth, certain legal opinions and various certificates from the officers of FirstSouth and Centura. See " -- Regulatory Approvals" and " -- Waiver, Amendment, and Termination."

     No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before December 31, 1996, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either FirstSouth or Centura. See " -- Waiver, Amendment, and Termination."

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. Application for the approvals described below have been submitted to the appropriate regulatory agencies. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Centura or FirstSouth would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, such party would not in its reasonable judgment have entered into the Agreement.

     FirstSouth and Centura are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger will require the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of Centura, Centura Bank and FirstSouth and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until 30 days (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically orders otherwise.

     The Merger also is subject to the approval of the Commissioner and the North Carolina State Banking Commission. In its evaluation, this state agency will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by applicable law, FirstSouth and Centura, with the approval of their respective Boards of Directors, may amend the Agreement by written agreement at any time before or after approval of the Agreement by the FirstSouth stockholders; provided, however, that after the Special Meeting, no amendment may alter the manner or basis in which shares of FirstSouth Stock will be exchanged for Centura Stock without the requisite approval of the holders of the issued and outstanding shares of FirstSouth Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either FirstSouth or Centura, or both, acting through their respective Boards of Directors or chief executive officers or other authorized officers may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of FirstSouth or Centura, as the case may be.

     The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of FirstSouth and Centura; (ii) by the Board of Directors of FirstSouth or Centura
(a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, (c) if the Merger is not consummated by December 31, 1996, provided that the failure to consummate is not due to the breach by the party electing to terminate, (d) if (1) any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the stockholders of FirstSouth fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by December 31, 1996 (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement).

     Additionally, the Agreement may be terminated and the Merger abandoned prior to the Effective Time by Centura if Centura believes the amount of expenses or liability which FirstSouth could incur or for which FirstSouth could become responsible or liable on account of any and all remediation, corrective action or monetary damages resulting from environmental violations exceeds an aggregate of $750,000.

     If the Merger is terminated as described above, the Agreement will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. See " -- Expenses and Fees" and " -- Option Agreement."

DISSENTERS' RIGHTS

     Under the provisions of Article 13 of the NCBCA, any shareholder of FirstSouth who (i) gives FirstSouth notice of his intent to demand payment for his shares if the Merger is effectuated, which notice is actually received by FirstSouth before the vote is taken at the Special Meeting and (ii) does not vote his shares at the Special Meeting in favor of the proposal to approve the Agreement, shall be entitled, if the Agreement is approved and the Merger effectuated, to receive payment of the fair value of his shares upon compliance with the procedural requirements of the Article. A stockholder of FirstSouth who does not satisfy such requirements is not entitled to payment for his shares under Article 13 of the NCBCA.

     Specifically, Section 55-13-22 of the NCBCA provides that if proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, a corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all stockholders who satisfied the requirements set forth above. The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must supply a form for demanding payment, state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, and set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is mailed. Under Section 55-13-23 of the NCBCA, a stockholder sent a dissenters' notice must demand payment and deposit his share certificates in accordance with the terms of the notice. A stockholder who demands payment and deposits his share certificates in accordance with the terms of the notice retains all other rights of a stockholder until such rights are canceled or modified by the taking of the proposed corporate action. A stockholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares.

     As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenting stockholder who complied with the requirements of Section 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenting stockholder who agrees in writing to accept it in full satisfaction of his demand. However, pursuant to Section 55-13-28 of the NCBCA, a dissenting stockholder may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of such estimate, or reject the corporation's offer and demand payment of the fair value of his shares and interest due, if:

          (i) the dissenting stockholder believes that the amount offered by the corporation is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (ii) the corporation fails to make payment to a dissenting stockholder who accepts the corporation's offer within 30 days after the dissenting stockholders' acceptance; or

          (iii) the corporation, having failed to take the proposed action, does not return the deposited certificates within 60 days after the date set for demanding payment.

     A dissenting stockholder waives his right to demand payment unless he notifies the corporation of his demand in writing under subparagraph (i) above within 30 days after the corporation offered payment for his shares or under subparagraphs (ii) or (iii) above within 30 days after the corporation has failed to perform its required actions in a timely fashion. A dissenting stockholder who fails to notify the corporation of his demand under subparagraph
(i) above within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     If a demand for payment remains unsettled, the dissenting stockholder may commence a proceeding within 60 days after the date of his payment demand and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenting stockholder the amount previously offered by the corporation. If the dissenting stockholder does not commence the proceeding within the 60-day period, the dissenting stockholder shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation, upon which acceptance the corporation shall pay such amount to the dissenting stockholder in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting stockholder. A dissenting stockholder who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     A record stockholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such partial dissenting stockholder are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if:

          (i) he submits to the corporation the record stockholder's written consent to dissent not later than the time the beneficial stockholder asserts dissenters' rights; and

          (ii) he does so with respect to all shares of which he is the beneficial stockholder.

     A failure to vote against approval of the Agreement will not constitute a waiver of a stockholder's appraisal rights, provided that notice in writing of the stockholder's intent to demand payment for his shares if the Merger is effectuated is given to FirstSouth, which notice is actually received by FirstSouth before the vote is taken at the Special Meeting. Voting against approval of the Agreement will not entitle a stockholder to receive cash for his shares unless such stockholder complies with all of the procedural requirements discussed above. Any holder of FirstSouth Stock who returns a signed proxy but who fails to provide voting instructions with respect to the proposal to approve the Agreement will be deemed to have voted in favor of the Agreement and will not be entitled to assert dissenters' rights of appraisal.

     THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF DISSENTING HOLDERS OF FIRSTSOUTH STOCK. ANY HOLDER OF FIRSTSOUTH STOCK WHO INTENDS TO DISSENT SHOULD CAREFULLY REVIEW THE TEXT OF THE NORTH CAROLINA STATUTORY LAW SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT AND SHOULD ALSO CONSULT WITH HIS OR HER ATTORNEY. THE FAILURE OF A FIRSTSOUTH STOCKHOLDER TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT MAY RESULT IN LOSS OF APPRAISAL RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF FIRSTSOUTH STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

     In general, any dissenting stockholder who perfects such holder's right to be paid the "fair value" of such holder's FirstSouth Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See " -- Certain Federal Income Tax Consequences."

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Agreement, FirstSouth has agreed that, except as otherwise expressly contemplated in the Agreement, FirstSouth will (i) preserve and protect its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;
(ii) maintain all its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted; (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis; (iv) comply with all laws, rules and regulations applicable to it, its properties and to the conduct of its business; (v) continue to maintain in force insurance and to not modify any bonds or policies of insurance in effect as of the date of the Agreement unless the same, as modified, provides substantially equivalent coverage, and not to cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and (vi) promptly provide to Centura such information about FirstSouth and its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as Centura reasonably may request.

     In addition, FirstSouth has agreed that, prior to the earlier of the Effective Time or termination of the Agreement, FirstSouth will not, except as expressly contemplated or permitted by the Agreement, agree or commit to do, any of the following: (i) amend its Articles of Incorporation or Bylaws; (ii) except for the issuance of stock pursuant to FirstSouth Options, not make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities other than the issuance of shares upon the exercise of FirstSouth capital stock options; (iii) not issue any options, warrants, calls, puts or other rights of any kind relating to the purchase of its capital stock or any other securities;
(iv) not declare or pay any dividends or make any other distributions on its shares of capital stock or otherwise to its shareholders, except in accordance with its current cash dividend policy at current dividend levels and declaration and payment dates; (v) except as required by law and except as allowed under the FirstSouth Stock Plans, not enter into or become bound by any contract, agreement or commitment for the employment or compensation of any officer, employee or consultant which is not immediately terminable by FirstSouth without cost or other liability on no more than 30 days' notice, or adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, stock option, stock purchase, pension, retirement, insurance or similar contract or agreement or plan with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants, or enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group; (vi) except for annual merit increases in the salary of its employees, or other payments made to the employees or directors in connection with existing compensation or benefit plans, and except for bonus payments under FirstSouth's Bonus Plan up to the aggregate amount accrued by FirstSouth for such plan prior to the Effective Time (such accrual not to exceed an aggregate of $225,000), not increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of FirstSouth's directors, officers, employees, or consultants; (vii) not make any changes in its accounting methods, practices or procedures; (viii) not directly or indirectly acquire or merge with or acquire any branch or all or any significant part of the assets of any other entity, open any new branch or enter into or become bound by any contract in furtherance thereof; (ix) except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or the Agreement, FirstSouth will not change in any material respect the nature of its business or the manner in which it conducts its business, discontinue any material portion or line of its business, or change in any material respect its lending, investment, asset liability management, or other material banking or business policies; (x) not encourage, solicit or attempt to negotiate with any entity relating to a merger or other acquisition of FirstSouth or a significant part of its assets; (xi) not sell or lease (as lessor) or enter into or become bound by any contract or agreement relating to the sale, lease (as lessor) or other disposition of real estate or other property, purchase or lease (as lessee) or enter into or become bound by any contract relating to the purchase, lease (as lessee) or other acquisition of any real property or other property, or sell or dispose of or enter into a contract for the sale or disposal of any other asset of FirstSouth; (xii) except in the ordinary course of its business consistent with past practices, incur any debt or assume, guarantee, or endorse or otherwise become responsible or liable for any obligation of any other person or entity; (xiii) mortgage, pledge or subject any of its assets to any lien or any other encumbrance other than in the ordinary course of business consistent with its past practice; (xiv) not waive, release or compromise any material rights in its favor except in good faith for fair value; and (xv) not enter into or become bound by any contracts or agreements or understandings with respect to charitable contributions, any governmental or regulatory agency or authority, or enter into any contract, agreement, commitment or understanding which would obligate or commit FirstSouth to make expenditures for more than $75,000 (other than in the ordinary course of FirstSouth's lending operations).

     The Agreement also provides that Centura may offer to acquire, enter into agreements to acquire and acquire financial institution holding companies and their subsidiaries, financial institutions and their subsidiaries, and the assets and liabilities of such entities prior to the Effective Time, provided, however, that in the event that any such acquisition should cause a condition precedent to the consummation of the Merger as provided in the Agreement to fail to be satisfied on or before

December 31, 1996, any such failure shall be deemed a termination of the Agreement by Centura and would be deemed to be a willful breach of the Agreement by Centura.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Consummation of the Merger will not alter the present management team or Board of Directors of Centura. Information concerning the management of Centura is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see " -- Interests of Certain Persons in the Merger."

     Centura Bank will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of North Carolina and operate in accordance with its Articles of Incorporation and Bylaws as in effect on the date of the Agreement until otherwise amended or repealed after the Effective Time. FirstSouth will cease to be a separate entity.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     GENERAL. Certain members of FirstSouth management and of the FirstSouth Board of Directors have interests in the Merger that are in addition to any interests they may have as stockholders of FirstSouth generally. These interests include, among other things, provisions in the Agreement relating to indemnification of FirstSouth directors and officers, and certain severance and other employee benefits, as described below.

     INDEMNIFICATION AND INSURANCE. The Agreement provides that Centura will indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of FirstSouth against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement) to the fullest extent permitted under law. The Agreement also provides that FirstSouth will be allowed to purchase at reasonable cost "tail" coverage for not less than three years under and in the same amount of coverage as is provided by FirstSouth's current directors' and officers' liability insurance policy.

     CENTURA DIRECTORSHIP. Following the Effective Time, Centura's Board of Directors will appoint D. Earl Pardue, Chairman of FirstSouth, to serve as a director of Centura until the 1997 annual meeting of stockholders of Centura. For such service, Mr. Pardue shall be compensated in accordance with Centura's then current fee schedule.

     FIRSTSOUTH EXECUTIVE ARRANGEMENTS. FirstSouth has entered into an employment contract with Wade Williamson, Jr., President and Chief Executive Officer of First South. The initial term of the contract is for a period of four years to be automatically renewed for successive periods of four years each unless either party gives at least six months notice of termination prior to the end of the then current term. Pursuant to the contract, FirstSouth provides an automobile primarily for business purposes and club membership fees for Mr. Williamson and dependent care medical insurance. The contract provides that Mr. Williamson's base annual salary will be adjusted annually based upon negotiations between Mr. Williamson and the Board. Mr. Williamson's base annual salary for fiscal 1996 has been fixed at $120,000. Following a change of control of FirstSouth, the contract provides that Mr. Williamson will have a two year period to unilaterally terminate his employment and upon such termination or upon an involuntary termination of employment, Mr. Williamson will receive a sum equal to 2.95 times his average annual compensation for the preceding five year period.

     FirstSouth has entered into an employment contract with Charles T. Canaday, Jr., Senior Vice President of FirstSouth. The initial term of Mr. Canaday's contract is for a period of two years to be automatically renewed for successive periods of two years each unless either party gives at least six months notice of termination prior to the end of the then current term period. The contract provides that the term will automatically be equal to a two year period upon the occurrence of a change in control of FirstSouth. Mr. Canaday's base annual salary for the 1996 calendar year has been fixed at $79,800. Following a change in control of FirstSouth, Mr. Canaday has a period of one year to unilaterally terminate his employment and upon such termination or upon an involuntary termination of employment, Mr. Canaday will receive his monthly salary for a period of 30 months.

     FirstSouth has entered into employment contracts with each of David B. Spencer, Senior Vice President of FirstSouth, and John T. Broome, Jr., Vice President of FirstSouth. The initial term of each contract is for a period of one year to be automatically renewed for successive periods of one year each unless either party gives at least three months notice of termination prior to the end of the then current term. The contract provides that the term will automatically be equal to a one year period upon the occurrence of a change in control of FirstSouth. Mr. Spencer's and Mr. Broome's base annual salaries for the 1996 calendar year have been fixed at $69,400 and $64,750, respectively. Following a change in control, each of Mr. Spencer and Mr. Broome has a period of one year to unilaterally terminate his employment and upon such termination or upon an involuntary termination of employment, Mr. Spencer or Mr. Broome will receive his monthly salary for a period of 15 months.

     The acquisition of FirstSouth by Centura will be deemed a "change in control" under all of the above employment contracts and, consequently, each employee will be able to elect to terminate his contract and receive the amount provided in his contract. It is anticipated that Centura will negotiate contracts with Messrs. Williamson, Canaday, Spencer and Broome to replace their existing contracts although no assurance can be given that replacement contracts will be executed. If the four officers elected to terminate their contracts, the severance compensation estimated to be paid to Messrs. Williamson, Canaday, Spencer and Broome, assuming such termination occurred at the Effective Time (estimated to be October 1996), would be approximately $348,600, $199,500, $86,750 and $80,940, respectively.

     FirstSouth maintains an unfunded deferred compensation plan for the benefit of Mr. Williamson. The plan provides for the payment of benefits for a period of ten years commencing with Mr. Williamson's attainment of age of 65 years or, if Mr. Williamson shall die while serving as an employee of FirstSouth, upon Mr. Williamson's death. The amount of the annual benefit is equal to $100,000 times the applicable "vested percentage". The "vested percentage" as of December 31, 1995 was 30% and for each full 12-month period thereafter during which Mr. Williamson serves a full time employee of FirstSouth, the "vested percentage" will be increased by 10%. FirstSouth acquired a policy insuring Mr. Williamson's life which is payable to FirstSouth and is intended to partially recover the cost of the payments to Mr. Williamson. Under the terms of the Agreement, Centura has agreed to honor the terms of Mr. Williamson's deferred compensation plan.

     DIRECTOR AND OFFICER STOCK OPTIONS. FirstSouth has granted stock options to Messrs. Williamson and Canaday and certain other officers and directors under the FirstSouth Stock Plans. The following table sets forth with respect to Messrs. Williamson and Canaday, all officers as a group, all outside directors as a group, and all executive officers and directors as a group: (i) the number of shares covered by options held by such persons, (ii) the weighted average exercise price of all such options held by such persons, and (iii) the aggregate value (i.e., stock price less option exercise price) of all such options based upon the closing bid price of FirstSouth Stock of $17.50 on June 30, 1996 (as reported in the Burlington Times-News). Of the FirstSouth Options set forth below, 239,980 are currently exercisable and 7,294 become exercisable on January 1, 1997 and 2,214 become exercisable on January 1, 1998.

                                                                                               WEIGHTED AVERAGE
                                                                                                EXERCISE PRICE     AGGREGATE VALUE
                                                                               OPTIONS HELD       PER OPTION         OF OPTIONS
Wade Williamson, Jr.........................................................      50,626             $8.24            $468,797
Charles T. Canaday, Jr......................................................      14,753              8.24             136,613
Executive Officer Group (5 persons).........................................      82,887              8.30             762,560
Outside Directors (16 persons)..............................................     166,862              6.05           1,910,570
All executive officers and directors as a group (21 persons)................     249,488              6.82           2,664,531

(1) Based on the closing price of Centura Stock ($       ) as listed on the
    NYSE -- Composite Transactions List on             , 1996, assuming the
    Exchange Rate is 0.56, the aggregate value of the options to Mr. Williamson, Mr. Canaday, the five executive officers as a group, the 16 outside directors as a group and all executive officers and directors as a group
    would be $       , $       , $       , $       and $       , respectively.

     OTHER MATTERS RELATING TO FIRSTSOUTH EMPLOYEE BENEFIT PLANS. The Agreement

also provides that, after the Effective Time, Centura will provide generally to officers and employees of FirstSouth who, at or after the Effective Time, become officers or employees of a Centura company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Centura Stock, except as set forth in the Agreement) on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by the Centura companies to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, the service of the employees of FirstSouth prior to the Effective Time shall be treated as service with a Centura company participating in such employee benefit plans. In addition, any employee of FirstSouth who, following the Merger and at Centura's discretion, is terminated by Centura for reasons other than the employee's misconduct within one year following the Effective Time shall be eligible for salary continuation as a result of such termination. Salary continuation will consist of an amount equal to two week's salary for each 12 months of active service with FirstSouth prior to the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FIRSTSOUTH STOCKHOLDERS. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT

DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES TO SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FIRSTSOUTH STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. FIRSTSOUTH STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     The Merger is intended to constitute a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended ("the Code"), with FirstSouth, Centura, and Centura Bank each intended to qualify as a "party to a reorganization" under section 368(b) the Code, in which case the following tax consequences will generally result (subject to the limitations and qualifications referred to herein):

     (a) No gain or loss will be recognized by the FirstSouth stockholders upon the receipt of Centura Stock solely in exchange for their shares of FirstSouth Stock.

     (b) The basis of the Centura Stock to be received by FirstSouth stockholders will be the same as the basis of the FirstSouth Stock surrendered in the exchange.

     (c) The holding period of the Centura Stock to be received by FirstSouth stockholders will include the holding period of the FirstSouth Stock surrendered in exchange therefor, provided that the FirstSouth Stock was held as a capital asset on the date of the exchange.

     (d) The payment of cash to FirstSouth stockholders in lieu of issuing fractional share interests in Centura will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Centura. These cash payments will be treated as having been received as a distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. If the redemption meets one of the four tests set forth in section 302, any gain or loss recognized will be a capital gain or loss. If none of the four tests provided in section 302 is met, the redemption will be treated as payment of a dividend.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service ("IRS"). Instead, Poyner & Spruill, L.L.P., special counsel to Centura, will render an opinion to FirstSouth and Centura concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption the Merger is consummated in accordance with North Carolina law and in conformity with the representations made by the management of FirstSouth and Centura, the transaction will constitute a "reorganization" within the meaning of section 368(a) of the Code ("Tax Opinion"). The Tax Opinion addresses the tax consequences of the Merger under North Carolina law, but does not address any other state, local, or other tax consequences of the Merger. The Tax Opinion does not bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by the management of FirstSouth and Centura, as to, among other things, the fact that there is no plan or intention by any of the stockholders of FirstSouth who own one percent (1%) or more of the outstanding FirstSouth Stock, and to the best of the knowledge of the management of FirstSouth, the remaining FirstSouth stockholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of Centura Stock that they will receive in the Merger that will reduce on the part of the FirstSouth stockholders such stockholders' ownership of Centura Stock to a number of shares having an aggregate value as of the date of the Merger of less than 50% of the aggregate value of all of the stock of FirstSouth outstanding immediately prior to the Merger.

     A successful IRS challenge to the "reorganization" status of the Merger would result in a FirstSouth stockholder recognizing gain or loss with respect to each share of FirstSouth Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Centura Stock received in exchange therefor. In such event, a FirstSouth stockholder's aggregate basis in the Centura Stock received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling-of-interests. Under the pooling-of interests method of accounting, the recorded amounts of the assets and liabilities of FirstSouth will be carried forward at their previously recorded amounts, and prior period financial statements will be restated for all periods as though FirstSouth and Centura had been combined at the beginning of the earliest period presented.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding FirstSouth Stock must be exchanged for Centura Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling-of-interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that Centura receive assurances from KPMG Peat Marwick LLP, in form and content satisfactory to Centura, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     For information concerning certain conditions to be imposed on the exchange of FirstSouth Stock for Centura Stock in the Merger by affiliates of FirstSouth and certain restrictions to be imposed on the transferability of the Centura Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see
" -- Resales of Centura Stock."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of Centura and FirstSouth will bear and pay one-half of the printing costs in connection with the Registration Statement and this Proxy Statement. Additionally, in the event either party willfully breaches the Agreement or intentionally fails to perform or violates any of its obligations, agreements, or covenants contained in the Agreement, the breaching party shall be obligated to pay all expenses of the other party incurred in connection with the Merger, together with other damages recoverable at law or in equity. Further, if the Merger is not consummated on or before December 31, 1996, by reason of the failure of Centura to receive any regulatory approval and such event is the consequence of the failure of Centura or Centura Bank to satisfy their respective obligations under the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Fair Housing Act, and/ or any regulations promulgated thereunder, Centura shall reimburse FirstSouth for one-half of FirstSouth's costs and expenses up to a total reimbursement amount of $125,000.

RESALES OF CENTURA STOCK

     Centura Stock to be issued to stockholders of FirstSouth in connection with the Merger will be registered under the Securities Act. All shares of Centura Stock received by holders of FirstSouth Stock and all shares of Centura Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger will be freely transferable by those stockholders of FirstSouth not deemed to be "Affiliates" of FirstSouth or Centura. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with FirstSouth or Centura at the time of the Special Meeting (generally, executive officers and directors).

     Rules 144 and 145 promulgated under the Securities Act restrict the sale of Centura Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, Affiliates of FirstSouth or Centura may resell publicly the Centura Stock received by them in the Merger within certain limitations as to the amount of Centura Stock sold in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of FirstSouth who are not affiliates of Centura may resell their shares without restriction. The ability of Affiliates to resell shares of Centura Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Centura's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell Centura Stock received in the Merger. Affiliates also would be permitted to resell Centura Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of Centura Stock received by persons who may be deemed to be Affiliates of FirstSouth or Centura.

     FirstSouth has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of FirstSouth to execute and deliver to Centura prior to the Effective Time, an agreement providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Centura Common Stock obtained as a result of the Merger (i) except in compliance with the Securities Act and the rules and regulations of the SEC thereunder and (ii) in any case, until after results covering 30 days of post-Merger operations of Centura have been published. Certificates representing shares of FirstSouth Stock surrendered for exchange by any person who is an Affiliate of FirstSouth for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of Centura Stock until Centura has received such a written agreement from such person. The stock certificates representing Centura Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See " -- Conditions to Consummation of the Merger."

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of FirstSouth Stock will be exchanging their shares of FirstSouth Stock for shares of Centura Stock. Centura is a North Carolina corporation governed by the NCBCA and Centura's Articles of Incorporation and Bylaws. Certain significant differences exist between the rights of FirstSouth stockholders and those of Centura stockholders. The differences deemed material by FirstSouth and Centura are summarized below. In particular, Centura's Articles and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of Centura unless the potential acquirer has obtained the approval of Centura's Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the NCBCA as well as to Centura's Articles and Bylaws and FirstSouth's Articles of Incorporation and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

     The provisions of Centura's Articles and Bylaws described below under the headings " -- Authorized Capital Stock," " -- Amendment of Articles of Incorporation and Bylaws," " -- Classified Board of Directors and Absence of Cumulative Voting," " -- Removal of Directors," " -- Director Exculpation,"
" -- Special Meeting of Stockholders," " -- Actions by Stockholders Without a Meeting," " -- Stockholder Nominations and Proposals," " -- Fair Price Provisions" and " -- Business Combinations" are referred to herein as the "Protective Provisions." In general, the Protective Provisions make it more likely that Centura's Board of Directors will play a central role if any group or person attempts to acquire control of Centura, so that the Board can further the interests of Centura and its stockholders as appropriate under the circumstances. For example, if the Board determines that a sale of control of Centura is in the best interests of Centura and its shareholders, the Protective Provisions enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Centura's management believes the Protective Provisions are beneficial to Centura's stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Centura's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Centura may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Centura Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Centura Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Centura through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Centura's stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of Centura. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management of Centura.

AUTHORIZED CAPITAL STOCK

     CENTURA. Centura's Articles authorize issuance of up to (i) 50,000,000 shares of Centura Stock, of which 22,875,050 shares were issued and outstanding as of March 31, 1996, and (ii) 25,000,000 of no par value preferred stock ("Centura Preferred Stock"), of which no shares are issued. Centura's Board of Directors may authorize the issuance of additional shares of Centura Stock without further action by Centura's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Centura's capital stock may be listed. Centura's stockholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Centura Stock or any option or warrant for the purchase thereof.

     Similarly, Centura's Board of Directors may issue, without any further action by the stockholders, shares of Centura Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights as the board may specify. In establishing and issuing shares of Centura Preferred Stock, Centura's Board of Directors may designate that Centura Preferred Stock will have voting rights in excess of one vote per share or will vote as a separate class on any or all matters, thus diluting the voting power of the Centura Stock. The board also may designate that Centura Preferred Stock will have dividend rights that are cumulative and that receive preferential treatment compared to Centura Stock, and that Centura Preferred Stock will have liquidation rights with priority over Centura Stock in the event of Centura's liquidation.

     Subject to the rights of stockholders who perfect dissenters' rights of appraisal and the payment of cash in lieu of fractional shares, Centura will issue an estimated 1,188,161 shares of Centura Stock in connection with the Merger, including shares to be subject to assumed options and grants. Based on the number of shares of Centura Stock outstanding on March 31, 1996, it is anticipated that, following the consummation of the Merger, a total of approximately 24,063,211 shares of Centura Stock will be outstanding, excluding the effect of any shares which may be issued by Centura in other acquisitions or repurchased by Centura after March 31, 1996.

     The authority to issue additional shares of Centura Stock provides Centura with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Centura Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Centura. In addition, the sale of a substantial number of shares of Centura Stock to persons who have an understanding with Centura concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Centura Stock (or the right to receive Centura Stock) to Centura stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Centura.

     FIRSTSOUTH. FirstSouth's Articles authorize the issuance of up to
15,000,000 shares of FirstSouth Stock, of which        shares were issued and
outstanding as of the FirstSouth Record Date. FirstSouth's Board of Directors may authorize the issuance of additional authorized shares of FirstSouth Stock without further action by FirstSouth's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which FirstSouth's capital stock may be listed. FirstSouth's stockholders do not have preemptive right to purchase or subscribe to any unissued unauthorized shares of FirstSouth Stock or any option or warrant for the purchase thereof.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     CENTURA. The Articles of Centura provide that amendments thereto may be adopted only upon receiving the affirmative vote of the holders of at least two-thirds of all the shares of capital stock of Centura issued and outstanding and entitled to vote thereon. However, if such amendment has received the prior approval by an affirmative vote of a majority of "Disinterested Directors," as defined therein, then the affirmative vote of the holders of at least a majority of all the shares of capital stock of Centura issued and outstanding and entitled to vote, or such greater percentage approval as is required by North Carolina law, is sufficient to amend the Articles. A "Disinterested Director" is defined in the Articles as any member of the Board of Directors who is unaffiliated with, and not a nominee of, a Control Person, as defined therein, and who was a member of the Board of Directors prior to the time a Control Person became such, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors. A "Control Person" is defined in the Articles as any corporation, person, group, or other entity, which together with its affiliates, prior to a Business Combination (as defined herein) beneficially owns 10% or more of the shares of any class of equity or convertible securities of Centura, and any affiliate of any such corporation, person, group, or other entity.

     Subject to certain restrictions set forth below, either the Board of Directors or the stockholders of Centura may amend Centura's Bylaws. The Board of Directors may amend the Bylaws and adopt new Bylaws except that: (i) a bylaw adopted or amended by the stockholders may not be readopted, amended, or repealed by the Board of Directors if neither the Articles nor a bylaw adopted by the stockholders authorizes the Board of Directors to adopt, amend, or repeal that particular bylaw; (ii) a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may not be adopted by the Board of Directors by a vote of less than a majority of the directors then in office and may not itself be amended by a quorum or vote of directors less than the quorum or vote therein prescribed by a bylaw adopted or amended by the stockholders; and (iii) if a bylaw fixing a greater quorum or voting requirement for the Board of Directors is originally adopted by the stockholders, it may be amended or repealed only by the stockholders, unless the Bylaws permit amendment or repeal by the Board of Directors. The stockholders of Centura generally may adopt, amend, or repeal the Bylaws upon the affirmative vote of two-thirds of the stockholders entitled to vote thereon.

     FIRSTSOUTH. The Articles of FirstSouth do not contain any provisions governing amendments to the Articles, except that FirstSouth's Articles provide that the affirmative vote or consent of the holders of not less than 75% of the outstanding voting shares of FirstSouth Stock shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with the provision of FirstSouth's Articles requiring a supermajority vote and fair price provisions in the event of business combinations. See " -- Fair Price Provisions" and " -- Business Combinations." Under North Carolina law, the Articles may be amended by action of the Board of Directors of FirstSouth and without stockholder action only for minor technical revisions. Any other amendment must be approved by a majority of the shares voting except that if the proposed amendment creates dissenters' rights, the vote required is a majority of the total votes entitled to be cast.

     The Board of Directors of FirstSouth may amend FirstSouth's Bylaws and adopt new Bylaws, without stockholder approval, except as provided in the Bylaws. The Bylaws provide that the shareholders of FirstSouth must approve amendments to the Bylaws (i) requiring more than a majority of the voting shares for a quorum at a meeting of stockholders or more than a simple majority of the votes cast to constitute action by the stockholders, except where higher percentages are required by law, and (ii) providing for the management of FirstSouth otherwise than by the Board of Directors or its executive committee. In addition, no bylaw adopted or amended by the stockholders of FirstSouth shall be altered or repealed by the Board of Directors of FirstSouth.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     CENTURA. The Articles of Centura provide that Centura's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of Centura's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for Centura's stockholders to change a majority of the members of the Board. The purpose of dividing Centura's Board of Directors into classes is to facilitate continuity and stability of leadership of Centura by ensuring that experienced personnel familiar with Centura will be represented on Centura's Board at all times , and to permit Centura's management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquirer could obtain working control of the Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

     Pursuant to the Bylaws, each stockholder generally is entitled to one vote for each share of Centura Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to distribute all of his votes in any manner among any number of candidates or to cumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Centura Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Centura Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Centura Stock to obtain representation on Centura's Board of Directors.

     FIRSTSOUTH. The Bylaws of FirstSouth provide that FirstSouth's Board of Directors shall consist of not less than nine nor more than 21 individuals, the exact number of directors to be elected being determined by the Board of Directors. Currently, the Board of Directors of FirstSouth has set the number of directors at 16. The Bylaws of FirstSouth provide that FirstSouth's Board of Directors be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of FirstSouth having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year which effectively requires two annual meetings for FirstSouth's stockholders to change a majority of the members of the Board. The purpose of dividing FirstSouth's Board of Directors into classes is to facilitate continuity and stability of leadership of FirstSouth by ensuring that experienced personnel familiar with FirstSouth will be represented on FirstSouth's Board at all times, and to permit FirstSouth's management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquirer could obtain working control of the Board, this provision may discourage some potential mergers, tender offers, and takeover attempts. Pursuant to the Bylaws, each stockholder is entitled to one vote for each share of FirstSouth Stock held except in the election of directors, for which shareholders have cumulative voting rights.

REMOVAL OF DIRECTORS

     CENTURA. Centura's Articles provide that (i) a director may be removed by the stockholders only upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors and (ii) vacancies on the Board of Directors may be filled only by the Board of Directors. The purpose of this provision is to prevent a majority stockholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that stockholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in Centura Stock. The term of a director appointed to fill a vacancy expires at the next meeting of stockholders at which directors are elected.

     FIRSTSOUTH. FirstSouth's Bylaws provide that a director may be removed at any time, with or without cause, by a vote of the stockholders holding a majority of the outstanding shares entitled to vote at an election of directors. However, unless the entire Board is removed, an individual director shall not be removed when the number of shares voting against the proposal for removal would be sufficient to elect a director if such shares could be voted cumulatively at an annual election. Consequently, it would be more difficult to remove directors representing minority stockholders.

LIMITATIONS ON DIRECTOR LIABILITY

     CENTURA. Centura's Articles provide for the elimination of the personal liability of each director arising out of an action by Centura or otherwise for monetary damages for breach of his duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Centura,
(ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Centura and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     FIRSTSOUTH. FirstSouth's Articles provide for the elimination of the personal liability of each director to the same extent as Centura's Articles except that no liability will be eliminated for acts or omissions where the elimination of personal liability of directors for monetary damages would be inconsistent with the provisions of Chapter 53 of the General Statutes of North Carolina. This provision in FirstSouth's Articles would have the same effect as that of Centura's provision discussed above.

INDEMNIFICATION

     CENTURA. Under the NCBCA, subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding, because he is or was a director, against liability incurred in the proceeding if (i) he conducted himself in good faith; (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     In addition and separate and apart from the indemnification rights discussed above, the NCBCA further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

     Centura's Bylaws provide for the mandatory indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director or officer of Centura, or, at the request of Centura, is or was serving as a director, officer, agent, partner, trustee, administrator, or employee of another entity in the event such person is made or is threatened to be made, a party to any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding), whether or not brought by or on behalf of Centura, seeking to hold such person liable by reason of the fact that such person is or was acting in such capacity. The indemnification provision in the Centura Bylaws covers reasonable expenses, including without limitation, all attorneys' fees actually and necessarily incurred by such person in connection with any such action, suit or proceeding, all reasonable payments made by such person in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which such person may have become liable in such action, suit, or proceeding, and all reasonable expenses incurred in enforcing the indemnification rights. Furthermore, Centura may advance to such person his reasonable expenses incurred in connection with any such action, suit or proceeding as authorized by the Board of Directors in the specific case or as authorized or required under any Bylaw upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is ultimately determined that such person is entitled to be indemnified by Centura against such expenses.

     Centura's Bylaws further provide that Centura may, but is not required to, indemnify any agent, employee, or other person as the Board of Directors deems appropriate. The Centura Board of Directors must take all such action as may be necessary and appropriate to authorize Centura to pay the indemnification required by the indemnification provision, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity to such claimant.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Centura pursuant to the foregoing provisions, Centura has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     FIRSTSOUTH. Under the NCBCA, directors and officers of FirstSouth would have the same rights to indemnification as directors and officers of Centura. Additionally, the Bylaws of FirstSouth provide that any person who serves as a director or officer of FirstSouth shall have the right to be indemnified by FirstSouth to the fullest extent permitted by law against reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of FirstSouth, and payments made by such person in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding. Furthermore, under the NCBCA FirstSouth may advance to such person his reasonable expenses incurred in connection with any such action, suit or proceeding as authorized by the Board of Directors of FirstSouth in the specific case upon the receipt of an undertaking from the person to repay such expenses if it is ultimately determined that such person is not entitled to be indemnified by FirstSouth against such expenses. FirstSouth's Bylaws further provide that the Board of Directors of FirstSouth must take all such action as may be necessary and appropriate to authorize FirstSouth to pay the indemnification required by the indemnification provision, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the amount of indemnity due such claimant.

SPECIAL MEETING OF STOCKHOLDERS

     CENTURA. Centura's Bylaws provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board, or the President. Holders of Centura Stock do not have the right to call a special meeting or to require that Centura's Board of Directors call such a meeting. As a result, this provision, taken together with the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a Business Combination) over the opposition of Centura's Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board of Directors with nominees who were in favor of such proposal.

     FIRSTSOUTH. FirstSouth's Bylaws provide that special meetings of stockholders may be called by the President, the Board of Directors, or at the written request of the holders of not less than one-tenth of all shares entitled to vote at the meeting.

CONSTITUENCY AND STAKEHOLDER PROVISIONS

     CENTURA. Centura's Articles expressly authorize the Board of Directors of Centura, any committee of the Board of Directors, or any individual director, in determining what is in the best interest of Centura and its stockholders, to consider, in addition to the long-term and short-term interests of the stockholders, the social and economic effects of the matter to be considered on Centura and its subsidiaries, their employees, depositors, customers, creditors, and the communities in which Centura and its subsidiaries operate or are located. When evaluating a Business Combination or a proposal by another person to make a Business Combination or a tender offer or any other proposal relating to a potential change in control of Centura, the Board of Directors may consider such matters as the business and financial condition and earnings prospects of the acquiring person, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person, and the possible effect of such conditions upon Centura and its subsidiaries and the communities in which Centura and its subsidiaries operate or are located, the competence, experience, and integrity of the acquiring person and its management, and the prospects for successful conclusion of the Business Combination, offer, or proposal. The consideration of any of the above factors is completely discretionary with the Centura Board of Directors and does not give any constituency other than stockholders the right to be so considered.

     The constituency provision of the Articles of Centura may discourage or make more difficult certain acquisition proposals or Business Combinations and, therefore, may adversely affect the ability of stockholders to benefit from certain transactions opposed by the Centura Board of Directors. The constituency provision would allow the Centura Board of Directors to take into account the effects of an acquisition proposal on a broad number of constituencies and to consider any potential adverse effects in determining whether to accept or reject such proposal.

     FIRSTSOUTH. FirstSouth's Bylaws provide that, in considering the advisability of FirstSouth entering into any combination, merger or other affiliation with another corporation, the Board of Directors shall weigh the effects such affiliation would have on FirstSouth's stockholders, officers, employees, customers and public. This constituency provision of the Bylaws of FirstSouth may discourage or make more difficult certain acquisition proposals and, therefore, may adversely affect the ability of stockholders to benefit from certain transactions opposed by the FirstSouth Board of Directors. The constituency provision would allow the FirstSouth Board of Directors to take into account the effects of an acquisition proposal on a broad number of constituencies and to consider any potential adverse effects in determining whether to accept or reject such proposal.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     CENTURA. The Bylaws of Centura provide that any action required or permitted to be taken by Centura stockholders at a duly called meeting of stockholders may be effected by the unanimous written consent of the stockholders entitled to vote on such action.

     FIRSTSOUTH. FirstSouth's Bylaws provide that any action which may be taken at a meeting of the stockholders of FirstSouth may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the persons who would be entitled to vote upon such action at a meeting.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     CENTURA. Centura's Articles and Bylaws provide that no stockholder may nominate individuals for election to the Board of Directors.

     FIRSTSOUTH. Neither FirstSouth's Articles nor its Bylaws provide for a manner in which stockholders of FirstSouth may make nominations to the Board of Directors. Pursuant to FDIC regulation, any such nomination would have to be submitted in writing to FirstSouth not less than 120 days prior to the date of any meeting called for the election of directors.

FAIR PRICE PROVISIONS

     CENTURA. The fair price provision of the Articles applies to Business Combinations that have not received the approval of two-thirds of the full Board of Directors and is available only to stockholders who vote against such Business Combinations and who elect to sell their shares to Centura for cash at the fair price of such shares. The fair price provision requires that the consideration for such shares be paid in cash by Centura and that the price per share be at least equal to the highest of the following:

          (a) the highest price per share paid for Centura Stock during the four years immediately preceding the Business Combination vote by any stockholder who beneficially owned 5.0% or more of Centura Stock and who votes in favor of the Business Combination;

          (b) the cash value of the highest price per share previously offered pursuant to a tender offer to the stockholders of Centura within the four years immediately preceding the Business Combination vote;

          (c) the aggregate earnings per share of Centura Stock during the four fiscal quarters immediately preceding the Business Combination vote multiplied by the highest price/earnings ratio of Centura Stock at any time during the four fiscal quarters or up to the date the Business Combination vote occurs;

          (d) the highest price per share, including commissions and fees, paid by a Control Person in acquiring any of its holdings of Centura Stock; or

          (e) the fair value per share of Centura Stock as determined by an investment banking or appraisal firm chosen by a majority of the members of the Board of Directors voting against the Business Combination, such fair value not taking into consideration the fact that the shares are held by a majority of the Centura stockholders.

     The fair price provision is designed primarily to discourage attempts to acquire Centura in transactions utilizing two-tier pricing tactics, but the provision may affect and potentially discourage other transactions that are not two-tier structured. Transactions utilizing two-tier pricing tactics typically involve the accumulation of a substantial block of a target corporation's stock followed by a merger or other reorganization of the acquired corporation on terms determined by the purchaser. In such two-tiered takeover attempts, the purchaser generally pays cash to acquire a controlling interest in a corporation and acquires the remaining interest by paying the remaining stockholders a price lower than that paid to acquire the controlling interest. The Board of Directors believes that the fair price provision may prevent some of the potential inequities of two-tiered takeover attempts by encouraging persons interested in acquiring Centura to negotiate in advance with the Board of Directors since, if two-thirds of the full Board of Directors approves certain Business Combinations, the fair price provision would be avoided. The Board of Directors believes that the interests of the stockholders of Centura would be best served by such negotiation based on careful consideration of all relevant factors. Despite this belief, however, some stockholders may find the fair price provision disadvantageous to the extent it discourages changes in control in which stockholders might receive, for at least some of their shares, a substantial premium above the market price paid to stockholders who vote against the Business Combination and then elect to sell their shares to Centura for cash. Furthermore, the provision may encourage stockholders to vote against a Business Combination, which has been approved by a majority of a quorum but less than two-thirds of the full Board of Directors. In addition, assets of Centura could be used to reacquire shares, possibly at a substantial premium, from stockholders who voted against the transaction, which may be to the detriment of stockholders who voted for the transaction. Finally, if the fair price provision has the effect of giving management more bargaining power in negotiation with a potential acquirer, it could result in management using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also more favorable terms for management.

     FIRSTSOUTH. The fair price provision of FirstSouth's Articles applies to any business combination that is proposed by an "interested shareholder." An "interested shareholder" is any person or entity which beneficially owns, directly or indirectly, 10% or more of the outstanding shares of FirstSouth Stock. The fair price provision requires that the consideration to be received on a per share basis by each FirstSouth stockholder shall be at least equal to the highest amount of the following:

          (i) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealer fees and other related expenses) paid by the interested shareholder in acquiring any shares of FirstSouth Stock, whether acquired before or after becoming an interested shareholder;

          (ii) the fair market value per share of FirstSouth Stock on the date of the first public announcement of the proposed business combination (the "Announcement Date");

          (iii) FirstSouth's net income per share for the four fiscal quarters immediately preceding the Announcement Date, multiplied by the highest price/earnings multiple of FirstSouth within the two years immediately preceding the Announcement Date;

          (iv) FirstSouth's book value per share at the end of the fiscal quarter immediately preceding the Announcement Date multiplied by the highest price/book multiple of FirstSouth within the two years immediately preceding the Announcement Date;

          (v) FirstSouth's net income per share for the four fiscal quarters immediately preceding the announcement date, multiplied by the highest price/earnings multiple of FirstSouth paid by an interested shareholder for any share of FirstSouth Stock; or,

          (vi) FirstSouth's book value per share at the end of the fiscal quarter immediately preceding the Announcement Date, multiplied by the highest price/book multiple of FirstSouth paid by an interested shareholder for any share of FirstSouth Stock.

The fair price provision in FirstSouth's Articles is designed primarily to discourage attempts to acquire FirstSouth in transactions utilizing two-tier pricing tactics, but the provision may effect and potentially discourage other transactions that are not two-tier structured. See the discussion regarding Centura's fair price provision.

BUSINESS COMBINATIONS

     CENTURA. The Articles of Centura provide that, unless more restrictively required by applicable law, any Business Combination, as defined therein, must be approved by a majority of a quorum of the Board of Directors and must receive one of the following levels of stockholder approval: (i) at a special or annual meeting of stockholders by an affirmative vote of the stockholders holding at least a majority of the shares of Centura Stock issued and outstanding and entitled to vote thereon, provided that such Business Combination has received the prior approval by a resolution adopted by an affirmative vote of at least two-thirds of the full Board of Directors before such Business Combination is submitted for approval to the stockholders; or (ii) at a special or annual meeting of stockholders by an affirmative vote of the stockholders holding at least two-thirds of the shares of Centura Stock issued and outstanding and entitled to vote thereon provided that such Business Combination has received the prior approval by a resolution adopted by an affirmative vote of at least a majority of a quorum of the Board of Directors (but less than two-thirds of the Board of Directors). In addition, if the Business Combination is approved by an affirmative vote of at least two-thirds of the stockholders entitled to vote and by a majority of a quorum of the Board of Directors but less than two-thirds of the full Board of Directors, the Business Combination must grant to stockholders not voting to approve the Business Combination certain fair price rights.

     The Articles of Centura define a "Business Combination" as (i) any merger or consolidation of Centura into any other corporation, person, group, or other entity where Centura is not the surviving or resulting entity; (ii) any merger or consolidation of Centura with or into any "Control Person" (as defined in the Articles) or with any corporation, person, group, or other entity where the merger or consolidation is proposed by or on behalf of a Control Person; (iii) any sale, lease, exchange, or other disposition of all or substantially all of the assets of Centura; (iv) any sale, lease, exchange, or other disposition of more than 10% of the total assets of Centura (determined as of the end of the most recent fiscal year) to a Control Person; (v) the issuance of any securities of Centura to a Control Person; (vi) the acquisition by Centura of any securities of a Control Person unless such acquisition begins prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of Centura; (vii) the acquisition by Centura of all or substantially all of the assets of any Control Person or any entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of Centura which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities or recapitalization of Centura which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Centura which is beneficially owned or controlled by a Control Person; (x) any of the above transactions which are between Centura and any of its subsidiaries and which are proposed by or on behalf of any Control Person; or (xi) any agreement, plan, contract, or other arrangement providing for any of the above transactions.

     The requirement of a supermajority vote of stockholders to approve certain business transactions, as described above, may discourage a change in control of Centura by allowing a minority of Centura's stockholders to prevent a transaction favored by the majority of the stockholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of Centura and their positions with Centura. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with Centura's management by groups or corporations interested in acquiring control of Centura and to reduce the danger of a forced merger or sale of assets.

     The North Carolina Shareholder Protection Act requires, under certain circumstances and subject to certain exceptions, the affirmative vote of at least 95% of the voting shares of a corporation to adopt or authorize certain business combinations with any other entity. The 95% vote requirement does not apply if all of certain fair price and procedural requirements are satisfied. The North Carolina Shareholder Protection Act applies to corporations that have a class of shares registered under Section 12 of the Exchange Act (a "public corporation") and that have not opted out of the provisions of the North Carolina Shareholder Protection Act. Centura's Articles provide that Centura will not be subject to the North Carolina Shareholder Protection Act.

     The North Carolina Control Share Acquisition Act provides that in the event any person or group acting in concert acquires certain designated percentage interests of the total voting power of a corporation, the shares acquired in the acquisition are not entitled to vote unless the right to vote such shares is approved by a majority of all of the outstanding shares of the corporation entitled to vote for the election of directors, excluding certain interested shares, as that term is defined by the statute. If voting rights are granted to the control shares, other stockholders may have their shares redeemed by the corporation at their fair value. The North Carolina Control Share Acquisition Act applies only to a North Carolina public corporation with certain required contacts with North Carolina (a "covered corporation"), the bylaws or articles of incorporation of which do not opt out of the North Carolina Control Share Acquisition Act, and does not apply to acquisitions of stock pursuant to a merger or tender offer approved by the Board of Directors. Centura's Articles provide that Centura will not be subject to the North Carolina Control Share Acquisition Act.

     FIRSTSOUTH. FirstSouth's Articles provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of FirstSouth Stock entitled to vote shall be required to authorize any Business Combination unless the Business Combination shall have been approved by two-thirds of the Board of Directors of FirstSouth and the fair price provisions, if applicable, are met, in which case any Business Combination must be approved by the affirmative vote as is required by law.

     FirstSouth is subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act. The Merger, however, is not subject to the provisions of either Act.

DISSENTERS' RIGHTS OF APPRAISAL

     CENTURA. Under the NCBCA, a stockholder is generally entitled to dissent from, and obtain payment of the fair value of his shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless either (a) stockholder approval is not required by the NCBCA or (b) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
(iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the stockholders within one year after the date of sale; (iv) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, (e) reduces the number of shares owned by the stockholder to a fraction of a share if the fractional share so created is to be acquired for cash under the NCBCA, or (f) changes the corporation into a nonprofit corporation or cooperative organization; or (v) any corporate action taken pursuant to a stockholder vote, to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. Centura's Articles and Bylaws do not provide for any such additional dissenters' rights.

     FIRSTSOUTH. Under the NCBCA, a FirstSouth stockholder is entitled to dissent from, and obtain fair payment of the value of his shares to the same extent discussed above for Centura stockholders. FirstSouth's Articles and Bylaws do not provide for any additional dissenters' rights.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     CENTURA. The NCBCA provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     FIRSTSOUTH. FirstSouth stockholders have the same rights as Centura stockholders under the NCBCA to inspect the books and records of FirstSouth upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

DIVIDENDS

     CENTURA. Section 53-87 of the North Carolina General Statutes generally allows Centura's subsidiary depository institution to pay cash dividends to Centura only out of the subsidiary depository institution's undivided profits and only if Centura's surplus is equal to at least 50% of its paid-in capital stock. Substantially all of the funds available for the payment of dividends by Centura are derived from its subsidiary depository institution. There are various statutory limitations on the ability of Centura's subsidiary depository institutions to pay dividends to Centura. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

     FIRSTSOUTH. The ability of FirstSouth to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under North Carolina banking laws that cash dividends be paid only out of undivided profits and only if the bank has surplus of a specified level. Federal bank regulatory authorities also have the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe or unsound practice. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                          INFORMATION ABOUT FIRSTSOUTH

GENERAL

     FirstSouth is a North Carolina-chartered commercial bank headquartered in Burlington, North Carolina, with five banking offices bank located in Burlington, North Carolina and surrounding communities. As of March 31, 1996, FirstSouth had total assets of approximately $181.3 million, total deposits of approximately $163.0 million, and total stockholders' equity of approximately $16.7 million. FirstSouth offers a broad range of banking and banking-related services.

     FirstSouth has agreed to sell its Yanceyville branch to American National Bank and Trust Company Danville, Virginia, including the loans and deposits associated with that branch, which sale is expected to occur at the Effective Time of the Merger. At March 31, 1996, the
Yanceyville branch had approximately $4.3 million in loans and approximately $23.3 million in deposits. Centura has agreed to the sale.

     FirstSouth was organized under the laws of the state of North Carolina and commenced operations in 1988. Additional information with respect to FirstSouth is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "CERTAIN REGULATORY CONSIDERATIONS."

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of June 30, 1996, the number of shares and percentage of FirstSouth Stock beneficially owned by each director of FirstSouth and, in the aggregate, by all directors and executive officers of FirstSouth as a group. Other than as set forth below, as of June 30, 1996, no shareholder was known by management of FirstSouth to be the beneficial owner of more than five percent of the FirstSouth Stock.

                                                                                                         TOTAL NUMBER OF
                                                                                                             SHARES
                                                       NUMBER OF SHARES                SHARES             BENEFICIALLY
NAME OF                                               BENEFICIALLY OWNED          ACQUIRABLE UNDER       OWNED INCLUDING
BENEFICIAL OWNER                                    (EXCLUDING OPTIONS) (1)    STOCK OPTION PLANS (2)     OPTION SHARES
D. Earl Pardue (3)...............................            68,925                     24,225                93,150
Jerome B. Taylor (4).............................            55,493                     24,222                79,715
Wade Williamson, Jr. (5).........................            38,401                     46,200                84,601
James B. Powell (6)..............................            77,659                     10,276                88,045
W.E. Love, Jr. (7)...............................            52,509                     10,276                62,785
Edwin B. Armstrong, Jr. (8)......................            25,530                     10,276                35,806
Eda C. Holt (9)..................................            24,559                     10,276                34,835
Jack R. Lindley (10).............................            53,011                     10,276                63,287
Rose Ann Gant (11)...............................            10,801                     10,276                21,077
C.C. McNeely, Jr. (12)...........................            15,772                     10,276                26,048
William A. Hawks (13)............................            35,327                     10,276                45,603
James B. Crouch, Jr. (14)........................            22,316                     10,276                32,592
James R. Copeland, III (15)......................            68,604                     10,276                78,880
Troy W. Woodard, Sr..............................             5,645                        -0-                 5,645
Loren A. Tompkins (16)...........................             4,084                        -0-                 4,084
James Y. Blackwell, Jr...........................               316                        -0-                   316
All directors and executive officers as a group
  (21 persons, 16 of whom are listed above)......           575,960                    223,535               799,485


NAME OF
BENEFICIAL OWNER                                   PERCENT (17)
D. Earl Pardue (3)...............................       5.29
Jerome B. Taylor (4).............................       4.53
Wade Williamson, Jr. (5).........................       4.75
James B. Powell (6)..............................       5.04
W.E. Love, Jr. (7)...............................       3.60
Edwin B. Armstrong, Jr. (8)......................       2.05
Eda C. Holt (9)..................................       2.00
Jack R. Lindley (10).............................       3.63
Rose Ann Gant (11)...............................       1.21
C.C. McNeely, Jr. (12)...........................       1.49
William A. Hawks (13)............................       2.61
James B. Crouch, Jr. (14)........................       1.87
James R. Copeland, III (15)......................       4.52
Troy W. Woodard, Sr..............................       0.33
Loren A. Tompkins (16)...........................       0.24
James Y. Blackwell, Jr...........................       0.02
All directors and executive officers as a group
  (21 persons, 16 of whom are listed above)......      40.82

 (1) Unless otherwise noted, to the best of FirstSouth's knowledge, shares are held of record by the persons named and such persons exercises sole voting and investment power with respect to their shares.

 (2) With respect to Messrs. Pardue, Taylor, Powell, Love, Armstrong, Lindley, McNeely, Hawks, Crouch and Mrs. Holt and Mrs. Gant, reflects shares which may be acquired upon the exercise of options granted under FirstSouth's 1988 Stock Option Plan for Directors. With respect to Mr. Williamson, reflects shares which may be acquired by Mr. Williamson upon the exercise of options granted to him pursuant to FirstSouth's Stock Option Plan for Key Employees. Included within the optioned shares beneficially owned by all directors and executive officers, as a group, are an additional 26,128 shares subject to options granted to executive officers pursuant to FirstSouth's Stock Option Plan for Key Employees.

 (3) D. Earl Pardue exercises sole voting and investment power over 57,539 shares that he holds individually of record. Mr. Pardue exercises shared voting and investment power over 8,662 shares held of record by his spouse, over 819 shares held jointly with his spouse, and over 1,905 shares held of record by a child residing in his household. Mr. Pardue's address is 2401 Oakwood Drive, Burlington, North Carolina 27215.

 (4) Jerome B. Taylor exercises sole voting and investment power over 115 shares that he holds individually of record. Mr. Taylor exercises sole investment and shared voting power with respect to 44,985 shares held of record in his individually directed accounts in qualified retirement plans. Mr. Taylor exercises shared voting and investment power over 10,393 shares held of record in Mr. Taylor's spouse's individually directed accounts in qualified retirement plans.

 (5) Wade Williamson exercises sole voting and investment power over 28,741 shares that he holds individually of record and over 865 shares held of record in his individual retirement account. Mr. Williamson exercises shared voting and investment power over 8,795 shares held of record in his individually directed account in a qualified retirement plan.

 (6) James B. Powell exercises sole voting and investment power over 69,107 shares that he holds individually of record and exercises shared voting and investment power over 8,662 shares held of record by his spouse. Dr. Powell's address is 358 South Main Street, Burlington, North Carolina 27215.

 (7) W.E. Love, Jr. exercises sole voting and investment power over 21,207 shares that he holds individually of record and over 4,212 shares held of record in the W.E. Love & Associates, Inc. Employees' 401(k) Retirement Plan and Trust of which Mr. Love is the trustee. Mr. Love exercises shared voting and investment power over 8,932 shares held of record by his spouse. Mr. Love exercises shared voting and investment power over 11,558 shares held of record by W.E. Love & Associates, Inc. of which Mr. Love is the majority shareholder and a director. Mr. Love exercises shared voting and investment power over 6,600 shares held of record by Universal Insurance Company, Inc. Mr. Love is a director of Universal Insurance Company, Inc., which is a wholly-owned subsidiary of Innovative Company of which Mr. Love controls 50% of the voting power.

 (8) Edwin B. Armstrong, Jr. exercises sole voting and investment power over 1,704 shares that he holds individually of record. Mr. Armstrong exercises shared voting and investment power over 2,336 shares held of record by his spouse, over 20,490 shares held of record jointly with his spouse and over 1,000 shares held jointly with his daughter.

 (9) Eda C. Holt exercises sole voting and investment power over 21,699 shares that she holds individually of record and exercises shared voting and investment power over 2,860 shares held of record by her spouse.

(10) Jack R. Lindley exercises sole voting and investment power over 27,024 shares that he holds individually of record and exercises shared voting and investment power over 25,987 shares held of record by his spouse.

(11) Rose Ann Gant exercises sole voting and investment power over 10,801 shares that she holds individually of record.

(12) C.C. McNeely, Jr. exercises sole voting and investment power over 13,283 shares that he holds individually of record and exercises shared voting and investment power over 2,145 shares held by his spouse. Mr. McNeely exercises sole voting and investment power over 344 shares held by him as custodian for his grandchildren under the North Carolina Uniform Transfers to Minors Act (the "Minors Act").

(13) William A. Hawks exercises sold voting and investment power over 19,701 shares that he holds individually of record and exercises shared voting and investment power over 8,970 shares held of record by his spouse. Mr. Hawks exercises sole investment and voting power over 6,656 shares held of record in his individual retirement account.

(14) James B. Crouch, Jr. exercises sole voting and investment power over 18,764 shares that he holds individually of record. Mr. Crouch exercises shared voting and investment power with respect to 865 shares held of record in his spouse's individual retirement account and exercises shared voting and investment power over 2,687 shares held of record by his brother as custodian for Mr. Crouch's children under the Minors Act.

(15) James R. Copland, III exercises sole voting and investment power over 38,115 shares that he holds individually of record and exercises shared voting and investment power over 1,905 shares held of record by his spouse. Mr. Copland exercises shared voting and investment power over 28,584 shares held of record by or for his children.

(16) Loren A. Tompkins exercises sole voting and investment power over 2,984 shares that he holds individually of record and exercises shared voting and investment power over 1,100 shares held of record by his spouse.

(17) Except as noted herein, the calculation of percentage of ownership is based on 1,735,287 outstanding shares. In calculating the percentage ownership of a director, the shares of FirstSouth Stock which such person can acquire upon the exercise of options are deemed to be outstanding for the purpose of computing such person's percentage of ownership, but are not deemed to be outstanding for the purpose of computing the percentage of FirstSouth Stock owned by any other person. In calculating the percentage of ownership of all directors and executive officers, as a group, the shares of FirstSouth Stock which can be acquired under stock options are treated as outstanding shares.

                           INFORMATION ABOUT CENTURA

GENERAL

     Centura, a North Carolina corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. Centura owns all of the outstanding shares of Centura Bank, a North Carolina bank corporation. Centura, through Centura Bank and its subsidiaries, offers a full range of financial services through 154 offices located in 94 communities throughout North Carolina and through a variety of alternative delivery channels. As of March 31, 1996, Centura had total consolidated assets of approximately $5.5 billion, total consolidated deposits of approximately $4.2 billion, and total consolidated stockholders' equity of approximately $410 million.

     Centura Bank is a North Carolina bank with deposits insured by the Bank Insurance Fund and the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation and is a Federal Reserve member bank. Centura Bank, either directly or through its subsidiaries, provides a wide range of financial services, including: full-service commercial and consumer banking services; retail securities brokerage services; insurance brokerage services covering a full line of personal and commercial lines; and mortgage banking services. Centura Bank also offers services through alternative delivery channels that include: 211 automated teller machines in 103 communities throughout North Carolina, including 37 communities not otherwise served by the Centura branch network; a centralized telephone operation offering a full line of financial services; and home banking through a telephone network operated by a third party and connected to the personal computers of customers. In addition, through its Trust Department, Centura Bank acts as trustee, executor, administrator, custodian, guardian and depository for individual estates, and serves as administrator or trustee for various types of employee benefit plans of corporations and other organizations.

     The principal executive offices of Centura and Centura Bank are located at 134 North Church Street, Rocky Mount, North Carolina 27804, and its telephone number at such address is (919) 977-4400. Additional information with respect to Centura and its subsidiaries is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "CERTAIN REGULATORY CONSIDERATIONS."

RECENT DEVELOPMENTS

     On February 27, 1996, Centura consummated its merger with First Commercial Holding Corporation, a Delaware bank holding company with its principal offices in Asheville, North Carolina ("FCHC"). In addition, First Commercial Bank, FCHC's wholly-owned North Carolina state bank subsidiary, was merged with and into Centura Bank. The merger was consummated through the issuance of 0.63 share of Centura's common stock for each share of outstanding common stock of FCHC or 1,607,564 shares. Centura's board of directors has approved the repurchase of up to 9.9 percent of the shares issued. The transaction was accounted for as a pooling-of-interests.

     On April 11, 1996, Centura and Essex Savings Bank, FSB, executed an agreement pursuant to which Centura will purchase approximately $77 million in deposits and certain deposit related loans of the branch offices operated by Essex in Greensboro, Raleigh, and Wilmington, North Carolina. Centura will pay a 1% deposit premium for the assumed deposits and is expected to close the transaction during the second quarter of 1996.

     On March 19, 1996 Centura Bank and First Community Bank, headquartered in Gastonia, North Carolina, announced an agreement to merge. All of the capital stock of First Community Bank will be exchanged for Centura Stock at an exchange ratio of 0.96 share of its common stock for each issued and outstanding share of stock of First Community Bank, subject to adjustments in certain circumstances. The transaction will be accounted for as a purchase. Centura's board of directors has approved the purchase in the open market of up to all of the shares of Centura Stock to be issued in the First Community merger (748,000 shares). It is anticipated that this merger will occur during the third quarter of 1996.

    On June 11, 1996, Centura announced that it had entered into an agreement to purchase 49% of First Greensboro Home Equity, Inc. ("First Greensboro"). First Greensboro is a mortgage company with its principal headquarters in Greensboro, North Carolina. First Greensboro will retain controlling interest of the company. The closing date of the transaction is expected to occur before the end of 1996 after all regulatory approvals have been obtained and subsequent waiting periods have expired.

     For additional information with respect to these acquisitions, see information contained in documents referenced under "DOCUMENTS INCORPORATED BY REFERENCE."

     Centura continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations, frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Centura might undertake may be material, in terms of assets acquired or liabilities assumed, to Centura's financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

STOCK OWNERSHIP OF MANAGEMENT

     Information regarding the ownership of Centura Stock by management of Centura is incorporated herein by reference to Centura's Annual Report on form 10-K for the year ended December 31, 1995.

                       CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Centura and FirstSouth.

GENERAL

     Centura is a bank holding company registered with the Federal Reserve under the BHC Act. As such, Centura and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (Interstate Banking Act), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Centura and any other bank holding company located in North Carolina may now acquire a bank located in any other state, and any bank holding company located outside North Carolina may lawfully acquire any North Carolina-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. North Carolina has enacted "opt in" legislation that permits interstate branching in North Carolina on a reciprocal basis through June 1, 1997, and on an unlimited basis thereafter. Accordingly, the banking subsidiary of Centura and FirstSouth are currently able to establish and operate branches in other states that have also enacted "opt in" legislation.

     The BHC Act generally prohibits Centura from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Centura Bank and FirstSouth are both members of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, their deposits are insured by the FDIC to the maximum extent provided by law. Centura Bank and FirstSouth are both subject to numerous state and federal statutes and regulations that affect their business, activities, and operations. As a North Carolina-chartered bank that is a member of the Federal Reserve System, Centura Bank is supervised and examined by the Federal Reserve and the Commissioner. FirstSouth, a North Carolina-chartered bank that is not a member of the Federal Reserve System, is supervised and examined by the FDIC and the Commissioner. The federal banking agencies and the Commissioner regularly examine the operations of Centura Bank and FirstSouth and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions, and to prevent the commencement or continuation of unsafe or unsound banking practices or other violations of law. The federal banking agencies and the Commissioner regulate and monitor all areas of the operations of Centura Bank and FirstSouth, including loans, mortgages, issuances of securities, capital adequacy, loss reserves, and compliance with the Community Reinvestment Act of 1977, as amended (the "CRA") and other laws and regulations. Interest and certain other charges collected and contracted for by Centura Bank and FirstSouth are also subject to state usury laws and certain federal laws concerning interest rates.

COMMUNITY REINVESTMENT

     FirstSouth and Centura are subject to the provisions of the CRA and the federal banking agencies' implementing regulations. Under the CRA, all financial institutions have a continuing and affirmative obligation consistent with their safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires a depository institution's federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly chartered institution; (iii) establish a new branch office that will accept deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following their most recent CRA compliance examinations, Centura Bank and FirstSouth each received a "Satisfactory" CRA rating.

     In April 1995, the federal banking agencies adopted revised CRA regulations in order to provide clearer guidance to depository institutions on the nature and extent of their CRA obligations and the methods by which those obligations would be assessed and enforced. Under the new CRA regulations, which went into effect on January 1, 1996, the evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. Each of these tests will be applied by the institution's federal regulator in an assessment context that would take into account such factors as:
(i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test -- the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks -- will evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans. The institution's regulator will weigh each of these lending categories to reflect its relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test will include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding, and (v) the institution's use of innovative or flexible lending practices to meet the needs of low-to-moderate income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by the lending consortia and other lenders in which the institution has invested. As part of the new regulation, all financial institutions will be required to report data on their small business and small farm loans as well as their home mortgage loans, which are currently required to be reported under the Home Mortgage Disclosure Act.

     The focus of the investment test will be the degree to which the institution is helping to meet the needs of its service area through qualified investments that (i) benefit low-to-moderate income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test will be based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs. The service test will evaluate an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and ATMs, (ii) the institution's record of opening and closing branch offices and ATMs, and (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low-to-moderate income areas. The federal regulators also will consider an institution's community development service as part of the service test. A separate community development test will be applied to wholesale or limited purpose financial institutions.

     Smaller institutions, those having total assets of less than $250 million, will be evaluated under more streamlined criteria. In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

     The joint agency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial noncompliance. An institution will then receive a certain number of points for its rating on each test, and the points will be combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory", and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its regulator in considering various types of applications.

PAYMENT OF DIVIDENDS

     Centura is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Centura, including cash flow to pay dividends to its stockholders, is dividends from Centura Bank. There are statutory and regulatory limitations on the payment of such dividends to Centura, as well as by Centura and FirstSouth to their stockholders.

     Centura is not subject to any direct legal or regulatory restrictions on dividends (other than the requirements under the NCBCA that distributions may not be made if, after giving them effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its liabilities). Centura Bank and FirstSouth, as North Carolina-chartered banks, are subject to North Carolina statutory and regulatory restrictions on the payment of cash dividends, including the requirement that cash dividends be paid only out of undivided profits and only if the bank has surplus of a specified level. If a bank having capital stock of $15,000 or more has surplus of less than 50% of its paid-in capital stock, no cash dividend may be declared until the bank has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage sufficient to raise the bank's surplus to an amount equal to 50% of its paid-in capital stock.

     If, in the opinion of the federal banking regulator, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See " -- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     At March 31, 1996, under dividend restrictions imposed under federal and state laws, Centura Bank and FirstSouth, without obtaining governmental approvals, could declare aggregate dividends of approximately $96 million and $2.9 million, respectively.

     The payment of dividends by Centura and FirstSouth may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Centura, Centura Bank and FirstSouth are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Centura and Centura Bank and the FDIC in the case of FirstSouth. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the

Federal Reserve and the FDIC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1996, Centura's consolidated Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 10.92% and 9.67%, respectively, and FirstSouth's Risk-Based Capital and Tier 1 Risk-Based Capital Ratios were 13.65% and 12.40%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Centura's and FirstSouth's respective Leverage Ratios at March 31, 1996, were 6.61% and 8.72%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     The risk-based and leverage capital requirements adopted by the Federal Reserve and the FDIC for Centura Bank and FirstSouth, respectively, are substantially similar to those adopted by the Federal Reserve for bank holding companies. Both Centura Bank and FirstSouth were in compliance with applicable minimum capital requirements as of March 31, 1996. Neither Centura, Centura Bank, nor FirstSouth has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See " -- Prompt Corrective Action."

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the federal banking agencies have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY BANKS

     Under Federal Reserve policy, Centura is expected to act as a source of financial strength for, and to commit resources to support, Centura Bank. This support may be required at times when, absent such Federal Reserve policy, Centura may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%. is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified'' senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain non-depository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

     At March 31, 1996, both Centura Bank and FirstSouth had the requisite capital levels to qualify as well capitalized under the regulations implementing the prompt corrective action provisions of FDICIA.

FDIC INSURANCE ASSESSMENTS

     FDIC insurance premiums are based on an assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (i) well capitalized;
(ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the undercapitalized category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

     Once the designated ratio for the BIF was reached during May 1995, the FDIC was authorized to reduce the minimum assessment rate below 23 basis points and to set future assessment rates at such levels that would maintain the BIF's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-insured banks, starting with the second half of 1995, paid assessments ranging from 4.0 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. At the same time, the FDIC elected to retain the pre-existing assessment rate of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund. More recently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for BIF members in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size.

     On July 28, 1995 the FDIC, the Treasury Department and the OTS released statements outlining a proposed plan ("Proposed Plan") to recapitalize the SAIF, certain features of which were subsequently agreed upon by members of the Banking Committees of the U.S. House of Representatives and the Senate on November 7, 1995 in negotiations to reconcile differences in bills on the issue that had been introduced or partially adopted by each body. Under the agreement, all SAIF-member institutions will pay a special assessment to the SAIF of approximately 80 basis points (0.80%), the amount that would enable the SAIF to attain its designated reserve ratio of 1.25%. The special assessment would be payable on January 1, 1996, based on the amount of SAIF-insured deposits held as of March 31, 1995. Most BIF-insured institutions holding SAIF-assessed deposits would receive a 20% reduction in the assessment rate and would pay a one-time assessment of approximately 64 basis points on their SAIF-assessed deposits. The agreement also provides that the assessment base for the bonds issued in the late 1980s to recapitalize the now defunct Federal Savings and Loan Insurance Corporation would be expanded to include the deposits of both BIF- and SAIF-insured institutions, with BIF members paying approximately 75% of the interest on such obligations. The committee members further agreed that the BIF and SAIF should be merged on January 1, 1998, with such merger being conditioned upon the prior elimination of the federal thrift charter. At this time, Centura is not able to predict the timing or exact amount of any SAIF special assessment that might be required. However, if a 64 basis point assessment were levied against the existing SAIF-assessed deposits of Centura Bank as of March 31, 1996, the SAIF special assessment paid by the bank (on a pre-tax basis) would be approximately $8.8 million.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

     The FDIA requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the prompt correction action provisions of FDICIA. See " -- Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

DEPOSITOR PREFERENCE

     The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

                      DESCRIPTION OF CENTURA CAPITAL STOCK

     Centura is authorized to issue 50,000,000 shares of Centura Stock, of which 22,875,050 shares were issued and outstanding as of March 31, 1996. Centura is also authorized to issue 25,000,000 shares of Centura no par value preferred stock, none of which is issued and outstanding.

     Holders of Centura Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. The ability of Centura to pay dividends is affected by the ability of its subsidiary depository institution to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1996, under such requirements and guidelines, Centura's subsidiary depository institution had $96 million of undivided profits legally available for the payment of dividends. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

     For a further description of Centura Stock, See "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of FirstSouth knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                                    EXPERTS

     The consolidated financial statements of Centura Banks, Inc. and subsidiary as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, refers to the fact that on December 31, 1993, Centura Banks, Inc. adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     The consolidated financial statements of FirstSouth as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, refers to the fact that on January 1, 1994, FirstSouth adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                    OPINIONS

     The legality of the shares of Centura Stock to be issued in the Merger will be passed upon by Joseph A. Smith, Jr., Rocky Mount, North Carolina. Mr. Smith is General Counsel and Secretary of Centura. As of March 31, 1996, Mr. Smith beneficially owned an aggregate of 1,036 shares of Centura Stock and was the holder of options to purchase 4,415 shares of Centura Common Stock.

     Certain tax consequences of the transaction have been passed upon by Poyner & Spruill, L.L.P., Raleigh, North Carolina.

     Certain legal matters will be passed upon for FirstSouth by Moore & Van Allen, PLLC, Raleigh, North Carolina.

     Charles T. Lane, a partner of Poyner & Spruill, is a director of Centura and Centura Bank. As of March 31, 1996, Mr. Lane owned beneficially 26,082 shares of Centura Stock and other members of Poyner & Spruill beneficially owned 65,132 shares of Centura Stock. No other expert or counsel employed by Centura or FirstSouth had, or is to receive in connection with the Merger, a substantial interest, direct or indirect, in Centura or FirstSouth or is otherwise connected with Centura or FirstSouth.

                                                                      APPENDIX A

                               AGREEMENT AND PLAN

                          OF REORGANIZATION AND MERGER



                                  By and Among


                                 FIRSTSOUTH BANK

                                       and

                                  CENTURA BANK

                                       and

                               CENTURA BANKS, INC.

















                                  June 7, 1996

                                TABLE OF CONTENTS

         ARTICLE I.  AGREEMENT TO MERGE.......................................................................... 2

                  1.01.             Names of Merging Corporations................................................ 2
                  1.02.             Nature of Transaction........................................................ 2
                  1.03.             Effect of Merger; Surviving Corporation...................................... 2
                  1.04.             Assets and Liabilities of FirstSouth......................................... 2
                  1.05.             Conversion and Exchange of Stock............................................. 2
                           a.       Conversion of FirstSouth Stock............................................... 2
                           b.       Exchange Procedures.......................................................... 3
                           c.       Treatment of Fractional Shares............................................... 4
                           d.       Surrender of Certificates.................................................... 4
                           e.       Antidilutive Adjustments..................................................... 5
                           f.       Dissenters................................................................... 5
                           g.       Lost Certificates............................................................ 5
                           h.       Treatment of FirstSouth's Stock Options...................................... 5
                           i.       Outstanding Centura Stock and Bank Stock..................................... 7
                  1.06.             Articles, By-Laws and Management............................................. 7
                  1.07.             Closing; Plan of Merger; Effective Time...................................... 8

         ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF FIRSTSOUTH..............................................  8

         2.01.                      Organization; Standing; Power...............................................  8
         2.02.                      Capital Stock................................................................ 9
         2.03.                      Principal Shareholders....................................................... 8
         2.04.                      Subsidiaries................................................................. 8
         2.05.                      Convertible Securities, Options, Etc......................................... 8
         2.06.                      Authorization and Validity of Agreement.....................................  9
                  2.07.             Validity of Transactions; Absence of Required
                                       Consents or Waivers....................................................... 9
                  2.08.             FirstSouth Books and Records................................................ 10
                  2.09.             FirstSouth Reports.......................................................... 10
                  2.10.             FirstSouth Financial Statements............................................. 11
                  2.11.             Tax Returns and Other Tax Matters........................................... 11
                  2.12.             Absence of Material Adverse Changes or
                                       Certain Other Events......................................................12
                  2.13.             Absence of Undisclosed Liabilities.......................................... 12
                  2.14.             Compliance with Existing Obligations........................................ 12
                  2.15.             Litigation and Compliance with Law...........................................12
                  2.16.             Real Properties............................................................. 13
                  2.17.             Loans, Accounts, Notes and Other Receivables................................ 14
                  2.18.             Securities Portfolio and Investments........................................ 15
                  2.19.             Personal Property and Other Assets.......................................... 16
                  2.20.             Patents and Trademarks...................................................... 16
                  2.21.             Environmental Matters....................................................... 16
                  2.22.             Absence of Brokerage or Finders Commissions................................. 18
                  2.23.             Material Contracts.......................................................... 18
                  2.24.             Employment Matters; Employee Relations...................................... 19
                  2.25.             Employee Agreements; Employee Benefit Plans................................. 20
                  2.26.             Insurance................................................................... 21
                  2.27.             Insurance of Deposits....................................................... 21
                  2.28.             Affiliates...................................................................22
                  2.29.             Obstacles to Regulatory Approval, Accounting
                                      Treatment or Tax Treatment.................................................22
                  2.30.             Disclosure...................................................................22


                                      - i -




         ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CENTURA AND
                             THE HOLDING COMPANY...............................................................  22

                  3.01.             Organization; Standing; Power............................................... 22
                  3.02.             Capital Stock............................................................... 23
                  3.03.             Authorization and Validity of Agreement..................................... 23
                  3.04.             Validity of Transactions; Absence of Required
                                      Consents or Waivers....................................................... 23
                  3.05              Holding Company Books and Records........................................... 24
                  3.06.             Holding Company Reports..................................................... 24
                  3.07.             Holding Company Financial Statements........................................ 25
                  3.08.             Absence of Material Adverse Changes......................................... 25
                  3.09.             Litigation and Compliance with Law.......................................... 26
                  3.10              Absence of Brokerage or Finders Commissions................................. 27
                  3.11.             Obstacles to Regulatory Approval, Accounting
                                      Treatment or Tax Treatment................................................ 27
                  3.12.             Disclosure.................................................................. 27

         ARTICLE IV.  COVENANTS OF FIRSTSOUTH................................................................... 28

                  4.01.             Affirmative Covenants of FirstSouth......................................... 28
                           a.       "Affiliates" of FirstSouth.................................................. 28
                           b.       Conduct of Business Prior to Effective Time................................. 28
                           c.       Periodic Information Regarding Loans........................................ 29
                           d.       Notice of Certain Changes or Events......................................... 30
                           e.       Consents to Assignment of Leases............................................ 30
                           f.       Further Action; Instruments of Transfer, etc................................ 30
                           g.       Dissolution of Subsidiary................................................... 31
                  4.02.             Negative Covenants of FirstSouth............................................ 31
                           a.       Amendments to Articles of Incorporation or
                                      Bylaws.....................................................................31
                           b.       Change in Capital Stock..................................................... 31
                           c.       Options, Warrants and Rights................................................ 31
                           d.       Dividends................................................................... 31
                           e.       Employment, Benefit or Retirement Agreements
                                      or Plans.................................................................. 31
                           f.       Increase in Compensation;
                                      Additional Compensation................................................... 32
                           g.       Accounting Practices........................................................ 32
                           h.       Acquisitions; Additional Branch Offices..................................... 32
                           i.       Changes in Business Practices............................................... 32
                           j.       Exclusive Merger Agreement.................................................. 33
                           k.       Acquisition or Disposition of Assets........................................ 33
                           l.       Debt; Liabilities........................................................... 34
                           m.       Liens; Encumbrances......................................................... 34
                           n.       Waiver of Rights............................................................ 34
                           o.       Other Contracts............................................................. 34

         ARTICLE V.  COVENANTS OF CENTURA AND THE HOLDING COMPANY............................................... 35

                  5.01.             Board of Directors.......................................................... 35
                           a.       Appointment of Director..................................................... 35
                           b.       Local Advisory Board........................................................ 35
                  5.02.             New York Stock Exchange Notification of Listing
                                     of Additional Shares of Centura Stock...................................... 35





                                     - ii -




ARTICLE VI.  MUTUAL AGREEMENTS.................................................................................. 35

                  6.01.            Shareholders' Meeting; Registration
                                   Statement; Proxy Statement/Prospectus......................................... 35
                            a.     Meeting of Shareholders....................................................... 35
                            b.     Preparation and Distribution of Proxy
                                      Statement/Prospectus....................................................... 36
                            c.     Registration Statement and "Blue Sky"
                                      Approvals.................................................................. 36
                            d.     Recommendation of FirstSouth's Board of
                                      Directors.................................................................. 36
                            e.      Information for Proxy Statement/Prospectus and
                                      Registration Statement.................................................... 37
                  6.02.             Regulatory Approvals........................................................ 37
                  6.03.             Access...................................................................... 38
                  6.04.             Costs....................................................................... 38
                  6.05.             Announcements............................................................... 38
                  6.06.             Environmental Studies....................................................... 39
                  6.07.             Employees; Severance Payments; Employee
                                       Benefits................................................................. 40

                           a.       Employment of FirstSouth Employees.......................................... 40
                           b.       Severance Compensation...................................................... 40
                           c.       Employee Benefits........................................................... 41
                           d.       Other Agreements............................................................ 42
                  6.08.             Confidentiality............................................................. 42
                  6.09.             Reorganization for Tax Purposes............................................. 43
                  6.10.             Accounting Treatment........................................................ 43
                  6.11.             Directors' and Officers' Liability Insurance................................ 43
                  6.12.             Other Permissible Transactions.............................................. 43

         ARTICLE VII.  CONDITIONS PRECEDENT TO MERGER........................................................... 43

                  7.01.             Conditions to all Parties' Obligations...................................... 43
                           a.       Approval by Governmental or Regulatory
                                       Authorities; No Disadvantageous Conditions......................................... 43
                           b.       Adverse Proceedings, Injunction, Etc........................................ 44
                           c.       Approval by Boards of Directors and
                                       Shareholders....................................................................... 44
                           d.       Fairness Opinion............................................................ 44
                           e.       Tax Opinion................................................................. 45
                           f.       No Termination or Abandonment............................................... 45
                           g.       New York Stock Exchange Listing............................................. 45
                  7.02.             Additional Conditions to FirstSouth's
                                        Obligations............................................................. 45
                           a.       Material Adverse Change..................................................... 45
                           b.       Compliance with Laws........................................................ 46
                           c.       The Holding Company's and Centura's
                                        Representations and Warranties and
                                        Performance of Agreements; Officers'
                                        Certificate............................................................. 46
                           d.       Legal Opinion of the Holding Company and
                                        Centura Counsel......................................................... 46
                           e.       Other Documents and Information from
                                        the Holding Company and Centura......................................... 46
                           f.       Articles of Merger; Other Actions........................................... 46
                           g.       Acceptance by FirstSouth's Counsel.......................................... 47


                                     - iii -



                  7.03.             Additional Conditions to the Holding
                                      Company's and Centura's Obligations....................................... 47
                           a.       Material Adverse Change..................................................... 47
                           b.       Compliance with Laws; Adverse Proceedings,
                                     Injunction, Etc............................................................ 47
                           c.       FirstSouth's Representations and Warranties
                                     and Performance of Agreements; Officers'
                                     Certificate................................................................ 47
                           d.       Effectiveness of Registration Statement;
                                     Compliance with Securities and Other "Blue
                                     Sky" Requirements.......................................................... 47
                           e.       Agreements from FirstSouth Affiliates....................................... 48
                           f.       Accounting Treatment........................................................ 48
                           g.       Legal Opinion of FirstSouth Counsel......................................... 48
                           h.       Other Documents and Information from
                                     FirstSouth................................................................. 48
                           i.       Consents to Assignment of Real Property
                                     Leases..................................................................... 48
                           j.       Acceptance by the Holding Company's and
                                     Centura's Counsel.......................................................... 49

         ARTICLE VIII.  TERMINATION; BREACH; REMEDIES........................................................... 49

                  8.01.             Mutual Termination.......................................................... 49
                  8.02.             Unilateral Termination...................................................... 49
                           a.       Termination by the Holding Company or
                                     Centura..................................................................   49
                           b.       Termination by FirstSouth................................................... 50
                           c.         Extension of Expiration Date...............................................51
                  8.03.             Breach; Remedies............................................................ 51

         ARTICLE IX.  INDEMNIFICATION........................................................................... 52

                  9.01.             Indemnification Following Effective Time.................................... 52
                  9.02              Procedure for Claiming Indemnification.......................................52

         ARTICLE X.  MISCELLANEOUS PROVISIONS................................................................... 52

                  10.01             Previously Disclosed Information.............................................52
                  10.02.            Survival of Representations, Warranties,
                                      Indemnification and Other Agreements...................................... 52
                           a.       Representations, Warranties and Other
                                      Agreements................................................................ 53
                           b.       Indemnification............................................................. 53
                  10.03.            Waiver...................................................................... 53
                  10.04.            Amendment................................................................... 53
                  10.05.            Notices..................................................................... 53
                  10.06.            Further Assurance........................................................... 54
                  10.07.            Headings and Captions....................................................... 54
                  10.08.            Entire Agreement............................................................ 54
                  10.09.            Severability of Provisions.................................................. 55
                  10.10.            Assignment.................................................................. 55
                  10.11.            Counterparts................................................................ 55
                  10.12.            Governing Law............................................................... 55
                  10.13.            Inspection...................................................................55


                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                                  By and Among
                                 FIRSTSOUTH BANK
                                       and
                                  CENTURA BANK
                                       and
                               CENTURA BANKS, INC.


                  THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (hereinafter called "Agreement") entered into as of the 7th day of June, 1996, by and among FIRSTSOUTH BANK ("FirstSouth"), CENTURA BANK ("Centura") and CENTURA BANKS, INC. (the "Holding Company").

                  WHEREAS, FirstSouth is a North Carolina banking corporation with its principal office and place of business located in Burlington, North Carolina; and,

                  WHEREAS, Centura is a North Carolina banking corporation with its principal office and place of business located in Rocky Mount, North Carolina; and,

                  WHEREAS, the Holding Company is a North Carolina business corporation with its principal office and place of business located in Rocky Mount, North Carolina, and is the parent company of Centura; and,

                  WHEREAS, the Holding Company, Centura and FirstSouth have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for FirstSouth to be merged into Centura with the effect that each of the outstanding shares of FirstSouth's common stock will be converted into newly issued shares of the Holding Company' common stock, all in the manner and upon the terms and conditions contained in this Agreement; and,

                  WHEREAS,  to effectuate  the foregoing,  the Holding  Company,
Centura and FirstSouth desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and,

                  WHEREAS, while FirstSouth's Board of Directors has approved this Agreement, FirstSouth has executed this Agreement subject to the approval of its shareholders and has agreed to call a special meeting of its shareholders for the purpose of voting on the Agreement and will recommend to its shareholders that they approve the Agreement and the transactions described herein; and,

                  WHEREAS, the Holding Company's and Centura's Boards of Directors have approved this Agreement and the transactions described herein, including the issuance by the Holding Company of shares of its common stock to FirstSouth's shareholders to effectuate such transactions.

                  NOW, THEREFORE, in consideration of the premises, the
mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the Holding Company, Centura and FirstSouth hereby adopt and make this Agreement and mutually agree as follows:


                          ARTICLE I. AGREEMENT TO MERGE

         1.01. Names of Merging Corporations. The names of the corporations proposed to be merged are FIRSTSOUTH BANK
("FirstSouth") and CENTURA BANK ("Centura").

         1.02. Nature of Transaction. Subject to the provisions of this Agreement, at the "Effective Time" (as defined in Paragraph
1.07. below), FirstSouth shall be merged into and with Centura pursuant to N.C. Gen. Stat. ss. 53-12 (the "Merger").

         1.03. Effect of Merger; Surviving Corporation. At the Effective Time and as provided in N.C. Gen. Stat.ss. 53-13, by reason of the Merger the separate corporate existence of FirstSouth shall cease while the corporate existence of Centura as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.
Following the Merger, Centura shall continue to operate as the wholly-owned banking subsidiary of the Holding Company and, as a North Carolina banking corporation, will continue to conduct its business at the then legally established branches and main offices of Centura and FirstSouth. The duration of the corporate existence of Centura, as the surviving corporation, shall be perpetual and unlimited.

         1.04.             Assets and Liabilities of FirstSouth.   At the
Effective Time and by reason of the Merger, and in accordance with N.C. Gen. Stat. ss.ss. 53-13, 53-17 and 55-11-06, all of FirstSouth's property, assets and rights of every kind and character (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and all and every other interest of or belonging to or due to FirstSouth, whether tangible or intangible) shall be transferred to and vest in Centura, and Centura shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature (including all trust and fiduciary properties, powers and rights) of FirstSouth, all without any conveyance, assignment or further act or deed; and, Centura shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description (including duties as trustee or fiduciary) of FirstSouth as of the Effective Time.

         1.05.             Conversion and Exchange of Stock.

                  a. Conversion of FirstSouth Stock. At the Effective Time, all rights of FirstSouth's shareholders with respect to all then outstanding shares of FirstSouth's common stock ($3.33 1/3 par value) ("FirstSouth Stock") shall cease to exist, and, as consideration for and to effectuate the Merger (and except as otherwise provided below) each such outstanding share of FirstSouth Stock (other than any shares held by FirstSouth as treasury shares or shares held by the Holding Company or as to which rights of dissent and appraisal are properly exercised as provided below) shall be converted, without any action on the part of the holder of such share, the Holding Company, Centura or FirstSouth, into 0.56 (the "Exchange Rate") newly issued shares of the Holding Company's no par value common stock (the "Centura Stock"). Notwithstanding anything contained herein to the contrary, the Exchange Rate shall be adjusted so that when the Average Closing Price (as defined herein) is multiplied by the Exchange Rate, each share of FirstSouth Stock shall be converted into a number of shares of Centura Stock with a dollar value of not less than $19.32 nor more than $21.30. The Exchange Rate shall be fixed on the day immediately prior to the Shareholder Meeting (as defined in Paragraph 6.01.a. hereof) . For purposes of this Paragraph 1.05.a., the "Average Closing Price" shall mean the average of the daily closing sales prices of Centura Stock as reported on the New York Stock Exchange - Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Centura) for the ten (10) consecutive full trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the day immediately prior to the Shareholder Meeting.

                  At the Effective Time, and without any action by FirstSouth, Centura, the Holding Company or any holder thereof, FirstSouth's stock transfer books shall be closed as to holders of FirstSouth Stock immediately prior to the Effective Time and, thereafter, no transfer of FirstSouth Stock by any such holder may be made or registered; and the holders of shares of FirstSouth Stock shall cease to be, and shall have no further rights as, stockholders of
FirstSouth other than as provided herein. Following the Effective Time, certificates representing shares of FirstSouth Stock outstanding at the Effective Time (herein sometimes referred to as "Old Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, (i) certificates for the number of whole shares of the Centura Stock to which such holders shall have become entitled on the basis set forth above, plus cash for any fractional share interests as provided herein, (ii) in the case of shares as to which rights of dissent and appraisal are properly exercised (as provided below), cash as provided in Article 13 of the North Carolina Business Corporation Act.

                  b.       Exchange Procedures.    As promptly as practicable
following the Effective Time, the Holding Company shall cause the exchange agent selected by the Holding Company (the "Exchange Agent") to mail to each former shareholder of FirstSouth of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Old Certificates to the Exchange Agent. Upon the proper delivery to the Exchange Agent (in accordance with the above instructions, and accompanied by a properly completed Transmittal

Letter) by a former shareholder of FirstSouth of his or her Old Certificates, the Exchange Agent shall register in the name of such shareholder the shares of the Centura Stock and deliver said New Certificates to the individual shareholder entitled thereto upon and in exchange for the surrender and delivery to the Exchange Agent by said individual shareholder of his or her Old Certificates.

                  c.       Treatment of Fractional Shares.           No scrip or
certificates representing fractional shares of the Centura Stock will be issued to any former shareholder of FirstSouth, and, except as provided below, no such shareholder will have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share of the Centura Stock resulting from the above exchange. In the event the exchange of shares would result in the creation of fractional shares, then, in lieu of the issuance of fractional shares of the Centura Stock, the Holding Company shall deliver cash to the Exchange Agent in an amount equal to the aggregate market value of all such fractional shares, and the Exchange Agent shall divide such cash among and remit it (without interest) to the former shareholders of FirstSouth in accordance with their respective interests. For purposes of this Paragraph 1.05.c., the "aggregate market value" of all fractional shares of the Centura Stock shall be equal to the total of such fractional shares multiplied by the Average Closing Price.

                  d. Surrender of Certificates. Subject to Paragraph 1.05.f. below, no certificate for any shares, or cash for any fractional share, of the Centura Stock shall be delivered to any former shareholder of FirstSouth unless and until such shareholder shall have properly surrendered to the Exchange Agent the Old Certificate(s) formerly representing his or her shares of FirstSouth Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the shareholder by the Holding Company for that purpose. Further, until such Old Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of the Centura Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Old Certificate(s). However, upon the proper surrender of such Old Certificate(s) the Exchange Agent shall pay to the registered holder of the shares of the Centura Stock represented by such Old Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither the Holding Company, Centura, FirstSouth, nor the Exchange Agent, shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment. Further, and notwithstanding any other provision of this Agreement, neither the Holding Company, Centura, FirstSouth, nor the Exchange Agent shall be liable to a former holder of FirstSouth Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                  e. Antidilutive Adjustments. If, following the date of this Agreement, the Holding Company shall change the number of outstanding shares of the Centura Stock as a result of a dividend payable in shares of the Centura Stock, a stock split, a reclassification or other subdivision or combination of outstanding shares, and if the record date of such event occurs prior to the Effective Time, then an appropriate and proportionate adjustment will be made to increase or decrease the number of shares of the Centura Stock to be issued in exchange for each of the shares of FirstSouth Stock.

                  f. Dissenters. Any shareholder of FirstSouth who has and properly exercises the right of dissent and appraisal with respect to the Merger as provided in Article 13 of the North Carolina Business Corporation Act ("Dissenters Rights") shall be entitled to receive payment of the fair value of his or her shares of FirstSouth Stock in the manner and pursuant to the procedures provided therein. Shares of FirstSouth Stock held by persons who exercise Dissenters Rights shall not be converted into Centura Stock as provided in Paragraph 1.05.a. above. However, if any shareholder of FirstSouth who exercises Dissenters Rights shall fail to perfect his or her right to receive cash as provided above, or effectively shall waive or lose such right, then each of his or her shares of FirstSouth Stock, at the Holding Company' sole option, shall be deemed to have been converted into the right to receive Centura Stock as of the Effective Time as provided in Paragraph 1.05.a. above.

                  g.     Lost Certificates. Any shareholder of FirstSouth whose

certificate evidencing shares of FirstSouth Stock has been lost, destroyed,

stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of Centura Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Exchange

Agent or the Holding Company pursuant to the provisions of N.C. Gen. Stat.

ss. 25-8-405 and N.C. Gen. Stat. ss. 25-8-104 (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Exchange Agent and the

Holding Company).

                  h. Treatment of FirstSouth's Stock Options. (i) At the Effective Time, each option or other right to purchase shares of FirstSouth Stock pursuant to stock options ("FirstSouth Options") granted by FirstSouth under the FirstSouth Bank Amended and Restated Stock Option Plan for Key
Employees  and  the  FirstSouth  Bank  1988  Stock  Option  Plan  for  Directors
(collectively, the "FirstSouth Stock Plans"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Centura Common Stock, and Centura shall assume each FirstSouth Option, in accordance with the terms of the FirstSouth Stock Plans and stock option agreement by which it is evidenced, except that from after the Effective Time (A) Centura and its Compensation Committee shall be substituted for FirstSouth and the Committee of FirstSouth's Board of Directors (including, if applicable, the entire Board of Directors of

FirstSouth) administering such FirstSouth Stock Plans, (B) each FirstSouth Option assumed by Centura may be exercised solely for shares of Centura Common Stock, (C) the number of shares of Centura Common Stock subject to such FirstSouth Option shall be equal to the number of shares of FirstSouth Common Stock subject to such FirstSouth Option immediately prior to the Effective Time multiplied by the Exchange Rate, (D) the per share exercise price under each such FirstSouth Option shall be adjusted by dividing the per share exercise price under each such FirstSouth Option by the Exchange Rate and rounding up to the nearest cent, and (E) holders of FirstSouth Options under the FirstSouth Bank 1988 Stock Option Plan for Directors shall be able to make like kind payments for shares of Centura Common Stock through delivery of shares of Centura Common Stock already owned by the option holder. Notwithstanding the provisions of clause (C) of the preceding sentence, Centura shall not be obligated to issue any fraction of a share of Centura Common Stock upon exercise of FirstSouth Options and any fraction of a share of Centura Common Stock that otherwise would be subject to a converted FirstSouth Option shall represent the right to receive a cash payment upon exercise of such converted FirstSouth Option equal to the product of such fraction and the difference between the market value of one share of Centura Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Centura Common Stock at the time of exercise of an Option shall be the closing price of Centura Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the date of exercise.

         (ii) As soon as practicable after the Effective Time, Centura shall deliver to the participants in each FirstSouth Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such FirstSouth Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Paragraph 1.05.a. after giving effect to the Merger. At or prior to the Effective Time, the Holding Company shall take all corporate action necessary to reserve for issuance sufficient shares of Centura Common Stock for delivery upon exercise of FirstSouth Options assumed by it in accordance with this Paragraph 1.05.h. As soon as practicable after the Effective Time, the Holding Company shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Centura Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         (iii) All restrictions or limitations on transfer with respect to FirstSouth Common Stock awarded under the FirstSouth Stock Plans or any other plan, program, or arrangement of FirstSouth, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Centura Common Stock into which such restricted stock is converted pursuant to this Agreement.

         (iv) Notwithstanding the foregoing provisions of this Paragraph 1.05.h., in no event shall options to purchase more than 309,692 shares of FirstSouth Stock be converted into options to purchase Centura Stock in connection with the transactions contemplated by this Agreement. FirstSouth agrees to cooperate with Centura to insure the implementation of this Paragraph 1.05.h.
 .
                  i.       Outstanding Centura Stock and Bank Stock.    The
status of the shares of Centura Stock and the shares of the capital stock of Centura which are outstanding immediately prior to the Effective Time shall not be affected by the Merger.

         1.06.             Articles, By-Laws and Management.    The Articles of
Incorporation and By-Laws of Centura in effect at the Effective
Time shall be the Articles of Incorporation and By-Laws of Centura as the surviving corporation. The officers and directors of Centura in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

         1.07. Closing; Articles of Merger; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moore & Van Allen, PLLC in Raleigh, North Carolina, or at such other place as the Holding Company shall designate, on a date specified by the Holding Company (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than thirty (30) days following the expiration of all such required waiting periods). At the Closing, the Holding Company, Centura and FirstSouth shall take such actions (including without limitation the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger under North Carolina law which shall contain a "Plan of Merger" substantially in the form attached as Schedule A hereto.

         Subject to the terms and conditions set forth herein (including without limitation the receipt of all required approvals of government and regulatory authorities), the Merger shall be effective on the date and at the time (the "Effective Time") designated in the Articles of Merger executed at the Closing and filed with the North Carolina Secretary of State in accordance with law; provided, however, that the date and time so specified as the Effective Time shall in no event be more than ten (10) days following the Closing Date. If the Articles of Merger do not designate a date or specific time as the Effective Time, then the Effective Time shall be that date and time when the Articles of Merger are properly filed with the North Carolina Secretary of State.

            ARTICLE II. REPRESENTATIONS AND WARRANTIES OF FIRSTSOUTH

         Except as otherwise specifically provided herein or as "Previously Disclosed" (as defined in Paragraph 10.01. below) to Centura, FirstSouth hereby makes the following representations and warranties to Centura and the Holding
Company:

                  2.01. Organization; Standing; Power. FirstSouth (i) is duly organized and incorporated, validly existing and in good standing as a banking corporation under the laws of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on FirstSouth; and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FirstSouth.

                  2.02. Capital Stock. FirstSouth's authorized capital stock consists of 15,000,000 shares of common stock, $3.331/3 par value per share. As of March 31, 1996, 1,829,218 shares of FirstSouth Stock were issued and outstanding, which constitute FirstSouth's only issued and outstanding securities. FirstSouth has 339,118 shares of FirstSouth Stock available for issuance under the FirstSouth Stock Plans and options to purchase 309,692 shares of FirstSouth Stock are outstanding. Additionally, FirstSouth may issue shares of FirstSouth Common Stock pursuant to the FirstSouth Dividend Reinvestment and Cash Withdrawal Plan and the First South Bank 401(k) Plan.

                           Each outstanding share of FirstSouth Stock (i) has
been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent assessable under applicable North Carolina banking law), (ii) has not been issued in violation of the preemptive rights of any shareholder, and (iii) has been issued pursuant to and in compliance with the requirement of an applicable exemption from registration requirements under the Securities Act of 1933, as amended (the "1933 Act").

                  2.03. Principal Shareholders. No person or entity is known to FirstSouth to beneficially own, directly or indirectly, more than 5% of the outstanding shares of FirstSouth Stock.

                  2.04. Subsidiaries. FirstSouth does not have any active subsidiary (direct or indirect), and does not own any stock or other equity interest in any corporation, service corporation, joint venture, partnership or other entity.

                  2.05. Convertible Securities, Options, Etc.. With the exception of options to purchase an aggregate of 309,692 shares of FirstSouth Stock which have been issued and are outstanding under the FirstSouth Stock Plans, FirstSouth does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FirstSouth Stock or any other securities of FirstSouth, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of FirstSouth Stock or any other securities of FirstSouth, or (iii) plan, agreement or other arrangement pursuant to which shares of FirstSouth Stock or any other securities of FirstSouth, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

                  2.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FirstSouth's Board of Directors and executed and delivered on FirstSouth's behalf.
Subject only to approval of this Agreement by the shareholders of FirstSouth in the manner required by law (as contemplated by Paragraph 6.01.a. below), (i) FirstSouth has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to authorize FirstSouth to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement has been executed on behalf of FirstSouth and constitutes a valid and binding agreement of FirstSouth enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

                  2.07. Validity of Transactions; Absence of Required Consents or Waivers. Except where the same would not have a material adverse effect on FirstSouth, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FirstSouth with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FirstSouth's Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FirstSouth is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of FirstSouth's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of FirstSouth; or (v) interfere with or otherwise adversely affect FirstSouth's ability to carry on its business as presently conducted.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with FirstSouth's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of FirstSouth's shareholders as described in Paragraph 7.01.c. below and of governmental or regulatory authorities as described in Paragraph 7.01.a. below.

                  2.08. FirstSouth Books and Records. FirstSouth's books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects FirstSouth's items of income and expense and all of its assets, liabilities and stockholders' equity. The minute books of FirstSouth accurately reflect in all material respects the corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Centura and its representatives.

                  2.09. FirstSouth Reports. Since January 1, 1991, and where the failure to file has had or could have a material and adverse effect on FirstSouth, FirstSouth has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Deposit Insurance Corporation (the "FDIC"), (ii) the North Carolina Commissioner of Banks (the "Commissioner"), or
(iii) any other governmental or regulatory authorities having jurisdiction over FirstSouth. All such reports, registrations and statements filed by FirstSouth with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "FirstSouth Reports." As of their respective dates, each FirstSouth Report complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and FirstSouth has not been notified that any such FirstSouth Report was deficient in any material respect as to form or content. Following the date of this Agreement, FirstSouth shall deliver to the Holding Company, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by it with the FDIC, the Commissioner or any other such regulatory authority.

                  The FirstSouth Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"); FirstSouth is subject to the periodic reporting requirements of the Exchange Act.

                  2.10. FirstSouth Financial Statements. FirstSouth has delivered to Centura a copy (i) of its balance sheets as of December 31, 1994 and December 31, 1995, and its statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1993, December 31, 1994 and December 31,
1995, together with notes thereto (the "FirstSouth Financial
Statements"), and (ii) a copy of its balance sheet as of March 31, 1996 and its statement of operations for the three months ended
March 31, 1996 (the "FirstSouth Interim Financial Statements");
and, following the date of this Agreement, FirstSouth promptly will deliver to Centura all other annual or interim financial statements prepared by or for FirstSouth. The FirstSouth Financial Statements and the FirstSouth Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with FirstSouth's books and records, and (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly in all material respects FirstSouth's financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein. The FirstSouth
Financial Statements have been audited and certified by FirstSouth's independent certified public accountants, KPMG Peat
Marwick LLP.

                  2.11. Tax Returns and Other Tax Matters. (i) FirstSouth has timely filed or caused to be filed all federal, state and local tax returns and reports which are required by law to have been filed, and, to the best knowledge and belief of management of FirstSouth, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against FirstSouth or its property have been become fully paid, and, with respect to any such taxes to become due from FirstSouth for any period or periods through and including March
31, 1996, adequate provision has been made for the payment of all such taxes and such provision is reflected in the FirstSouth
Financial Statements; (iii) FirstSouth's tax returns and reports have been examined or closed by applicable statutes of limitations through the tax year ended December 31, 1991, and FirstSouth has not received any indication of the pendency of any audit or examination in connection with any tax return or report and has no knowledge that any such return or report is subject to adjustment;
and (iv) FirstSouth has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax. Any deferred taxes of FirstSouth have been provided for in the FirstSouth Financial Statements in all material respects.

                  2.12. Absence of Material Adverse Changes or Certain Other Events.

                                  (i)    Since December 31, 1995, FirstSouth has
conducted its business only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development and, to the best knowledge of management of FirstSouth, there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting the financial condition of FirstSouth or in its results of operations, prospects, business, assets, loan portfolio, investments, properties or operations.

                              (ii)   Since December 31, 1995, and other than in
the ordinary course of its business, including its normal salary review for 1996, FirstSouth has not incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

                  2.13. Absence of Undisclosed Liabilities. FirstSouth has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the FirstSouth
Financial Statements and the FirstSouth Interim Financial
Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since March 31, 1996, and which are not, individually or in the aggregate, material to FirstSouth.

                  2.14. Compliance with Existing Obligations. FirstSouth has performed in all material respects all obligations required to be performed by it under, and it is not in default in any respect under, or in violation in any respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which FirstSouth is bound or by which it, its business, capital stock or any of its properties or assets may be affected.

                  2.15.             Litigation and Compliance with Law.

                                (i)   There are no actions, suits, arbitrations,
controversies or other proceedings or investigations (or, to the best knowledge and belief of management of FirstSouth, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending or, to the best knowledge and belief of management of FirstSouth threatened, contemplated or probable of assertion, against, relating to or otherwise affecting FirstSouth or any of its properties or assets which, if determined adversely, could result in liability on the part of FirstSouth for, or subject it to, monetary damages, fines or penalties, or an injunction, and which could have a material adverse effect on FirstSouth's financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations or on the ability of FirstSouth to consummate the Merger;

                                 (ii)     FirstSouth has all licenses, permits,
orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of FirstSouth, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit;

                                (iii)       FirstSouth is not subject to any
supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against FirstSouth which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of FirstSouth; and FirstSouth has not been advised and has no reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award; and,

                                 (iv)  FirstSouth is not in violation or default
in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by FirstSouth) and there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing that would have any material adverse effect on the financial condition of FirstSouth.

                  2.16. Real Properties. FirstSouth has Previously Disclosed to Centura a listing of all real property owned or leased by FirstSouth (including FirstSouth's banking facilities and all other real estate or foreclosed properties owned by FirstSouth) (the "Real Property") and all leases, if any, pertaining to any such Real Property to which FirstSouth is a party (the "Real Property Leases"). With respect to all Real Property owned by FirstSouth, FirstSouth has good and marketable fee simple title to such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than
(i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not affect materially the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by FirstSouth or its lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of FirstSouth's lessor, each such Real Property Lease may be assigned to Centura and the execution and delivery of this Agreement does not constitute an event of default thereunder.

                           To the best of the knowledge and belief of
management of FirstSouth, the Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use.

                           All improvements and fixtures included in or on the
Real Property are in good condition and repair, ordinary wear and tear excepted, and, except as may have been Previously Disclosed under Paragraph 2.21 hereof, there does not exist any condition which interferes with FirstSouth's use or affects the economic value thereof.

                  2.17.           Loans, Accounts, Notes and Other Receivables.

                         (i)        All loans, accounts, notes and other
receivables reflected as assets on FirstSouth's books and records (A) have resulted from bona fide business transactions in the ordinary course of FirstSouth's operations, (B) in all material respects were made in accordance with FirstSouth's standard loan policies and procedures, and (C) are owned by FirstSouth free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                        (ii) All records of FirstSouth regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which FirstSouth's loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in FirstSouth's records of such loan.

                       (iii) To the best knowledge of management of FirstSouth, each loan reflected as an asset on FirstSouth's books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

                        (iv) FirstSouth has Previously Disclosed to Centura a listing of (A) each loan, extension of credit or other asset of FirstSouth which, as of March 31, 1996, is classified by the FDIC, the Commissioner or by FirstSouth as "Loss", "Doubtful", "Substandard" or "Special Mention" (or otherwise by words of similar import), or which FirstSouth has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (B) each loan or extension of credit of FirstSouth which, as of March 31, 1996, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete as of the date indicated.

                         (v)        To the best knowledge and belief of
FirstSouth's management, each of FirstSouth's loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (iv) above) is collectible in the ordinary course of FirstSouth's business in an amount which is not less than the amount at which it is carried on FirstSouth's books and records.

                        (vi) FirstSouth's reserve for possible loan losses (the "Loan Loss Reserve") shown in the FirstSouth Interim Financial Statements has been established in conformity with GAAP, sound banking practices and all applicable requirements of the FDIC and rules and policies of the Commissioner and, in the best judgment of FirstSouth's management, is reasonable in view of the size and character of FirstSouth's loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in FirstSouth's loan portfolio and other real estate owned.

                  2.18. Securities Portfolio and Investments. All securities owned by FirstSouth (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of FirstSouth to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time (other than pledges of securities in the ordinary course of FirstSouth's business to secure public funds deposits and in connection with repurchase agreements with customers). There are no voting trusts or other agreements or undertakings to which FirstSouth is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which FirstSouth has "purchased" securities under agreement to resell (if any), FirstSouth has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to FirstSouth which is secured by such collateral.

Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since March 31, 1996, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of FirstSouth's securities portfolio.

                  2.19. Personal Property and Other Assets. All assets of FirstSouth (including without limitation all banking equipment, data processing equipment, vehicles, and all other personal property located in or used in the operation of each office of FirstSouth or otherwise used by FirstSouth in the operation of its business) are owned by FirstSouth free and clear of all liens, leases, encumbrances, title defects or exceptions to title. All of FirstSouth's banking equipment is in good operating condition and repair, ordinary wear and tear excepted.

                  2.20. Patents and Trademarks. FirstSouth owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and FirstSouth has not violated, and is not currently in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

                  2.21. Environmental Matters. FirstSouth has Previously Disclosed and provided to Centura copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions or proceedings, past or pending, of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of Environmental Laws (as defined below) on, affecting or otherwise involving the Real Property, any Loan Collateral or otherwise involving FirstSouth.

         To the best of the knowledge and belief of management of FirstSouth:

                                  (i)       there has been no presence, use,
production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up, in a reportable or regulated quantity, of any hazardous, toxic or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, or radioactive materials, and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local government or agency or political subdivision thereof, or for the purpose of any Environmental Laws (as defined herein), as may now or hereafter (through the Effective Time) be defined or in effect ("Hazardous Substances") by any person on, from or relating to any parcel of the Real Property;

                                 (ii)   FirstSouth has not violated any federal,
state or  local  law,  rule,  regulation,  order,  permit  or other  requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions (all such laws, rules, regulations, orders and other requirements being herein collectively referred to as "Environmental Laws"), and, there has been no violation of any Environmental Laws (including any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation FirstSouth is or may be responsible or liable;

                                (iii)   FirstSouth is not subject to any claims,
demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up of any Hazardous Substances on, from or relating to the Real Property or any Loan Collateral, by FirstSouth or any other person or entity; and,

                              (iv)   no facts, events or conditions relating to
the Real Property or any Loan Collateral, or the operations of FirstSouth at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

                  For purposes of this Agreement, "Environmental Laws" shall include:

                                  (i)     all federal, state and local statutes,
regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                                 (ii)      all contractual agreements, and

                                (iii)      all common law,

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control or clean-up of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any "Superfund" or "Superlien" law, the North Carolina Oil Pollution and Hazardous Substances Control Act, the North Carolina Water and Air Resources Act and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time) as such may now or hereafter (through the Effective Time) be defined or in effect.

                  2.22. Absence of Brokerage or Finders Commissions. (i) All negotiations relative to this Agreement and the transactions described herein have been carried on by FirstSouth directly with Centura and the Holding Company; (ii) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, FirstSouth or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein; and, (iii) FirstSouth has not agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

                  2.23. Material Contracts. Except for leases on FirstSouth's branch offices, FirstSouth is not a party to or bound by any agreement involving money or other property in an amount or with a value in excess of $50,000 (i) which is not to be performed in full prior to December 31, 1996, (ii) which calls for the provision of goods or services to FirstSouth and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to FirstSouth and has not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits FirstSouth to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of FirstSouth's business), (vi) which involves the purchase or sale of any assets of FirstSouth, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of FirstSouth, or (vii) with any director, officer or principal shareholder of FirstSouth (including without limitation any employment or consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of FirstSouth's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

                  FirstSouth is not in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of FirstSouth.

                  2.24. Employment Matters; Employee Relations. FirstSouth (i) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees, sick pay, severance pay, all other amounts promised to the extent required by law or when FirstSouth has a policy of making such payments and other direct compensation for all services performed by them to the date of this Agreement and (ii) is in compliance with all federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has, to the knowledge of management of FirstSouth, asserted that FirstSouth is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

                           There is no action, suit or proceeding by any person
pending or, to the best  knowledge  of  management  of  FirstSouth,  threatened,
against   FirstSouth   (or   any  of  its   employees),   involving   employment
discrimination, sexual harassment, wrongful discharge or similar claims.

                           FirstSouth is not a party to or bound by any
collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving FirstSouth and any of its employees, or any pending or threatened proceeding in which it is asserted that FirstSouth has committed an unfair labor practice; and FirstSouth is not aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

                  2.25.          Employment Agreements; Employee Benefit Plans.

                         (i)        FirstSouth is not a party to or bound by any
employment agreements with any of its directors, officers or employees.

                  (ii) FirstSouth has Previously Disclosed and has delivered or made available to Centura prior to the execution of this Agreement copies, in each case, of all pension, stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FirstSouth for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FirstSouth Benefit Plans"). Any of the FirstSouth Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FirstSouth ERISA Plan." No FirstSouth ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. Neither FirstSouth nor any affiliate of FirstSouth has ever been required to contribute to a multi-employer plan, as defined in Section 3(37) of ERISA.

                  (iii) All FirstSouth Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable laws, rules or regulations, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a material adverse effect on FirstSouth. Each FirstSouth ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FirstSouth is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the knowledge of FirstSouth, FirstSouth has not engaged in a transaction with respect to any FirstSouth Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject FirstSouth to a tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a material adverse effect on FirstSouth.

                  (iv) FirstSouth has no liability for retiree health and life benefits under any of the FirstSouth Benefit Plans and there are no restrictions on the rights of FirstSouth to amend or terminate any such Plan without incurring any liability thereunder, which liability is reasonably likely to have a material adverse effect on FirstSouth.

                  (v) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of FirstSouth from FirstSouth under any FirstSouth Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any FirstSouth Benefit Plan or otherwise, or (C) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a material adverse effect on FirstSouth.

                  (vi) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of FirstSouth and their respective beneficiaries have been fully reflected on the FirstSouth Financial Statements to the extent required by and in accordance with GAAP.

                  2.26. Insurance. FirstSouth has in effect a "banker's blanket bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Centura (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in FirstSouth's business or as is required by applicable law or regulation; and, in the reasonable opinion of management of FirstSouth, the insurance coverage provided under the Policies is considered reasonable and adequate in all respects for FirstSouth. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina; and FirstSouth has taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. FirstSouth is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy (and FirstSouth is not aware of any facts which would form the basis of any such claim), and FirstSouth has no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

                  2.27. Insurance of Deposits. All deposits of FirstSouth are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from FirstSouth to the FDIC have been paid in full in a timely fashion, and, to the best of the knowledge and belief of FirstSouth's executive officers, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

                  2.28. Affiliates. FirstSouth has Previously Disclosed to Centura a listing of those persons deemed by FirstSouth and its counsel as of the date of this Agreement to be "Affiliates" of FirstSouth (as that term is defined in Rule 405 promulgated under the Securities Act of 1933), including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of FirstSouth.

                  2.29. Obstacles to Regulatory Approval, Accounting Treatment or Tax Treatment. To the best of the knowledge and belief of management of FirstSouth, there exists no fact or condition (including FirstSouth's record of compliance with the Community Reinvestment Act) relating to FirstSouth that may reasonably be expected to (i) prevent or materially impede or delay the Holding Company, Centura or FirstSouth from obtaining the regulatory approvals required in order to consummate transactions described herein, (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a)(1)(A) of the Code, or (iii) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to FirstSouth, FirstSouth shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of the Holding Company.

                  2.30. Disclosure. To the best of the knowledge and belief of FirstSouth, no written statement, certificate, schedule, list or other written information furnished by or on behalf of FirstSouth at any time to the Holding Company or Centura in connection with this Agreement (including without limitation information "Previously Disclosed" by FirstSouth), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by FirstSouth to the Holding Company or Centura is or will be a true and complete copy of such document, unmodified except by another document delivered by FirstSouth.

                ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CENTURA AND THE HOLDING COMPANY

          Except as otherwise specifically described herein or as "Previously Disclosed" (as defined in Paragraph 10.01. below) to FirstSouth, Centura and the Holding Company each hereby makes the following representations and warranties to FirstSouth.

                  3.01. Organization; Standing; Power. Centura and the Holding Company each (i) is duly organized and incorporated, validly existing and in good standing (as a banking corporation and a business corporation, respectively) under the laws of North Carolina, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective businesses as now being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its respective businesses makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on the Holding Company and its subsidiaries considered as one enterprise, and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on the Holding Company and its subsidiaries considered as one enterprise.

                  3.02. Capital Stock. The Holding Company's authorized capital stock consists of 50,000,000 shares of Centura Stock and 25,000,000 shares of no par preferred stock. As of March 31, 1996, an aggregate of 22,875,050 shares of Centura Stock were issued and outstanding, and no shares of Preferred Stock were issued or outstanding. The Holding Company's outstanding capital stock has been duly authorized and validly issued, and is fully paid and nonassessable, and the shares of Centura Stock issued to FirstSouth's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable.

                  All outstanding shares of Centura's common stock ("Bank Stock") have been validly issued and are owned by the Holding Company.

                  3.03. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the Holding
Company's and Centura's Boards of Directors and executed and delivered on the Holding Company's and Centura's behalf. (i) The
Holding Company and Centura each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize the Holding Company and Centura to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of the Holding Company and Centura enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

                  3.04. Validity of Transactions; Absence of Required Consents or Waivers. Except where the same would not have a material adverse effect on the Holding Company and its subsidiaries considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by the Holding Company or Centura with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Holding Company's or Centura's Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which the Holding Company or Centura is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the Holding Company's or Centura's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of the Holding Company or Centura; or (v) interfere with or otherwise adversely affect the Holding Company's or Centura's ability to carry on its business as presently conducted.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with the Holding Company's or Centura's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for the required approvals of governmental or regulatory authorities described in Paragraph 7.01.a. below.

                  3.05. Holding Company Books and Records. The Holding Company's and Centura's books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects the Holding Company's and Centura's respective items of income and expense and all of their respective assets, liabilities and stockholders' equity. The minute books of the Holding Company and Centura accurately reflect in all material respects the corporate actions which their respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to FirstSouth and its representatives.

                  3.06. Holding Company Reports. Since January 1, 1991, and where the failure to file has had or could have a material and adverse effect on the Holding Company and its subsidiaries considered as one enterprise, the Holding Company and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with

(i) the Securities and Exchange Commission (the "SEC"), (ii) the Board of Governors of the Federal Reserve System (the "FRB"), (iii) the FDIC, (iv) the Commissioner, and (v) any other governmental or regulatory authorities having jurisdiction over the Holding Company or its subsidiaries. All such reports and statements filed with the SEC, the FRB, the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "Holding Company Reports." As of their respective dates, the Holding Company Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Holding Company has not been notified that any such the Holding Company Reports were deficient in any material respect as to form or content. Following the date of this Agreement, the Holding Company shall deliver to FirstSouth upon its request a copy of any report, registration, statement or other regulatory filing made by the Holding Company or Centura with the SEC, the FRB, the FDIC, the Commissioner or any other such regulatory authority.

                  3.07. Holding Company Financial Statements. The Holding Company has delivered to FirstSouth (i) a copy of the Holding Company's consolidated balance sheets as of December 31, 1994 and December 31, 1995, and its consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1993, December 31, 1994 and December 31,
1995 (the "Holding Company Financial Statements"), and 1995 (the
"Holding Company Financial Statements") and (ii) a copy of the Holding Company's balance sheet as of March 31, 1996 and its statement of operations for the three months ended March 31, 1996
(the "Holding Company Interim Financial Statements").  The Holding
Company Financial Statements and the Holding Company Interim
Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and have been audited and certified by the Holding Company's independent accountants, KPMG Peat Marwick LLP, and the Holding Company
Financial Statements present fairly in all material respects the Holding Company's consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates and for the periods specified therein.

                  3.08. Absence of Material Adverse Changes. Since March 31, 1996 there has been no material adverse change, and there has occurred no event or development and, to the best knowledge of management of the Holding Company or Centura, there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting the Holding Company's consolidated financial condition or results of operations, or in its prospects, business, assets, loan portfolio, investments, properties or operations.

                  3.09.             Litigation and Compliance with Law.

                            (i)       There are no actions, suits, arbitrations,
controversies or other proceedings or investigations (or, to the best knowledge and belief of management of the Holding Company or Centura, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending or, to the best knowledge and belief of management of the Holding Company or Centura, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting the Holding Company or Centura or any of their properties or assets which, if determined adversely, could result in liability on the part of the Holding Company or Centura for, or subject it to, monetary damages, fines or penalties, an injunction, and which could have a material adverse change, in or affecting the Holding Company's consolidated financial condition or results of operations, or in its prospects, business, assets, loan portfolio, investments, properties or operations or on the ability of the Holding Company or Centura to consummate the Merger;

                                 (ii)   the Holding Company and Centura each has
all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of the Holding Company or Centura, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit;

                                (iii) neither the Holding Company nor Centura is
subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC, the FRB or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against the Holding Company or Centura which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of the Holding Company or Centura; and, neither the Holding Company nor Centura has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award; and,

                                 (iv) Neither the Holding Company nor Centura is
in violation or default in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by Centura) and there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing that would have any material effect on the consolidated financial condition of the Holding Company.

                  3.10.             Absence of Brokerage or Finders Commissions.

(i) All negotiations relative to this Agreement and the transactions described herein have been carried on by the Holding Company and Centura directly with FirstSouth; (ii) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, the Holding Company or Centura or their respective Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein; and, (iii) neither the Holding Company nor Centura has agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

                  3.11. Obstacles to Regulatory Approval, Accounting Treatment or Tax Treatment. To the best of the knowledge and belief of the executive officers of the Holding Company and Centura, no fact or condition (including Centura's record of compliance with the Community Reinvestment Act) relating to the Holding Company or Centura exists that may reasonably be expected to (i) prevent or materially impede or delay the Holding Company, Centura or FirstSouth from obtaining the regulatory approvals required in order to consummate the transactions described herein, (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a)(1)(A) of the Code, or (iii) prevent the Merger from being treated as a "pooling-of-interests" for accounting purposes; and, if any such fact or condition becomes known to the executive officers of the Holding Company or Centura, it promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the Chairman of FirstSouth.

                  3.12. Disclosure. To the best of the knowledge and belief of the Holding Company and Centura, no written statement, certificate, schedule, list or other written information furnished by or on behalf of the Holding Company or Centura at any time to FirstSouth in connection with this Agreement (including without limitation information "Previously Disclosed" by the Holding Company and Centura), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by the Holding Company or Centura to FirstSouth is or will be a true and complete copy of such document, unmodified except by another document delivered by the Holding Company or Centura.

                       ARTICLE IV. COVENANTS OF FIRSTSOUTH

         4.01. Affirmative Covenants of FirstSouth. FirstSouth hereby covenants and agrees as follows with the Holding Company and Centura.

                  a. "Affiliates" of FirstSouth. FirstSouth will use its best efforts to cause each person who shall be deemed by the Holding Company or its counsel, in their sole discretion, to be an Affiliate of FirstSouth (as defined in Paragraph 2.28 above), to execute and deliver to the Holding Company at least thirty (30) days prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of Centura Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates' Agreement shall be in form and content reasonably satisfactory to the Holding Company and substantially in the form attached as Schedule B to this Agreement. Certificates for the shares of Centura Stock issued to Affiliates of FirstSouth shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

                  b. Conduct of Business Prior to Effective Time. While the parties recognize that the operation of FirstSouth until the Effective Time is the responsibility of FirstSouth and its Board of Directors and officers, FirstSouth agrees that, between the date of this Agreement and the Effective Time, FirstSouth will carry on its business, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, FirstSouth agrees that it will:

                         (i)        preserve intact its present business
organization,  keep available its present  officers and employees,  and preserve
its  relationships  with  customers,  depositors,   creditors,   correspondents,
suppliers, and others having business relationships with it;

                        (ii) maintain all its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                       (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                        (iv) comply with all laws, rules and regulations applicable to it, its properties and to the conduct of its business;

                         (v)     continue to maintain in force insurance such as
is described in Paragraph 2.26. above; will not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and will not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and,

                        (vi) promptly provide to the Holding Company and Centura such information about FirstSouth and its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, as they reasonably shall request.

                  c. Periodic Information Regarding Loans. All new extensions of credit in excess of $750,000 will be submitted by FirstSouth to Centura on an after-the-fact basis for Centura's review within ten (10) business days of the date of the extension of credit.

                           Additionally, FirstSouth agrees to make available
and provide to the Holding Company and Centura the following information with respect to FirstSouth's loans and other extensions of credit (such assets herein referred to as "Loans") as of March 31, 1996, and each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of FirstSouth's business and to be furnished within twenty (20) days of the end of each month ending after the date hereof:

                   (i) a list of Loans past due for sixty (60) days or more as to principal or interest;

                  (ii) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

                 (iii)        a list of Loans in nonaccrual status;

                  (iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

                  (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

                 (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

                (vii) a list of any actual or threatened litigation by or against FirstSouth pertaining to any Loans or credits, which list shall contain a description of circumstances  surrounding  such litigation,
                             its   present   status   and    management's
                             evaluation of such litigation.

                  d. Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, FirstSouth promptly will notify Centura in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of FirstSouth herein, or any information that has been Previously Disclosed by FirstSouth to Centura, to be or become materially inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the material breach or violation of any of FirstSouth's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01. or
7.03. below.

                  e. Consents to Assignment of Leases. FirstSouth will use its best efforts to obtain all required consents of its landlords to the assignment to Centura of FirstSouth's rights and obligations under the Real Property Leases, each of which consents shall be in such form as shall be specified by Centura.

                  f. Further Action; Instruments of Transfer, etc. FirstSouth covenants and agrees with the Holding Company and Centura that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to the Holding Company and Centura all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by either of them in consummating such transactions, and, (iii) will cooperate with the Holding Company and Centura in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

                  g. Dissolution of Subsidiary. FirstSouth shall use its best efforts to liquidate and dissolve its inactive subsidiary, FirstSouth Investment Services, Inc., prior to the Effective Time.

         4.02. Negative Covenants of FirstSouth. FirstSouth hereby covenants and agrees that, between the date hereof and the Effective Time, FirstSouth will not do any of the following things or take any of the following actions without the prior written consent and authorization of the President of the Holding Company.

                  a. Amendments to Articles of Incorporation or Bylaws. FirstSouth will not amend its Articles of Incorporation or Bylaws.

                  b. Change in Capital Stock. Except for FirstSouth Stock to be issued under the FirstSouth Option Plans, the FirstSouth Dividend Reinvestment and Cash Withdrawal Plan (not to exceed 10,000 shares) and the FirstSouth Bank 401(k) Plan (not to exceed 1,000 shares), FirstSouth will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (ii) issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities, other than the issuance of shares upon the exercise of stock options which are outstanding as of the date of this Agreement (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

                  c. Options, Warrants and Rights. FirstSouth will not grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

                  d. Dividends. FirstSouth will not declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, except in accordance with its current cash policy, cash dividend level and cash dividend declaration and payment dates.

                  e. Employment, Benefit or Retirement Agreements or Plans. Except as required by law and except as may occur under the FirstSouth Stock Plans, FirstSouth will not (i) enter into or become bound by any contract, agreement or commitment for the employment or compensation of any officer, employee or consultant which is not immediately terminable by FirstSouth without cost or other liability on no more than thirty (30) days notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute", stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

                  f. Increase in Compensation; Additional Compensation. Except as otherwise provided herein, FirstSouth will not increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants. Notwithstanding anything contained herein to the contrary, this Paragraph 4.02.f. shall not prohibit annual merit increases in the salaries of its employees or other payments made to employees or directors in connection with existing compensation or benefit plans, so long as such increases or payments are effected at such times and in such manner and amounts as shall be consistent with FirstSouth's past compensation policies and practices and, in the case of payments made pursuant to compensation or benefit plans, consistent with the terms of those plans and provided that if the Merger occurs prior to such compensation or benefit plans' normal anniversary date, payments made pursuant to those compensation or benefit plans shall be made on a pro rata basis for the appropriate portion of the fiscal year prior to the Merger; and provided that FirstSouth shall be allowed to make bonus payments under its Bonus Plan
(including payments to officers and other employees) without regard to the specific terms of such plan up to the aggregate amount accrued by FirstSouth for such plan immediately prior to the Effective Time (such accrual not to exceed an aggregate of $225,000).

                  g. Accounting Practices. FirstSouth will not make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by generally accepted accounting principles or governmental regulations).

                  h. Acquisitions; Additional Branch Offices. FirstSouth will not directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or
(iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

                  i. Changes in Business Practices. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, FirstSouth will not (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Paragraph 4.01.b. above).

                  j. Exclusive Merger Agreement. FirstSouth will not, directly nor indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than the Holding Company or Centura) relating to a merger or other acquisition of FirstSouth, or the purchase or acquisition of any FirstSouth Stock, any branch office of FirstSouth or all or any significant part of FirstSouth's assets; or provide assistance to any person in connection with any such offer; (ii) disclose to any person or entity any information not customarily disclosed to the public concerning FirstSouth or its business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer any branch office of FirstSouth or all or any significant part of its assets to any other person or entity, or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

                  k. Acquisition or Disposition of Assets. FirstSouth will not, without the prior written consent of Centura, which consent shall not be unreasonably withheld:

                         (i)        sell or lease (as lessor), or enter into or
become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a value on FirstSouth's books or a fair market value, whichever is greater, of more than $75,000 for any individual item or asset, or more than $150,000 in the aggregate for all such items or assets;

                        (ii) purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $75,000 for any individual item or asset, or more than $150,000 in the aggregate for all such items or assets;

                       (iii) enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates FirstSouth for a period longer than 12 months;

                        (iv) sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable (with the exception of investment securities and residential mortgage loans sold in the ordinary course of FirstSouth's business); or

                         (v)         sell or dispose of, or enter into or become
bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset of FirstSouth (whether tangible or intangible, and including without limitation any trade name, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under FirstSouth's corporate name or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright or intellectual property right.

                  l. Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices (including routine borrowings for liquidity purposes from the Federal Home Loan Bank of Atlanta and other correspondent banks), FirstSouth will not (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

                  m. Liens; Encumbrances. FirstSouth will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (except as Previously Disclosed) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing of public funds deposits, securities repurchase agreements or other similar operating matters).

                  n. Waiver of Rights. FirstSouth will not waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

                  o. Other Contracts. FirstSouth will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Paragraph 4.02.) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which FirstSouth would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person; (iv) which is entered into other than in the ordinary course of its business; and (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit FirstSouth to make expenditures
of  more  than  $75,000  (other  than  contracts,  agreements,   commitments  or
understandings entered into in the ordinary course of FirstSouth's lending operations).

             ARTICLE V. COVENANTS OF CENTURA AND THE HOLDING COMPANY

         Centura and the Holding Company each hereby covenants and agrees as follows with FirstSouth.

                  5.01.  Board of Directors.

                           a.       Appointment of Director.  Following the
Effective Time, the Holding Company's Board of Directors will appoint Mr. D. Earl Pardue to serve as a director of the Holding Company until the 1997 annual meeting of shareholders of the Holding Company. Mr. Pardue's service as a director of the Holding Company for such period shall be subject to customary regulatory approvals, his qualifications to serve as a director under applicable banking regulations and to the Holding Company's Articles of Incorporation and Bylaws. For his services as a director of the Holding Company, Mr. Pardue shall be compensated in accordance with the Holding Company's then current fee schedule.

                           b.     Local Advisory Board.  Each of the members of
FirstSouth's Board of Directors at the Effective Time (other than directors who also are employees of FirstSouth or who do not desire to serve as such) shall be appointed to serve at Centura's pleasure as members of Centura's Alamance County advisory board. Each such director's service as an advisory director shall be at the pleasure of Centura and shall be subject to Centura's corporate policies relating to the appointment, compensation and service of such directors. Notwithstanding the foregoing, FirstSouth directors who accept appointment as Centura advisory directors will be exempt from Centura's mandatory retirement policy for directors for one (1) year following the Effective Date.

                  5.02. New York Stock Exchange Notification of Listing of Additional Shares of Centura Stock. On or before the fifteenth day prior to the Effective Time, the Holding Company shall file with the New York Stock Exchange such notifications and other materials (and shall pay such fees) as shall be required for the listing on the New York Stock Exchange of the shares of Centura Stock to be issued to FirstSouth's shareholders at the Effective Time.

                          ARTICLE VI. MUTUAL AGREEMENTS

         6.01. Shareholders' Meeting; Registration Statement; Proxy Statement/Prospectus.

                  a. Meeting of Shareholders. FirstSouth shall cause a meeting of its shareholders (the "Shareholder Meeting", which may be a regular annual meeting or a specially called meeting) to be held as soon as reasonably possible (but in no event less than twenty (20) days following the mailing to FirstSouth's shareholders


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



of the "Proxy Statement/Prospectus" described below) for the purpose of FirstSouth's shareholders voting on the approval of the Agreement and the Merger. In connection with the call and conduct of and all other matters relating to the Shareholder Meeting (including the solicitation of proxies), FirstSouth shall fully comply with all provisions of applicable law and regulations and with FirstSouth's Articles of Incorporation and By-laws.

                  b. Preparation and Distribution of Proxy Statement/Prospectus.
The Holding Company and FirstSouth jointly will prepare a "Proxy Statement/Prospectus" for distribution to FirstSouth's shareholders as FirstSouth's proxy statement relating to FirstSouth's solicitation of proxies for use at the Shareholder Meeting and as the Holding Company's prospectus relating to the offer and distribution of Centura Stock as described herein. The Proxy Statement/ Prospectus shall be in such form and shall contain or be accompanied by such information regarding the Shareholder Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by the Holding Company and FirstSouth. The Holding Company shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described below; and, each party hereto will cooperate with the other in good faith and will use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC thereon.

                  The Holding Company and FirstSouth will mail the Proxy Statement/Prospectus to FirstSouth's shareholders not less than twenty (20) days prior to the scheduled date of the Shareholder Meeting; provided, however, that no such materials shall be mailed to FirstSouth's shareholders unless and until the Holding Company shall have determined to its own satisfaction that the conditions specified in Paragraph 7.03.d. below have been satisfied and shall have approved such mailing.

                  c. Registration Statement and "Blue Sky" Approvals. As soon as practicable following the execution of this Agreement, the Holding Company will prepare and file with the SEC a registration statement on Form S-4 (or on such other form as the Holding Company shall determine to be appropriate) (the "Registration Statement") covering the Centura Stock to be issued to shareholders of FirstSouth pursuant to this Agreement. Additionally, the Holding
Company shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws (i) to cause the Centura Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock.

                  d. Recommendation of FirstSouth's Board of Directors. Unless, due to a material change in circumstances or for any other reason FirstSouth's Board of Directors reasonably believes that such a recommendation would violate the directors' duties or obligations as such to FirstSouth or to its shareholders, FirstSouth's Board of Directors will recommend to and actively encourage FirstSouth's shareholders that they vote their shares of FirstSouth Stock at the Shareholder Meeting to ratify and approve this Agreement and the Merger, and the Proxy Statement/Prospectus mailed to FirstSouth's shareholders will so indicate and state that FirstSouth's Board of Directors considers the Merger to be advisable and in the best interests of FirstSouth and its shareholders.

                  e. Information for Proxy Statement/Prospectus and Registration Statement. The Holding Company, Centura and FirstSouth each agrees to respond promptly, and to use its best efforts to cause its directors, officers, accountants and affiliates to respond promptly, to requests by any other such party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. The Holding Company, Centura and FirstSouth each hereby covenants with the others that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing to FirstSouth's shareholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

         6.02.             Regulatory Approvals.   Promptly following the date
of this Agreement, Centura, the Holding Company and FirstSouth each shall use their respective best efforts in good faith to (i) prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications to the FRB, the Commissioner and the North Carolina State Banking Commission, and to any other applicable federal or state banking, securities or other regulatory authority), and (ii) obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each such party shall cooperate with each other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefore, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

         6.03. Access. Following the date of this Agreement and to and including the Effective Time, FirstSouth shall provide the Holding Company and Centura and their employees, accountants and counsel, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants, for purposes of the conduct of such reasonable investigation and review as they shall, in their sole discretion, consider to be necessary or appropriate; provided, however, that any such review conducted by the Holding Company and Centura shall be performed in such a manner as will not interfere unreasonably with FirstSouth's normal operations, or with FirstSouth's relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

         6.04. Costs. Subject to the provisions of Paragraph 8.03. below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, FirstSouth, the Holding Company and Centura each shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, filing fees, printing costs, travel expenses, and, in the case of FirstSouth, all fees owed to Orr Management, Inc. and Smith Capital, Inc. ("Smith Capital") the cost of FirstSouth's "Fairness Opinion" described in Paragraph 7.01.d. below, and, in the case of the Holding Company and Centura, the cost of the "Environmental Survey" described in Paragraph 6.06. below). However, subject to the provisions of Paragraph 8.03. below, all costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid fifty percent (50%) by FirstSouth and fifty percent (50%) by the Holding Company; provided, however, that if the Merger is not consummated on or before December 31, 1996 by reason of the failure of the Holding Company or Centura to receive any regulatory approval as described in Paragraph 7.01.a. hereof and such event is a consequence of the failure of the Holding Company or any the Holding Company subsidiary to satisfy its obligations under the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Fair Housing Act and/or the regulations promulgated thereunder, the Holding Company and Centura shall reimburse FirstSouth for one-half of FirstSouth's costs and expenses up to a total reimbursement amount of $125,000.

         6.05.             Announcements.   FirstSouth, the Holding Company and
Centura each agrees that no person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to the Holding Company any such disclosure by the Holding Company or Centura is required by law or otherwise is prudent.

         6.06.             Environmental Studies.     At its option Centura may
cause to be conducted Phase I environmental assessments of the Real
Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Holding Company or Centura shall deem necessary or desirable (collectively, the "Environmental Survey"). Centura shall complete all such Phase I environmental assessments within thirty (30) days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within thirty (30) days following completion of all Phase I environmental assessments. Subject to the provisions of Paragraph 8.03. below, the costs of the Environmental Survey shall be paid by the Holding Company and Centura. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would or may constitute a violation of any Environmental Laws, and if, (ii) based on the advice of their legal counsel or other consultants, the Holding Company or Centura believes that FirstSouth could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that FirstSouth could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, FirstSouth could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, the Holding Company or Centura believes the amount of expenses or liability which FirstSouth could incur or for which FirstSouth could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $750,000, then the Holding Company or Centura shall give FirstSouth written notice thereof (together with all information in its possession relating thereto) within five (5) days of the completion of the Environmental Survey and, at the Holding Company's or Centura's sole option and discretion, at any time thereafter and up to the Effective Time, the Holding Company or Centura may terminate this Agreement without further obligation or liability to FirstSouth or its shareholders.

         6.07. Employees; Severance Payments; Employee Benefits.


                  a. Employment of FirstSouth Employees. Provided they remain employed by FirstSouth at the Effective Time, Centura will attempt in good faith, but shall have no obligation, to locate suitable positions for and to offer employment (at an office of Centura located within a reasonable commuting distance from their respective job locations at the Effective Time) to, all employees of FirstSouth, other than employees who have employment agreements with FirstSouth. Any employment so offered by Centura to an employee of FirstSouth shall be in such a position, at such location within Centura's state-wide branch system, and for such rate of compensation as Centura shall determine in its sole discretion. Each such person's employment with Centura shall be on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Centura to employ any such person for any specific period of time or in any specific position or to restrict Centura's right to terminate the employment of any such person at any time and for any reason satisfactory to it.

                  b. Severance Compensation. An employee of FirstSouth as of the Effective Time (other than employees who have employment agreements with FirstSouth) who, following the Merger and at Centura's sole discretion, is terminated by Centura for reasons other than the employee's own Misconduct within one (1) year following the Effective Time (a "Terminated Employee") shall be eligible for Salary Continuation as a result of such termination. Any employee of FirstSouth who, following the Merger and at Centura's sole discretion, is employed by Centura (a "New Employee") and who is terminated after such one-year period shall be eligible to receive Salary Continuation and other benefits to the same extent as other similarly situated employees of Centura and, in computing the Salary Continuation and other benefits to be so provided, such persons shall be credited with twelve (12) months of credited service to Centura for each twelve (12) months of Active Service to FirstSouth prior to the Merger. For purposes of this Paragraph 6.07.c., "Salary Continuation" shall be defined to mean a payment to such Terminated Employee in the amount of two (2) weeks (ten (10) working days) Salary for each twelve (12) months of Active Service with FirstSouth prior to the Merger and with Centura following the Merger and prior to such termination. For purposes of this Paragraph 6.07.c., "Misconduct," "Salary," and "Active Service" shall have the same meaning as such terms have in the Centura Banks, Inc. Salary Continuation Policy in effect as of the date of this Agreement, unless and except as otherwise modified herein. To the extent FirstSouth maintains any plan or arrangement for the payment of severance or salary continuation benefits to employees, such plan or arrangement (unless specifically provided to the contrary hereunder) shall be terminated at the Effective Time.

                           Centura shall consult with FirstSouth and then shall
determine which of FirstSouth's employees will and will not be offered employment with Centura following the Effective Time and, within ninety (90) days following the date of this Agreement, to notify each of FirstSouth's employees of its determination with respect to that employee and to issue the written requests described above to certain of FirstSouth's employees. Notwithstanding anything contained herein to the contrary, no payment of severance compensation shall be made to any person who does not remain an employee of FirstSouth at the Effective Time.

                  c.       Employee Benefits.      Except as otherwise provided
herein, any New Employee shall become entitled to receive all employee benefits and to participate in all benefit plans provided by Centura on the same basis (including costs) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Centura. Prior to the Effective Time, FirstSouth shall discontinue contributions under and terminate any employee defined contribution plan maintained by FirstSouth. As of the Effective Time, in Holding Company's sole discretion, FirstSouth shall appoint the Holding Company as plan administrator and Centura as trustee of any such plans for the purpose of winding down and liquidating such plans following termination. FirstSouth agrees that it will not cause such plans to make distributions on account of plan termination until it or the Holding Company has received a favorable Internal Revenue Service determination letter with respect to the termination of such plans.

         All New Employees will be eligible to participate in the pension and 401(k) plans of the Holding Company and Centura, as applicable, in accordance with the terms of such plans and will be credited for purposes of vesting and eligibility (but not for purposes of benefit accruals) under such plans with one year of service to Centura for each year of service to FirstSouth prior to the Effective Time.

         The number of days of vacation and sick leave, respectively, which shall be available to any New Employee during 1996 as an employee of Centura shall be reduced by the number of days of vacation or sick leave used by such New Employee during 1996 prior to the Effective Time as an employee of FirstSouth, and, except as provided below, the New Employee shall not be entitled to any credit with Centura for unused vacation leave, sick leave or other paid leave from FirstSouth for 1996 or years prior thereto; provided, however, that no New Employee shall receive in any year less vacation than he or she was receiving from FirstSouth at the Effective Time.

                  d. Other Agreements. At the Effective Time, Centura will assume FirstSouth's obligations under that existing deferred compensation agreement between Wade Williamson, Jr. and FirstSouth and maintain the existing insurance policy intended to fund the Agreement, or as soon as possible after the Effective Time, establish a new insurance policy to fund the Agreement. In addition, Centura hereby agrees that, immediately prior to the Effective Time, FirstSouth shall transfer to Wade Williamson, Jr. title to the automobile owned by FirstSouth on the date of this Agreement and being used by Mr. Williamson.

         6.08. Confidentiality. The Holding Company, Centura and FirstSouth each agrees that it will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the others during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties; and, that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.08), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law.

                  In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other parties all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties.

                  The  parties'   obligations  of  confidentiality   under  this
Paragraph 6.08 shall survive and remain in effect following any termination of this Agreement

     6.09. Reorganization for Tax Purposes. The Holding Company, Centura and FirstSouth each undertakes and agrees to use its best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

     6.10. Accounting Treatment. The Holding Company, Centura and FirstSouth each undertakes and agrees to use its best efforts to cause the Merger to qualify to be treated as a "pooling-of-interests" for accounting purposes and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

     6.11. Directors' and Officers' Liability Insurance. The Holding Company, Centura and FirstSouth agree that, to the extent the same can be purchased at a reasonable cost, then immediately prior to the Closing Date either FirstSouth shall purchase "tail" coverage (for not less than three (3) years) under and in the same amount of coverage as is provided by its then current directors' and officers' liability insurance policy, or Centura shall purchase such coverage from its insurer, all effective as of the Effective Time.

     6.12. Other Permissible Transactions. The Holding Company, Centura and FirstSouth agree that the Holding Company and Centura may offer to acquire, enter into agreements to acquire and acquire financial institution holding companies and their subsidiaries, financial institutions and their subsidiaries, and/or the assets and liabilities of such entities (each a "Proposed Acquisition") prior to the Effective Time; provided, however, that in the event a Proposed Acquisition shall cause a condition set forth in Article VII hereof to fail to be satisfied on or before December 31, 1996, any such failure shall be deemed a termination of this Agreement by the Holding Company and Centura as described and with the effects set forth in Section 8.03.b hereof.

                   ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

         7.01. Conditions to all Parties' Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  a. Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the FRB, the Commissioner and the North Carolina State Banking Commission, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by the Holding Company or Centura to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement to the Holding Company and Centura as to render it inadvisable for them to consummate the Merger; (iii) all waiting periods required following necessary approvals by governmental or regulatory agencies or authorities shall have expired, and, in the case of the waiting period following approval by the FRB, no unwithdrawn objection to the Merger shall have been raised by the U.S. Department of Justice; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

                  b. Adverse  Proceedings,  Injunction,  Etc. There shall not be
(i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction; or (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit FirstSouth, the Holding Company or Centura from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against FirstSouth, the Holding Company or Centura or any of their officers or directors which shall reasonably be considered by FirstSouth, the Holding Company or Centura to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within ninety (90) days of the institution or threat thereof.

                  c. Approval by Boards of Directors and Shareholders. The Boards of Directors of FirstSouth, the Holding Company and Centura shall have duly approved and adopted this Agreement by appropriate resolutions, and the shareholders of FirstSouth and Centura shall have duly approved, ratified and confirmed this Agreement, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and ByLaws.

                  d. Fairness Opinion. FirstSouth shall have received from Smith Capital a written opinion (the "Fairness Opinion"), dated as of a date preceding the mailing of the Proxy Statement/Prospectus to FirstSouth's shareholders in connection with the Shareholder Meeting, to the effect that the terms of the Merger are fair, from a financial point of view, to FirstSouth and its shareholders; and Smith Capital shall have delivered a letter to FirstSouth, dated as of a date within five days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to FirstSouth and its shareholders.

                  e.       Tax Opinion.      The Holding Company and FirstSouth
shall have received, in form and substance satisfactory to them, an opinion of Poyner & Spruill, L.L.P. substantially to the effect that: (i) for federal income tax purposes, consummation of the Merger will constitute a "reorganization" as defined in ss. 368(a)(1)(A) of the Code; (ii) that no taxable gain will be recognized by a shareholder of FirstSouth upon such shareholder's receipt of Centura Stock in exchange for his or her FirstSouth Stock; (iii) that the basis of the Centura Stock received by the shareholder in the Merger will be the same as his or her FirstSouth Stock surrendered in exchange therefor; (iv) that, if FirstSouth Stock is a capital asset in the hands of the shareholder at the Effective Time, then the holding period of the Centura Stock received by the shareholder in the Merger will include the holding period of FirstSouth Stock surrendered in exchange therefor; and (v) a shareholder who receives cash in lieu of a fractional share of Centura Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest. In rendering its opinion, Poyner & Spruill, L.L.P. may rely on representations contained in certificates of officers of the Holding Company, Centura and FirstSouth.

                  f. No Termination or Abandonment. This Agreement shall not have been terminated by any party hereto.

                  g. New York Stock Exchange Listing. The Holding Company shall have satisfied all requirements for the shares of Centura Stock to be issued to the shareholders of FirstSouth in connection with the Merger to be listed on the New York Stock
Exchange as of the Effective Time.

         7.02. Additional Conditions to FirstSouth's Obligations. Notwithstanding any other provision of this Agreement to the contrary, FirstSouth's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  a. Material Adverse Change. There shall not have been any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of the Holding Company and its consolidated subsidiaries considered as one enterprise, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

                  b. Compliance with Laws. The Holding Company and Centura shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of the Holding Company and its consolidated subsidiaries considered as one enterprise.

                  c. The Holding Company's and Centura's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by FirstSouth as provided in Paragraph 10.03. below, each of the respective representations and warranties of the Holding Company and Centura contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of the Holding Company and its consolidated subsidiaries considered as one enterprise, and (ii) as otherwise contemplated by this Agreement; and the Holding Company and Centura each shall have performed in all material respects all its respective obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                           FirstSouth shall have received a certificate dated
as of the Closing Date and executed by the Holding Company and Centura and their respective Presidents and Chief Financial Officers to the foregoing effect.

                  d. Legal Opinion of the Holding Company and Centura Counsel. FirstSouth shall have received from Joseph A. Smith, Jr., Esq., General Counsel of the Holding Company and Centura, a written opinion dated as of the Closing Date and substantially in the form of Schedule C attached hereto or otherwise in form and substance reasonably satisfactory to FirstSouth.

                  e. Other Documents and Information from the Holding Company and Centura. The Holding Company and Centura shall have provided to FirstSouth correct and complete copies of their respective Bylaws, Articles of Incorporation and board resolutions (all certified by their respective Secretaries), together with certificates of the incumbency of their respective officers and such other closing documents and information as may be reasonably requested by FirstSouth or its counsel.

                  f. Articles of Merger; Other Actions. Articles of Merger in the form described in Paragraph 1.07. above shall have been duly executed and delivered by Centura as provided in that Paragraph.

                  g. Acceptance by FirstSouth's Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to FirstSouth's legal counsel.

         7.03. Additional Conditions to the Holding Company's and Centura's Obligations. Notwithstanding any other provision of this Agreement to the contrary, the Holding Company's and Centura's separate obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  a. Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FirstSouth, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

                  b. Compliance with Laws; Adverse Proceedings, Injunction, Etc. FirstSouth shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FirstSouth.

                  c. FirstSouth's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by the Holding Company or Centura as provided in Paragraph 10.03. below, each of the representations and warranties of FirstSouth contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of FirstSouth, and (ii) as otherwise contemplated by this Agreement; and FirstSouth shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                           The Holding Company and Centura shall have received
a certificate dated as of the Closing Date and executed by FirstSouth and its Chairman and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by the Holding Company and Centura.

                  d. Effectiveness of Registration Statement; Compliance with Securities and Other "Blue Sky" Requirements. The
Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Holding Company shall have taken all such other actions, if any, as it shall consider to be required by applicable state securities laws (i) to cause the Centura Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.

                  e. Agreements from FirstSouth Affiliates. The Holding Company shall have received the written Affiliates' Agreements in form and content satisfactory to the Holding Company and signed by all persons who are deemed by the Holding Company or its counsel to be Affiliates of FirstSouth as provided in Paragraph 4.01.a. above.

                  f. Accounting Treatment. (i) The Holding Company shall have received assurances from KPMG Peat Marwick LLP, in form and content satisfactory to it, to the effect that the Merger will qualify to be treated as a "pooling-of-interests" for accounting purposes; (ii) if requested by the Holding Company, FirstSouth's independent public accountants shall have delivered to the Holding Company a letter in form and content satisfactory to it to the effect that such accountants are not aware of any fact or circumstance that might cause the Merger not to qualify for such treatment; and (iii) it shall not have come to the attention of management of the Holding Company that any event has occurred or that any condition or circumstance exists that makes it likely that the Merger may not so qualify.

                  g. Legal Opinion of FirstSouth Counsel. The Holding Company and Centura shall have received from FirstSouth's special counsel, Moore & Van Allen, PLLC, a written opinion, dated as of the Closing Date and substantially in the form of Schedule D attached hereto or otherwise in form and substance reasonably satisfactory to the Holding Company and Centura. In rendering such opinion, Moore & Van Allen, PLLC may rely upon or provide instead the opinion of local counsel for FirstSouth as to certain matters more appropriately opined on by local counsel.

                  h. Other Documents and Information from FirstSouth. FirstSouth shall have provided to the Holding Company and Centura correct and complete copies of FirstSouth's Articles of Incorporation, Bylaws and board and shareholder resolutions (all certified by FirstSouth's Secretary), together with certificates of the incumbency of FirstSouth's officers and such other closing documents and information as may be reasonably requested by the Holding Company or Centura or its counsel.

                  i. Consents to Assignment of Real Property Leases. FirstSouth shall have obtained all required consents to the assignment to Centura of its rights and obligations under the Real Property Leases, under the terms, rates and conditions of such Real Property Leases in effect as of the date of this Agreement, and such consents shall be in such form and substance as shall be satisfactory to the Holding Company and Centura; and, each of FirstSouth's lessors shall have confirmed in writing that FirstSouth is not in default under the terms and conditions of the Real Property Lease between such lessor and FirstSouth.

                  j. Acceptance by the Holding Company's and Centura's Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to the Holding Company's and Centura's legal counsel.

                   ARTICLE VIII. TERMINATION; BREACH; REMEDIES

         8.01.             Mutual Termination.         At any time prior to the
Effective Time (and whether before or after approval hereof by the shareholders of FirstSouth), this Agreement may be terminated by the mutual agreement of the Holding Company, Centura and FirstSouth. Upon any such mutual termination, all obligations of FirstSouth, the Holding Company and Centura hereunder shall terminate and each party shall pay costs and expenses as provided in Paragraph 6.04. above.

         8.02.             Unilateral Termination.     This Agreement may be
terminated by either the Holding Company, Centura or FirstSouth
(whether before or after approval hereof by FirstSouth's shareholders) upon written notice to the other parties and under the circumstances described below.

                  a. Termination by the Holding Company or Centura. This Agreement may be terminated by the Holding Company or Centura by action of its respective Board of Directors or Executive Committee:

                                  (i)       if FirstSouth shall have violated or
failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

                                 (ii)       if the Holding Company or Centura
determines at any time that any of FirstSouth's representations or warranties contained in Article II or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                              (iii)   if, notwithstanding the Holding Company's
satisfaction of its obligations under Paragraphs 6.01.b., 6.01.c.
and 6.01.e. above, FirstSouth's shareholders do not ratify and approve this Agreement and approve the Merger at the Shareholder
Meeting;

                                 (iv)       under the circumstances described in
Paragraph 6.06. above; or,

                                  (v)       if any of the conditions of the
obligations of the Holding Company or Centura (as set forth in Paragraph 7.01. or 7.03. above) shall not have been satisfied or effectively waived in writing by the Holding Company and Centura, or if the Merger shall not have become effective, on or before December 31, 1996, unless such date is extended as evidenced by the written mutual agreement of the parties hereto.

                  However, before the Holding Company or Centura may terminate this Agreement for any of the reasons specified above in (i) or (ii) of this Paragraph 8.02.a., it shall give written notice to FirstSouth as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by the Holding Company or Centura shall not become effective if, within thirty (30) days following the giving of such notice, FirstSouth shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of the Holding Company and Centura.

                  b.       Termination by FirstSouth.     This Agreement may be
terminated by FirstSouth by action of its Board of Directors:

                                  (i)   if the Holding Company or Centura shall
have violated or failed to fully perform any of their respective obligations, covenants or agreements contained in Article V or VI herein in any material respect;

                                 (ii)  if FirstSouth determines that any of the
Holding Company's or Centura's respective representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                                (iii)  if, subject to FirstSouth's satisfaction
of its obligations contained in Paragraphs 6.01.a., 6.01.b., 6.01.d. and 6.01.e above, its shareholders do not ratify and approve this Agreement and approve the Merger at the Shareholder
Meeting; or,

                                 (iv)       if any of the conditions of the
obligations of FirstSouth (as set forth in Paragraph 7.01. or 7.02.
above) shall not have been satisfied or effectively waived in writing by FirstSouth, or if the Merger shall not have become effective, on or before December 31, 1996, unless such date is extended as evidenced by the written mutual agreement of the parties hereto.

                           However, before FirstSouth may terminate this
Agreement for any of the reasons specified above in clause (i) or (ii) of this Paragraph 8.02.b., it shall give written notice to the Holding Company and Centura as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by FirstSouth shall not become effective if, within thirty (30) days following the giving of such notice, the Holding Company or Centura shall cure such breach, default or violation or satisfy such condition the reasonable satisfaction of FirstSouth.

                  c.  Extension of Expiration Date.         Except as otherwise
shall be agreed among the parties, in the event the Holding
Company, Centura and FirstSouth mutually shall agree to extend the December 31, 1996 expiration date described in Paragraphs 8.02.a.v and 8.02.b.iv above, then, notwithstanding anything contained in this Agreement to the contrary and to the extent permitted by applicable law and regulations, during the period beginning December 31, 1996, and ending at the Effective Time, in the event the Holding Company declares and pays a quarterly dividend, the Exchange Rate will be increased to include the cash dividend declared and paid by the Holding Company multiplied by the Exchange Rate.

         8.03.             Breach; Remedies.

                  a. In the event of a breach by FirstSouth of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then the Holding Company's and Centura's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02. above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

                  Likewise, in the event of a breach by the Holding Company or Centura of any of its representations or warranties contained in Article III of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then FirstSouth's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02. above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

                  b. Notwithstanding anything contained herein to the contrary, if any party to this Agreement breaches this Agreement by wilfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other party(ies) described in Paragraph 6.04., together with other damages recoverable at law or in equity.

                           ARTICLE IX. INDEMNIFICATION

         9.01. Indemnification Following Effective Time. Following the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and officer liability insurance coverage for FirstSouth and its directors or officers, Centura agrees that it will indemnify FirstSouth's former officers and directors to the fullest extent of the law against liabilities arising from actions in their official capacities as officers and directors of FirstSouth. This Paragraph 9.01. is intended to create personal rights in the directors and officers of FirstSouth, who shall be deemed to be third-party beneficiaries hereof.

         9.02.             Procedure for Claiming Indemnification.   Any party
seeking to be indemnified hereunder promptly shall give written notice and furnish adequate documentation to the other party of any claims in respect of which indemnity is sought. The indemnifying party, through its own counsel and at its own expense, shall defend any such claim and shall have exclusive control over the investigation, preparation, and defense of such claim and all negotiations relating to its settlement or compromise. The obligations of either party to indemnify the other hereunder apply only if the party seeking to be indemnified cooperates with and assists the indemnifying party in all reasonably necessary respects in the conduct of the suit.

                       ARTICLE X. MISCELLANEOUS PROVISIONS

         10.01.            "Previously Disclosed" Information.     "Previously
Disclosed" shall mean, as to FirstSouth or as to the Holding
Company and Centura, the disclosure of information in a letter delivered by such party to the other prior to the date of this Agreement and which specifically refers to this Agreement and is arranged in paragraphs corresponding to the Paragraphs, subparagraphs and items of this Agreement applicable thereto, all of which documents are incorporated herein by reference.

                  Information disclosed in either party's letter described above shall be deemed to have been Previously Disclosed by such party for the purpose of any given Paragraph, subparagraph or item of this Agreement only to the extent that information is expressly set forth in such party's letter described above and that, in connection with such disclosure, a specific reference is made in the letter to that Paragraph, subparagraph or item.

         10.02. Survival of Representations, Warranties, Indemnification and Other Agreements.

                  a. Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise;
provided, however, that the parties' agreements contained in Paragraphs 6.07. and 6.08. and Articles VIII and IX above, and the Holding Company's representations and warranties contained in Paragraph 3.02. above, shall survive the effectiveness of the Merger.

                  b.       Indemnification.          Centura's indemnification
agreements and obligations pursuant to Paragraph 9.1. above shall become effective only at the Effective Time, and Centura shall not have any obligation under that Paragraph prior to the Effective
Time or in the event of or following termination of this Agreement prior to the Effective Time.

         10.03. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand a full and complete compliance with such terms.

         10.04. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of FirstSouth, by an agreement in writing approved by a majority of the Board of Directors of the Holding Company, Centura and FirstSouth executed in the same manner as this Agreement; provided however, that, except with the further approval of FirstSouth's shareholders of that change or as otherwise provided herein, following approval of this Agreement by the shareholders of FirstSouth no change may be made in the number of shares of Centura Stock into which each share of FirstSouth Stock will be converted.

         10.05.            Notices.         All notices and other communications
hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, postage prepaid, as follows:

                  a.       If to FirstSouth, to:

                           FirstSouth Bank
                           2946 South Church Street
                           Burlington, North Carolina  27216

                           Attention:     Wade Williamson, Jr., President and
                                          Chief Executive Officer

                             With copies to:  Alexander M. Donaldson, Esq.
                                              Moore & Van Allen, PLLC
                                              One Hannover Square, Suite 1700
                                              Raleigh, NC  27601

                                              Dorn C. Pittman, Jr.
                                              Wishart, Norris, Henninger &
                                                Pittman, P.A.
                                              3120 South Church Street
                                              Burlington, NC  27216

                  b.       If to either the Holding Company or Centura, to:

                           Centura Banks, Inc.
                           134 North Church Street
                           Post Office Box 1220
                           Rocky Mount, North Carolina  27802

                           Attention:  Joseph A. Smith, Jr., General Counsel

         10.06. Further Assurance. FirstSouth, the Holding Company and Centura each agree to furnish to the others such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other parties may reasonably request.

         10.07.            Headings and Captions.       Headings and captions of
the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

         10.08. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or and agreements between, any of the parties hereto other than those contained herein in writing.

         10.09.            Severability of Provisions.      The invalidity or
unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

         10.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

         10.11.            Counterparts.    Any number of counterparts of this
Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

         10.12.            Governing Law.   This Agreement is made in and shall
be construed and enforced in accordance with the laws of North
Carolina.

         10.13. Inspection. Any right of the Holding Company, Centura or FirstSouth hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that the Holding Company, Centura or FirstSouth should have conducted any investigation or that such right has been exercised by the Holding Company, Centura, FirstSouth, their respective agents, representatives or others. Any investigations or inspections that have been made by the Holding Company, Centura or FirstSouth or their respective agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of the Holding Company, Centura or FirstSouth in this Agreement.

         IN WITNESS WHEREOF, FirstSouth, the Holding Company and Centura each has caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.


                                  CENTURA BANK



                                  By:
                                           Robert R. Mauldin
                                           Chairman and Chief Executive Officer
ATTEST:



       Secretary

                                  CENTURA BANKS, INC.



                                  By:
                                           Robert R. Mauldin
                                           Chairman and Chief Executive Officer
ATTEST:



       Secretary

                                  FIRSTSOUTH BANK



                                  By:
                                           Wade Williamson, Jr.
                                           President and Chief Executive Officer
ATTEST:



       Secretary

                                   SCHEDULE A
               to Agreement and Plan of Reorganization and Merger
                               dated June 7, 1996


                                 Plan of Merger


                                 PLAN OF MERGER
                                       OF
                                 FIRSTSOUTH BANK
                                  WITH AND INTO
                                  CENTURA BANK


         A. Names of Merging Corporations. The names of the corporations proposed to be merged are FIRSTSOUTH BANK, a North
Carolina banking corporation ("FirstSouth") and CENTURA BANK, a North Carolina banking corporation ("Centura").

         B. Nature of Transaction. Subject to the provisions of this Plan of Merger, FirstSouth shall be merged into and with Centura pursuant to N.C. Gen. Stat. ss. 53-12 (the "Merger") and with the effect provided under N.C. Gen. Stat. ss.ss. 55-11-06 and 53-13.

         C. Name of Surviving Corporation. Centura shall be the surviving corporation in the Merger and shall exist under the name "Centura Bank."

         D.       Terms and Conditions of the Merger.

                  1. The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Reorganization and Merger dated as of June 7, 1996, by and among Centura Banks, Inc. (the "Holding Company"), FirstSouth and Centura (the "Agreement"). As provided herein and in the Agreement, except insofar as the same may be continued by law and except as continued in and merged into Centura, at the effective time of the Merger (the "Effective Time") the separate corporate existence of FirstSouth shall cease and the corporate existence of Centura shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

                  2. At the Effective Time and by reason of the Merger, all of FirstSouth's property, assets and rights of every kind and character (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and all and every other interest of or belonging to or due to FirstSouth, whether tangible or intangible) shall be transferred to and vest in Centura, and Centura shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature (including all trust and fiduciary properties, powers and rights) of FirstSouth, all without any conveyance, assignment or further act or deed; and, Centura shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description (including duties as trustee or fiduciary) of FirstSouth as of the Effective Time.

                  3. The Articles of Incorporation and Bylaws of Centura in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of Centura as the surviving corporation in the Merger and shall continue in full force and effect following the Effective Time until amended in accordance with applicable laws. The officers and directors of Centura in office at the Effective Time shall continue to hold such offices as the officers and directors of Centura as the surviving corporation until removed as provided by law or until their respective successors have been elected or appointed.

         E.       Conversion and Exchange of Shares.

                  1. At the Effective Time, all rights of FirstSouth's shareholders with respect to all then outstanding shares of FirstSouth's common stock ($3.33 1/3 par value) ("FirstSouth Stock") shall cease to exist, and, as consideration for and to effectuate the Merger (and except as otherwise provided below), each such outstanding share of FirstSouth Stock (other than any shares held by FirstSouth as treasury shares or shares held by the Holding Company or as to which rights of dissent and appraisal are properly exercised as provided below) shall be converted, without any action on the part of the holder of such share, the Holding Company, Centura or FirstSouth, into ______ (the "Exchange Rate") of a newly issued share of the Holding Company's no par value common stock ("Centura Stock").

                  2. At the Effective Time, and without any action by FirstSouth, Centura, the Holding Company or any holder thereof, FirstSouth's stock transfer books shall be closed as to holders of FirstSouth Stock immediately prior to the Effective Time and, thereafter, no transfer of FirstSouth Stock by any such holder may be made or registered; and the holders of shares of FirstSouth Stock shall cease to be, and shall have no further rights as, stockholders of FirstSouth other than as provided herein. Following the Effective Time, certificates representing shares of FirstSouth Stock outstanding at the Effective Time (herein sometimes referred to as "Old Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, (a) certificates for the number of whole shares of Centura Stock to which such holders shall have become entitled on the basis set forth above, plus cash for any fractional share interests as provided herein, (b) in the case of shares as to which rights of dissent and appraisal are properly exercised (as provided below), cash as provided in Article 13 of the North Carolina Business Corporation Act.

                  3. As promptly as practicable following the Effective Time, the Holding Company shall cause the exchange agent selected by the Holding Company (the "Exchange Agent") to mail to each former shareholder of FirstSouth of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Old Certificates to the Exchange Agent. Upon the proper delivery to the Exchange Agent (in accordance with the above instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of FirstSouth of his or her Old Certificates, the Exchange Agent shall register in the name of such shareholder the shares of Centura Stock and deliver said New Certificates to the individual shareholder entitled thereto upon and in exchange for the surrender and delivery to the Exchange Agent by said individual shareholder of his or her Old Certificates.

                  4. (i) At the Effective Time, each option or other right to purchase shares of FirstSouth Stock pursuant to stock options ("FirstSouth Options") granted by FirstSouth under the FirstSouth Bank Stock Option Plan and the FirstSouth Bank Employees' Omnibus Stock Option Plan of 1994 (collectively, the "FirstSouth Stock Plans"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Centura Common Stock, and Centura shall assume each FirstSouth Option, in accordance with the terms of the FirstSouth Stock Plans and stock option agreement by which it is evidenced, except that from after the Effective Time (A) Centura and its Compensation Committee shall be substituted for FirstSouth and the Committee of FirstSouth's Board of Directors (including, if applicable, the entire Board of Directors of FirstSouth) administering such FirstSouth Stock Plans, (B) each FirstSouth Option assumed by Centura may be exercised solely for shares of Centura Common Stock, (C) the number of shares of Centura Common Stock subject to such FirstSouth Option shall be equal to the number of shares of FirstSouth Common Stock subject to such FirstSouth Option immediately prior to the Effective Time multiplied by the Exchange Rate, (D) the per share exercise price under each such FirstSouth Option shall be adjusted by dividing the per share exercise price under each such FirstSouth Option by the Exchange Rate and rounding up to the nearest cent, and (E) holders of FirstSouth Options under the FirstSouth Bank 1988 Stock Option Plan for Directors shall be able to make like kind payment for shares of Centura Common Stock through delivery of shares of Centura Common Stock already owned by the option holder. Notwithstanding the provisions of clause (C) of the preceding sentence, Centura shall not be obligated to issue any fraction of a share of Centura Common Stock upon exercise of FirstSouth Options and any fraction of a share of Centura Common Stock that otherwise would be subject to a converted FirstSouth Option shall represent the right to receive a cash payment upon exercise of such converted FirstSouth Option equal to the product of such fraction and the difference between the market value of one share of Centura Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Centura Common Stock at the time of exercise of an Option shall be the closing price of Centura Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the date of exercise.

         (ii) All restrictions or limitations on transfer with respect to FirstSouth Common Stock awarded under the FirstSouth Stock Plans or any other plan, program, or arrangement of any FirstSouth Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Centura Common Stock into which such restricted stock is converted pursuant to this Agreement.

         (iii) Notwithstanding the foregoing provisions of this Paragraph E.4, in no event shall options to purchase more than 309,692 shares of FirstSouth Stock be converted into options to purchase Centura Stock in connection with the transactions contemplated by this Agreement.

                  5. No scrip or certificates representing fractional shares of Centura Stock will be issued to any former shareholder of FirstSouth, and, except as provided herein, no such shareholder will have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share of Centura Stock resulting from the above exchange. In lieu of the issuance of fractional shares of Centura Stock, at the Effective Time the Holding Company shall deliver cash to the Exchange Agent in an amount equal to the aggregate market value of all such fractional shares, and, following the Effective Time, the Exchange Agent shall divide such cash among and remit it (without interest) to the former shareholders of FirstSouth in accordance with their respective interests therein. The "aggregate market value" of all fractional shares of Centura Stock shall be equal to the total of such fractional shares multiplied by $______.

                  6. No certificate for any shares, or cash for any fractional share, of Centura Stock shall be delivered to any former shareholder of FirstSouth unless and until such shareholder shall have properly surrendered to the Exchange Agent the Old Certificate(s) formerly representing his or her shares of FirstSouth Stock, together with properly completed transmittal materials in such form as shall be provided to the shareholder by the Holding Company for that purpose. Further, until such Old Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of Centura Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Old Certificate(s). However, upon the proper surrender of such Old Certificate(s), the Exchange Agent shall pay to the registered holder of the shares of Centura Stock represented by such Old Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither the Holding Company, Centura, FirstSouth, nor the Exchange Agent, shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment.

                  7. Any  shareholder of FirstSouth  who properly  exercises the right of dissent and appraisal with respect to the merger as provided in Article 13 of the North Carolina Business Corporation Act ("Dissenters Rights") shall be entitled to receive payment of the fair value of his or her shares of FirstSouth Stock in the manner and pursuant to the procedures provided therein. Shares of FirstSouth Stock held by persons who exercise Dissenters Rights shall not be converted into Centura Stock. However, if any shareholder of FirstSouth who exercises Dissenters Rights shall fail to perfect his or her right to receive cash as provided above, or effectively shall waive or lose such right, then each of his or her shares of FirstSouth Stock, at the Holding Company's sole option, shall be deemed to have been converted into the right to receive Centura Stock as of the Effective Time as provided above.

                  8. Any shareholder of FirstSouth whose certificate evidencing shares of FirstSouth Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of Centura Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Exchange Agent or the Holding Company pursuant to the provisions of N.C. Gen. Stat. ss. 25-8-405 and N.C.
Gen. Stat. ss. 25-8-104.

                  9. The status of the shares of Centura Stock and the shares of the capital stock of Centura which are outstanding immediately prior to the Effective Time shall not be affected by the Merger.


         F.       Abandonment.      This Plan of Merger may be terminated and
the Merger may be abandoned at any time prior to the Effective Time upon termination of the Agreement as provided therein.

                                   SCHEDULE B
               to Agreement and Plan of Reorganization and Merger
                               dated June 7, 1996


                               Affiliate's Letter




                             _________________, 1996





Centura Banks, Inc.
134 North Church Street
Rocky Mount, North Carolina 27802

Dear Sirs:

Pursuant to the terms of that certain Agreement and Plan of Reorganization and Merger dated June 7, 1996 (the "Agreement") by and among Centura Banks, Inc.
(the  "Holding   Company"),   Centura  Bank   ("Centura")  and  FirstSouth  Bank
("FirstSouth"), (i) FirstSouth will be merged into and with Centura (the "Merger"), and (ii) each outstanding share of FirstSouth's common stock ("Bank Stock") (other than shares held by shareholders who exercise their right of dissent and appraisal under North Carolina law) will be converted into and exchanged for a fraction (determined as provided in the Agreement) of a newly issued share of the Holding Company's no par value common stock ("Centura Stock").

Based upon the list of persons submitted by FirstSouth and approved by the Holding Company, the undersigned "Affiliate" is considered an "affiliate" of FirstSouth as that term is defined and used for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). As required by the Agreement, this Affiliates' Agreement is being delivered to the Holding Company in connection with and as a condition of its execution and delivery of the Agreement.

The undersigned (jointly and severally if more than one) hereby represents and warrants to the Holding Company as follows:

         A. The names of all "Persons", if any, having a relationship to the Affiliate as described under the definition of "Person" attached as Exhibit A hereto and who may receive shares of the Centura Stock in connection with the Merger (the Affiliate's "Related Persons") are listed on the signature page hereto and also have signed this letter agreement;

         B. The Affiliate and each of the Related Persons, if any, have carefully read this letter and have discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of Centura Stock to be received by them in connection with the Merger, to the extent they deem necessary, with their own legal counsel;

As an inducement for Centura and the Holding Company to enter into the Agreement and to consummate the Merger and for the Holding Company to issue the Centura Stock as provided in the Agreement, the undersigned (jointly and severally if more than one) hereby covenants and agrees with Centura and the Holding Company as follows:

         A. The Affiliate and each of the Related Persons, if any, has been informed that, since at the time the Merger is to be submitted to a vote of FirstSouth's shareholders the Affiliate and each such Related Person will be considered to be an "affiliate" of FirstSouth, any resale by the Affiliate or a Related Person of any such Centura Stock would require either (i) the registration under the Act of the Centura Stock to be sold, (ii) compliance by the Affiliate or such Related Person with the requirements of Rule 145(d) promulgated under the Act, or
                  (iii) the availability of another exemption from the registration requirements of the Act;

         B. Neither the Affiliate nor any of the Related Persons, if any, (i) will make any sale, transfer or other disposition of Centura Stock during the 30 days prior to the date of the Merger, or, (ii) following the date of the Merger, will make any sale, transfer or other disposition of Centura Stock acquired by them in connection with the Merger except in compliance with the requirements of the Act and the rules and regulations of the Commission (including Rule 145) promulgated thereunder;

         C. Notwithstanding compliance with the requirements of the Act, neither the Affiliate nor any of the Related Persons, if any, shall make any sale, transfer or other disposition of the Centura Stock acquired by them in connection with the Merger until such time as consolidated financial statements covering the Holding Company's operations for a period of at least thirty (30) days following the Merger either have been (i) filed with the Commission in a Quarterly Report on Form 10-Q,
                  (ii) sent to the shareholders of the Holding Company, or
                  (iii) published in newspapers of general circulation in accordance with the Holding Company's normal practices for releasing financial information to the general public;

          D. The Affiliate and each of the Related Persons, if any, understands and agrees that the Holding Company is under no obligation to register the sale, transfer or other disposition of the Centura Stock for them or on their behalf or to take any other action necessary in order to render available an exemption from the registration requirements of the Act. Therefore, they may be compelled to hold such shares for a period of at least three years after which such shares may be sold, transferred, or otherwise disposed of without restriction, provided that at the time of any such sale, transfer or other disposition they are not considered to be "affiliates" of the Holding Company. However, for the period that the sale, transfer or other disposition of such shares is so restricted, it is understood and agreed that the Holding Company will file on a timely basis with the Commission all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder; and,

          E. The Holding Company may place stock transfer restrictions on the shares of Centura Stock held by the Affiliate and each of the Related Persons, if any, which are subject to this Agreement, and there will be placed on the certificates evidencing such shares, and any substitutions therefor, a legend stating in substance as follows:

                           "The shares represented by this certificate were issued pursuant to a business combination which was accounted for as a "pooling-of-interests" and may not be sold, nor may the owner hereof reduce the owner's risks relative hereto in any way, until Centura Banks, Inc. ("Centura") has published the financial results covering at least thirty (30) days of combined operations after ____ 1996. In addition, the shares represented by this certificate may not be sold, transferred, or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Centura) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Centura) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Centura that such sale or transfer is otherwise exempt from the registration requirements of such
                           Act."

                  The legend may be removed from the certificates evidencing the Centura Stock to which this letter agreement applies by the delivery of new certificates without such legend in substitution therefor if the holder thereof delivers to the Holding Company an opinion of legal counsel acceptable to the Holding Company, and in form and substance acceptable to the Holding Company, to the effect that the restrictions described above are no longer applicable to such person and that such legend is not or is no longer required for purposes of the Act.


                                    Yours very truly,



                                            By:






                           "Related Persons", if any:



                                              (Seal)




                                              (Seal)




                                              (Seal)




                                              (Seal)

                                    EXHIBIT A

Rule 145 of the Securities Act of 1933, as amended, incorporates by reference the definition of "person" set forth under Paragraph (a)(2) of Rule 144, as follows:

         "(2) The term "person" when used with reference to a person for whose account securities are to be sold in reliance upon this rule includes, in addition to such person, all of the following persons:

                           (A) Any relative or spouse of such person, or any relative of such spouse, any of whom has the same home as such person;

                           (B) Any trust or estate in which such person or any of the persons specified in (A) collectively own ten percent (10%) or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any similar capacity; and,

                           (C) Any corporation or other organization (other than the issuer) in which such person or any of the persons specified in (A) are the beneficial owners collectively of ten percent (10%) or more of any class of equity securities or ten percent (10%) or more of the equity interest."

                                   SCHEDULE C
               to Agreement and Plan of Reorganization and Merger
                               dated June 7, 1996


                    Form of Legal Opinion of Counsel for the
                           Holding Company and Centura



                                           , 1996




FirstSouth Bank
2946 South Church Street
Burlington, North Carolina  27216

Gentlemen:

         I am General Counsel of Centura Banks, Inc. (the "Holding Company") and its bank subsidiary, Centura Bank ("Centura") and, in such capacity, I have reviewed that certain Agreement and Plan of Reorganization and Merger dated June 7, 1996, by and among FirstSouth Bank ("FirstSouth"), Centura and the Holding Company (the "Agreement", including the Plan of Merger referenced therein). Pursuant to and in accordance with the terms and conditions of the Agreement, FirstSouth is proposed to be merged into and with Centura (the "Merger") and the outstanding shares of FirstSouth's common stock will be converted into shares of the Holding Company's common stock. This letter is delivered in connection with the consummation and closing of the Merger and other transactions described in the Agreement (the "Closing"). Capitalized terms appearing herein and not otherwise defined are used as defined in the Agreement.

As counsel to Centura and the Holding Company, I have examined originals or copies of their Articles of Incorporation, By-Laws and corporate minute books, the Agreement, the Registration Statement (No. ____) on Form S-4 (the "Registration Statement") filed by the Holding Company with the Securities and Exchange Commission (the "Commission") and containing the Prospectus/Proxy Statement, dated ______, 1996, the corporate minute books of the Holding Company and Centura, certificates and written statements of officers and agents of Centura and the Holding Company, certificates of public officials, and such other documents and records of the Holding Company and Centura as I have deemed necessary for the purpose of giving the opinions hereinafter expressed.

In giving certain of the opinions set forth below, I have relied solely upon certifications and letters provided to me by public officials. As to matters of fact set forth below, and matters of fact which form the basis for any opinion set forth below, I have relied solely upon (i) certificates and statements of officers, employees and accountants of the Holding Company and Centura, (ii) the representations and warranties of the Holding Company and Centura set forth in the Agreement, and
(iii) a letter dated _________, 1996, from The New York Stock Exchange ("NYSE") with respect to approval of the Holding Company's Notification to the NYSE with respect to the listing of shares of Centura Stock to be issued in connection with the Merger. Except as expressly stated herein, I have not independently verified any factual matters in connection with the giving of the opinions set forth below.

Based upon and subject to the foregoing and the qualifications set forth below, it is my opinion that, except as described in the Registration Statement or the Agreement or as Previously Disclosed by the Holding Company or Centura to
FirstSouth:

                  1. Centura and the Holding Company each (i) is duly organized and incorporated and validly existing (as a banking corporation and a business corporation, respectively) under the laws of North Carolina, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective businesses as now being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its respective businesses makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on the Holding Company and its subsidiaries considered as one enterprise, and (iv) to my Actual Knowledge, is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on the Holding Company and its subsidiaries considered as one enterprise.

                  2. The Holding Company's authorized capital stock consists of 50,000,000 shares of Centura Stock and 25,000,000 shares of no par preferred stock. The Holding Company's Board of Directors has reserved and authorized the issuance of the shares of Centura Stock into which the outstanding shares of FirstSouth Stock will be converted in connection with the Merger and which may be purchased upon the exercise of outstanding options which are converted into rights to purchase Centura Stock as provided in the Agreement, and such shares
(i) have been approved for listing on the NYSE and, (ii) when issued as described in the Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

                  3. (i) The Holding Company and Centura each has the corporate power and authority to execute and deliver the Agreement and to perform its obligations and agreements and carry out the transactions described therein,
(ii) all corporate proceedings required to be taken to authorize the Holding Company and Centura to enter into the Agreement and to perform its obligations and agreements and carry out the transactions described therein have been duly and properly taken, and (iii) the Agreement constitutes the valid and binding agreement of the Holding Company and Centura enforceable in accordance with its terms.

                  4. Except where the same would not have a material adverse effect on the Holding Company and its subsidiaries considered as one enterprise, neither the execution and delivery of the Agreement, nor the consummation of the transactions described therein, nor compliance by the Holding Company or Centura with any of its obligations or agreements contained therein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Holding Company's or Centura's Articles of Incorporation or Bylaws, or, to my Actual Knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which the Holding Company or Centura is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) to my Actual Knowledge, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the Holding Company's or Centura's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (iv) to my Actual Knowledge, result in the acceleration of any obligation or indebtedness of the Holding Company or Centura.

                  5. No consents, approvals or waivers are required to be obtained from any person or entity in connection with the Holding Company's or Centura's execution and delivery of the Agreement, or the performance of their respective obligations or agreements or the consummation of the transactions described therein, except for required approvals of governmental or regulatory authorities ("Regulatory Approvals").

                  6. All Regulatory Approvals required to be obtained by the Holding Company or Centura for the consummation of the transactions contemplated by the Agreement (other than the filing of Articles of Merger) have been obtained, all conditions imposed on the Holding Company or Centura in connection therewith that are required to be satisfied prior to consummation of such transactions have been satisfied or waived, and, to my Actual Knowledge, all such regulatory approvals are in full force and effect; and, no other consents, approvals, authorizations or other orders of any court or any governmental agency are required to be obtained by the Holding Company or Centura for the consummation of the transactions contemplated by the Agreement (other than the filing of Articles of Merger with respect to the Merger);

                  7. (i) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to my Actual Knowledge, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending or, to my Actual Knowledge, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting the Holding Company or Centura or any of their properties or assets which, if determined adversely, could result in liability on the part of the Holding Company or Centura for, or subject it to, monetary damages, fines or penalties, an injunction, or which could have a material adverse effect on the Holding Company's or Centura's financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations or on the ability of the Holding Company or Centura to consummate the Merger; and

                           (ii)  neither the Holding Company nor Centura is
subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC or the Administrator) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against the Holding Company or Centura which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of the Holding Company or Centura; and, to my Actual Knowledge, neither the Holding Company nor Centura has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

                  8. When Articles of Merger have been duly executed by FirstSouth and Centura and have been filed with the Secretary of State of North Carolina in accordance with law, the Merger will become effective at the time of such filing or, if later, at the time specified in such Articles of Merger.

Additionally, I have reviewed the Registration Statement and the Proxy Statement and have considered the matters required to be stated therein and the statements contained therein and, based on the foregoing (and, in certain circumstances relying as to materiality on the opinions of officers and representatives of the Holding Company and Centura) nothing has come to my attention which would lead me to believe that the Registration Statement at the time it became effective, or the Proxy Statement at the time it was distributed to FirstSouth's shareholders, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that I make no statement regarding any information included in the Registration Statement regarding FirstSouth or regarding any of the Holding Company's or Centura's financial statements or other financial, accounting or statistical data).

In giving the opinions set forth above, I have assumed, without independent verification, that:

         a. FirstSouth is duly organized, validly existing and in good standing as a commercial bank under the laws of

                  North Carolina and all other applicable laws to which it is subject. FirstSouth has the full power and authority
                  (corporate and otherwise) to enter into and perform its obligations under the Agreement and to consummate the transactions described therein. The Agreement and all other documents and instruments executed by FirstSouth in connection therewith have been duly and validly executed and delivered on behalf of and are enforceable in accordance with their terms against FirstSouth;

         b. Other than persons executing documents on behalf of the Holding Company or Centura, the signatures of all persons signing any document or instrument delivered in connection with the Agreement or the consummation of the transactions described therein are genuine, and all such persons executing such documents have been duly authorized to execute and deliver such documents and instruments;

         c. All natural persons executing any document or instrument delivered in connection with the Agreement or the consummation of the transactions described therein, or on whose behalf any such documents were executed, had and continue to have legal competency to do so and to become legally bound thereby;

         d. All documents submitted to us as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the original documents, which are themselves authentic;

         e. No event will take place subsequent to the date hereof that would cause any action taken in connection with the Agreement or the transactions described therein to fail to comply with any law, rule, regulation, order, judgment, decree or duty, or that would permit any party to cancel, rescind or otherwise avoid any act;

         f. FirstSouth has complied or will comply with all conditions of all required approvals of regulatory authorities having jurisdiction over FirstSouth, the Holding Company, Centura and the transactions described in the Agreement.

         g. All certificates of public officials have been properly given and are accurate and complete; and

         h. There has been no mutual mistake of fact, fraud, duress or undue influence in connection with the Agreement or the transactions described therein, and the conduct of the parties to the Agreement has complied with any requirement of good faith, fair dealing and conscionability. Each party to the Agreement has acted without notice of any defense against the enforcement of any rights created thereby; and there are no agreements or understandings, or any usage of trade or course of dealing, among the parties that, in either case, would define, supplement or qualify the terms of the Agreement.

In addition, all opinions and statements set forth in this letter are expressly limited and qualified as follows:

         a. The opinions expressed herein are limited to matters of North Carolina law and the federal laws of the United States of America, and no opinion is expressed as to any matter that is governed by the laws of any other jurisdiction or to the effect of any such laws on the matters dealt with herein.

         b. As used in any paragraph of this letter, the phrase "Actual Knowledge" means that, in giving the opinion contain in such paragraph, I have relied with your consent exclusively on certificates of officers of Centura and the Holding Company, certificates of others as to the existence or non-existence of the circumstances upon which this opinion is predicated, or various representations and warranties contained in the Agreement (and I have not conducted any independent investigation in this regard), and that I have no actual conscious awareness of any information to the contrary.

         c. My opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

         d. The enforceability of all or various provisions of the Agreement may be limited by (A) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect relating to or limiting the enforcement of creditors' rights generally,
                  (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the availability of specific performance, injunctive relief and other equitable remedies (including the enforceability of indemnification provisions, regardless of whether such enforceability is considered in a proceeding in equity or at law), and (D) federal and/or state bank holding company, commercial bank, savings bank and deposit insurance laws and regulations and the application of principles of public policy underlying such laws and regulation

         e. I express no opinion with respect to compliance by the Holding Company or Centura with any federal, state or local law, rule, regulation, ordinance, order or decree relating to hazardous substances, hazardous wastes, hazardous materials or the protection of the environment, or with respect to any Environmental Law.

         f. These opinions are delivered to you pursuant to Section 7.02.d. of the Agreement and in connection with consummation of the transactions described therein and are solely for your benefit. No other person shall be entitled to rely on my opinions herein, and you are not entitled to rely on such opinions in any other context or for any other purpose. No copy of this letter or any portion thereof may be delivered to any other person, or quoted, published or otherwise disseminated, without my prior written consent.

         g. Except as otherwise expressly specified herein, the opinions herein are limited to matters in existence as of the date hereof, and I undertake no responsibility to revise or supplement this letter or the opinions herein to reflect any change in the law or facts.

                                  Yours truly,



                                   Joseph A. Smith, Jr.
                                   General Counsel

                                   SCHEDULE D
               to Agreement and Plan of Reorganization and Merger
                               dated June 7, 1996


                 Form of Legal Opinion of Counsel for FirstSouth



                                              , 1996






Centura Banks, Inc.
134 North Church Street
Rocky Mount, North Carolina  27802

Gentlemen:

         We have acted as special counsel to FirstSouth Bank ("FirstSouth"), a North Carolina banking corporation, in connection with the transactions described in that certain Agreement and Plan of Reorganization and Merger dated June 7, 1996, by and among FirstSouth, Centura Bank ("Centura") and Centura Banks, Inc. (the "Holding Company") (the "Agreement", including the Plan of Merger referenced therein). Pursuant to and in accordance with the terms and conditions of the Agreement, FirstSouth is proposed to be merged into and with Centura (the "Merger") and the outstanding shares of FirstSouth's common stock will be converted into shares of the Holding Company's common stock. This letter is delivered in connection with the consummation and closing of the Merger and other transactions described in the Agreement (the "Closing"). Capitalized terms appearing herein and not otherwise defined are used as defined in the Agreement.

         As counsel to FirstSouth, we have examined originals or copies of FirstSouth's Articles of Incorporation, By-Laws and corporate minute books, the Agreement, the Registration Statement (No. ) on Form S-4 (the "Registration Statement") filed by the Holding Company with the Securities and Exchange Commission (the "Commission") and containing the Prospectus/Proxy Statement, dated
        , 1996, certificates and written statements of officers and agents of FirstSouth, certificates of public officials, and such other documents and records of FirstSouth as we have deemed necessary for the purpose of giving the opinions hereinafter expressed.

         In giving certain of the opinions set forth below, we have relied solely upon certifications and letters provided to us by public officials. As to matters of fact set forth below, and matters of fact which form the basis for any opinion set forth below, we have relied solely upon (i) certificates and statements of officers, employees and accountants of FirstSouth, and (ii) the representations and warranties of FirstSouth set forth in the Agreement. Except as expressly stated herein, we have not independently verified any factual matters in connection with the giving of the opinions set forth below.

         Subject to the qualifications and limitations set forth herein, and except as set forth in the Registration Statement or the Agreement or as Previously Disclosed by FirstSouth to Centura and the Holding Company in connection therewith, we are of the opinion that:

                  1. FirstSouth (i) is duly organized and incorporated and validly existing as a commercial bank under the laws of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its respective businesses makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on FirstSouth; and (iv) to our Actual Knowledge, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FirstSouth.

                  2. FirstSouth's authorized capital stock consists of 15,000,000 shares of common stock, $3.331/3 par value per share
("FirstSouth Stock").

                  Each outstanding share of FirstSouth Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent FirstSouth's stock is assessable under North Carolina banking law), (ii) has not been issued in violation of the preemptive rights of any shareholder, and (iii) has been issued pursuant to and in compliance with the requirement of an applicable exemption from registration requirements under the Securities Act of 1933, as amended (the "1933 Act").

                  3. FirstSouth has a wholly-owned subsidiary, FirstSouth Investment Services, Inc. To our Actual Knowledge, FirstSouth has no other subsidiary (direct or indirect).

                  4. Except for options to purchase shares of FirstSouth Stock issued and outstanding under the FirstSouth Stock Plans, FirstSouth has no outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of FirstSouth Stock or any other securities of FirstSouth, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of FirstSouth Stock or any other securities of FirstSouth, or (iii) plan, agreement or other arrangement pursuant to which shares of FirstSouth Stock or any other securities of FirstSouth, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

                  5. (i) FirstSouth has the corporate power and authority to execute and deliver the Agreement and to perform its obligations and agreements and carry out the transactions described therein, (ii) all corporate proceedings and approvals required to authorize FirstSouth to enter into the Agreement and to perform its obligations and agreements and carry out the transactions described therein have been duly and properly completed or obtained, and (iii) the Agreement constitutes the valid and binding agreement of FirstSouth enforceable in accordance with its terms.

                  6. Except where the same would not have a material adverse effect on FirstSouth, neither the execution and delivery of the Agreement, nor the consummation of the transactions described therein, nor compliance by FirstSouth with any of its obligations or agreements contained therein, will:
(i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FirstSouth's Articles of Incorporation or Bylaws, or, to our Actual Knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FirstSouth is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) to our Actual Knowledge, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of FirstSouth's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (iv) to our Actual Knowledge, result in the acceleration of any obligation or indebtedness of FirstSouth.

                  7. No consents, approvals or waivers are required to be obtained from any person or entity in connection with FirstSouth's execution and delivery of the Agreement, or the performance of its obligations or agreements or the consummation of the transactions described therein, except for approvals of FirstSouth's Board of Directors and shareholders and required approvals of governmental or regulatory authorities ("Regulatory Approvals").

                  8. The Agreement has been duly and validly approved by FirstSouth's Board of Directors and shareholders to the extent and in the manner required by applicable law, and the Agreement has been executed and delivered on FirstSouth's behalf.

                  9. All Regulatory Approvals required to be obtained by FirstSouth for the consummation of the transactions contemplated by the Agreement (other than the filing of Articles of Merger) have been obtained, all conditions imposed on FirstSouth in connection therewith that are required to be satisfied prior to consummation of such transactions have been satisfied or waived, and, to our

Actual Knowledge, all such regulatory approvals are in full force and effect; and, no other consents, approvals, authorizations or other orders of any court or any governmental agency are required to be obtained by FirstSouth for the consummation of the transactions contemplated by the Agreement (other than the filing of Articles of Merger with respect to the Merger);

                  10. (i) To our Actual Knowledge, there are no actions, suits, arbitrations, controversies or other proceedings or investigations (or any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending or threatened, contemplated or probable of assertion, against, relating to or otherwise affecting FirstSouth or any of its properties or assets which, if determined adversely, could result in liability on the part of FirstSouth for, or subject it to, monetary damages, fines or penalties, an injunction, or which could have a material adverse effect on FirstSouth's financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations or on the ability of FirstSouth to consummate the Merger; and

                           (ii)  FirstSouth is not subject to any supervisory
agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC or the
Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against FirstSouth which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of FirstSouth; and, to our Actual Knowledge, FirstSouth has not been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

         Additionally, we have reviewed the Registration Statement and the Proxy Statement and have considered the matters required to be stated therein and the statements contained therein and, based on the foregoing (and, in certain circumstances relying as to materiality on the opinions of officers and representatives of FirstSouth) nothing has come to our attention which would lead us to believe that the Registration Statement at the time it became effective, or the Proxy Statement at the time it was distributed to FirstSouth's shareholders, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that we make no statement regarding any information included in the Registration Statement regarding the Holding Company or Centura or regarding any of FirstSouth's financial statements or other financial, accounting or statistical data).

         In giving the opinions set forth above, we have assumed, without independent verification, that the following is true:

         a. Centura and the Holding Company each is duly organized, validly existing and in good standing as a corporation under the laws of North Carolina and all other applicable laws to which it is subject. Centura and the Holding Company each has the full power and authority to enter into and perform its obligations under the Agreement and to consummate the transactions described therein. The Agreement and all other documents and instruments executed by Centura and the Holding Company in connection therewith have been duly and validly executed and delivered on behalf of and are enforceable in accordance with their terms against Centura and the Holding Company;

         b. Other than persons executing documents on behalf of FirstSouth, the signatures of all persons signing any document or instrument delivered in connection with the Agreement or the consummation of the transactions described therein are genuine, and all such persons executing such documents have been duly authorized to execute and deliver such documents and instruments;

         c. All natural persons executing any document or instrument delivered in connection with the Agreement or the consummation of the transactions described therein, or on whose behalf any such documents were executed, had and continue to have legal competency to do so and to become legally bound thereby;

         d. All documents submitted to us as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the original documents, which are themselves authentic;

         e. No event will take place subsequent to the date hereof that would cause any action taken in connection with the Agreement or the transactions described therein to fail to comply with any law, rule, regulation, order, judgment, decree or duty, or that would permit any party to cancel, rescind or otherwise avoid any act;

         f. The Holding Company and Centura have complied or will comply with all conditions of all required approvals of regulatory authorities having jurisdiction over
                  FirstSouth, the Holding Company, Centura and the transactions described in the Agreement;

         g. All certificates of public officials have been properly given and are accurate and complete; and

         h.       There has been no mutual mistake of fact, fraud, duress
                  or undue influence in connection with the Agreement or
                  the transactions described therein, and the conduct of
                  the parties to the Agreement has complied with any requirement of good faith, fair dealing and conscionability. Each party to the Agreement has acted without notice of any defense against the enforcement of any rights created thereby; and there are no agreements or understandings, or any usage of trade or course of dealing, among the parties that, in either case, would define, supplement or qualify the terms of the Agreement.

         In addition, all opinions and statements set forth in this letter are expressly limited and qualified as follows:

         a. The opinions expressed herein are limited to matters of North Carolina law and the federal laws of the United States of America, and no opinion is expressed as to any matter that is governed by the laws of any other jurisdiction or to the effect of any such laws on the matters dealt with herein.

         b. As used in any paragraph of this letter, the phrase "Actual Knowledge" means that, in giving the opinion contain in such paragraph, we have relied with your consent exclusively on certificates of officers of FirstSouth as to the existence or non-existence of the circumstances upon which this opinion is predicated, or various representations and warranties contained in the Agreement (and we have not conducted any independent investigation in this regard), and that we have no actual conscious awareness of any information to the contrary.

         c. Our opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

         d. The enforceability of all or various provisions of the Agreement may be limited by (A) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect relating to or limiting the enforcement of creditors' rights generally,
                  (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the availability of specific performance, injunctive relief and other equitable remedies (including the enforceability of indemnification provisions, regardless of whether such enforceability is considered in a proceeding in equity or at law), and (D) federal and/or state bank holding company, commercial bank, savings bank and deposit insurance laws and regulations and the application of principles of public policy underlying such laws and regulation

         e.       We express no opinion with respect to compliance by
                  FirstSouth with any federal, state or local law, rule, regulation, ordinance, order or decree relating to hazardous substances, hazardous wastes, hazardous materials or the protection of the environment, or with respect to any Environmental Law.

         f. These opinions are delivered to you pursuant to Section 7.03.f. of the Agreement and in connection with consummation of the transactions described therein and are solely for your benefit. No other person shall be entitled to rely on my opinions herein, and you are not entitled to rely on such opinions in any other context or for any other purpose. No copy of this letter or any portion thereof may be delivered to any other person, or quoted, published or otherwise disseminated, without our prior written consent.

         h. Except as otherwise expressly specified herein, the opinions herein are limited to matters in existence as of the date hereof, and we undertake no responsibility to revise or supplement this letter or the opinions herein to reflect any change in the law or facts.

                                  Yours truly,

                                  MOORE & VAN ALLEN, PLLC

                                                                      APPENDIX B

                PROVISIONS OF NORTH CAROLINA BUSINESS CORPORATION
                       ACT RELATING TO DISSENTERS' RIGHTS

                                   ARTICLE 13.

                               Dissenters' Rights.

             Part l. Right to Dissent and Obtain Payment for Shares.

(Section Mark) 55-13-01.  Definitions.

In this Article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

         (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(Section Mark) 55-13-02.  Right to Dissent.

         (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporation actions:

                  (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

                  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

                  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale:

                  (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

                  (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(Section Mark) 55-13-03.  Dissent by nominees and beneficial owners.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any other person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) He does so with respect to all shares of which he is the beneficial shareholder.

(Section Mark) 55-13-04 to 55-13-19:  Reserved for future codification purposes.

             Part 2. Procedures for Exercise of Dissenters' Rights.

(Section Mark) 55-13-20.  Notices of dissenters' rights.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

         (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G. S. 55-13-22.

         (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(Section Mark) 55-13-21.  Notice of intent to demand payment.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (2)  Must not vote his shares in favor of the proposed action.

         (b) A shareholder  who does not satisfy the  requirements of subsection
(a) is not entitled to payment for his shares under this Article.

(Section Mark) 55-13-22.  Dissenters' notice.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

         (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

                  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3)  Supply a form for demanding payment;

                  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

                  (5)  Be accompanied by a copy of this Article.

(Section Mark) 55-13-23.  Duty to demand payment.

         (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

(Section Mark) 55-13-24.  Share restrictions.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(Section Mark) 55-13-25.  Offer of payment.

         (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

         (b)  The offer of payment must be accompanied by:

                  (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

                  (2) A statement of the corporation's estimate of the fair value of the shares;

                  (3)  An explanation of how the interest was calculated;

                  (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

                  (5)  A copy of this Article.

(Section Mark) 55-13-26.  Failure to take action.

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(Section Mark) 55-13-27:    Reserved for future codification purposes.

(Section Mark) 55-13-28. Procedure if shareholder dissatisfied with corporation's offer or failure to perform.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

                  (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

                  (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

         (Section Mark) 55-13-29:  Reserved for future codification purposes.

                      Part 3. Judicial Appraisal of Shares.

         (Section Mark) 55-13-30.  Court action.

                  (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

                  (a1) If the dissenter does not commence the proceeding within 60-day period, the dissenter shall have an additional 30 days to either
         (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                  (b)  Reserved for future codification purposes.

                  (c) the court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

                  (d) the jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to trial by jury.

                  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

         (Section Mark) 55-13-31.  Court costs and counsel fees.

                  (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

                  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                            (1) Against the corporation and in favor of any or
                  all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

                           (2) Against either the corporation or a dissenter, in
                  favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed act arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

                  (c) If the court  finds that the  services  of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C

The Board of Directors
FirstSouth Bank
P.O. Drawer 2957
Burlington, North Carolina 27216

                  1996

Gentlemen:

     FirstSouth Bank ("FirstSouth"), Centura Bank and Centura Banks, Inc. ("Centura") have entered into an Agreement and Plan of Reorganization and Merger dated as of June 7, 1996 ("the Agreement"), pursuant to which Centura will acquire FirstSouth by means of the merger ("Merger") of FirstSouth with and into Centura Bank, a wholly owned subsidiary of Centura and the conversion of each of the outstanding shares of the $3.33 1/3 par value common stock of FirstSouth ("FirstSouth Common Stock") into 0.56 shares (the "Exchange Rate") of the no par value Centura common stock ("Centura Common Stock").

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of FirstSouth Common Stock of the Exchange Rate.

     Smith Capital, Inc. is a North Carolina-based corporation primarily engaged in: (1) performing valuations of and valuations related to closely held and publicly traded companies and (2) providing financial advice related to mergers, acquisitions and divestitures of closely held and publicly traded companies.

     In arriving at our opinion set forth below, we have conducted discussions with members of senior management of FirstSouth concerning their business and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the proposed Merger, including, among other things, the following:

(1) FirstSouth's Annual Reports and Quarterly Reports to Stockholders, Annual Reports on Form F-2, Annual Proxy Statements to Stockholders and related financial information for the three fiscal years ended December 31, 1995;

(2) Centura's Annual Reports and Quarterly Reports to Stockholders, Annual Reports on Form 10-K, Annual Proxy Statements to Stockholders and related financial information for the three fiscal years ended December 31, 1995;

(3) FirstSouth's Quarterly Report to Stockholders and Quarterly Report Form F-4 for the three months ended March 31, 1996;

(4) Centura's Quarterly Report to Stockholders and Quarterly Report Form 10-Q for the three months ended March 31, 1996;

(5) Certain publicly available information with respect to historical market prices and trading activity for FirstSouth and Centura and certain publicly traded financial institutions which Smith Capital, Inc. deemed relevant;

(6) The Agreement;

(7) The Registration Statement on Form S-4 of Centura, including the Proxy Statement/Prospectus;

(8) Other financial information concerning the business and operations of Centura and FirstSouth, including certain audited financial information, and certain internal analyses and forecasts for FirstSouth prepared by the senior management of FirstSouth;

(9) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

     Smith Capital, Inc. relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard Smith Capital, Inc. assumed that the financial forecasts, provided to it were reasonably prepared on a basis reflecting the best currently available judgment of FirstSouth. Any estimates contained in Smith Capital Inc.'s analyses are not necessarily indicative of future results or values, nor do they purport to be appraisals or reflect prices at which securities could actually be bought or sold. Smith Capital, Inc. is not an expert in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and has assumed, without independent verification, that such allowances for FirstSouth and Centura are adequate to cover such losses. In addition, Smith Capital, Inc. has not reviewed individual credit files nor has it made or obtained an independent appraisal of the assets and liabilities of FirstSouth or Centura or any of their subsidiaries. Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Smith Capital, Inc.'s opinion is directed only to the fairness, from a financial point of view, of the Exchange Rate to the stockholders of FirstSouth and does not constitute a recommendation to any stockholder of FirstSouth as to how such stockholder should vote with respect to the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for FirstSouth, nor does it address the effect of any other business combination in which Centura might engage.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Exchange Rate is fair, from a financial point of view, to the stockholders of FirstSouth.

                                         Very truly yours,
                                         Smith Capital, Inc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the General States of North Carolina provide for indemnification of directors, officers, employees, and agents of a North Carolina corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith; and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances.

     Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, (ii) the corporation may indemnify or advance expenses to an officer, employee, or agent of a corporation to the same extent as to a director, and
(iii) a corporation may also indemnify or advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     In addition, and separate and apart from the indemnification rights discussed above, the above-cited statutes further provide that a corporation may, in its articles of incorporation or bylaws, or by contract or resolution, indemnify or agree to indemnify any one of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

     As permitted by the North Carolina statutory provisions explained above,
Article IX, Section 4 of the Bylaws of the Registrant provides as follows:

          Any person who at any time serves or has served as a director or officer of the Corporation, or at the request of the Corporation is or was serving as an officer, director, agent, partner, trustee, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation to the fullest extent from time to time permitted by law in the event he is made, or is threatened to be made, a party to any threatened pending or completed civil, criminal, administrative, investigative or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit or proceeding), whether or not brought by or on behalf of the Corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity. In addition, the board may provide such indemnification for other employees and agents of the Corporation as it deems appropriate.

          The rights of those receiving indemnification hereunder shall, to the fullest extent from time to time permitted by law, cover (i) reasonable expenses, including without limitation all attorney's fee's actually and necessarily incurred by him in connection with any such action, suit or proceeding, (ii) all reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which he may have become liable in such action, suit, or proceeding; and (iii) all reasonable expenses incurred in enforcing the indemnification rights provided herein.

          Expenses incurred by anyone entitled to receive indemnification under this section in defending a proceeding may be paid by the Corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the bylaws or by any applicable resolution or contracts upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that be is entitled to be indemnified by the Corporation against such expenses.

          The board of directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this bylaw, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnify acted and of the reasonable amount of indemnity due him.

          Any person who at any time serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification. The rights provided for herein shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provisions of this bylaw.

          The rights granted herein shall not be limited by the provisions contained in N.C. Gen. Stat. 55-8-51 (or its successor).

     As permitted by applicable statutes, the Registrant has purchased a standard directors' and officers' liability policy that will, subject to certain limitations, indemnify the Registrant and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

     The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

ITEM 21. EXHIBITS

     The following exhibits are filed herein or have been, as noted, previously filed:

EXHIBIT NO.                                                      DESCRIPTION
     2.1      Agreement and Plan of Reorganization and Merger, dated as of June 7, 1996, by and among FirstSouth Bank, Centura
                Bank and Centura Banks, Inc. (included as Appendix A to Prospectus/Proxy Statement contained in Part I).
     5.1      Opinion of Joseph A. Smith, Jr. as to the validity of the shares of Centura Stock.
     8.1      Opinion of Poyner & Spruill, L.L.P. as to federal income tax consequences (to be filed by amendment).
    13.1      FirstSouth Bank Annual Report on Form F-2 for the fiscal year ended December 31, 1995.
    13.2      FirstSouth Bank Quarterly Report on Form F-4 for the quarterly period ended March 31, 1996.
    13.3      FirstSouth Bank Current Report on Form F-3, dated April 19, 1996.
    23.1      Consent of KPMG Peat Marwick LLP independent certified public accountants for Centura Banks, Inc.
    23.2      Consent of KPMG Peat Marwick LLP independent certified public accountants for FirstSouth Bank.
    23.3      Consent of Joseph A. Smith, Jr. (Contained in Exhibit 5.1).
    23.4      Consent of Poyner & Spruill, L.L.P. (to be filed by amendment).
    23.5      Consent of Smith Capital, Inc.
    24.1      Power of Attorney.
    99.1      Form of proxy of FirstSouth Bank.

ITEM 22. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     D. (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     F. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rocky Mount, State of North Carolina on this the 17th day of July, 1996.

                                         REGISTRANT

                                         CENTURA BANKS, INC.

                                         By: /s/       ROBERT R. MAULDIN

                                                     ROBERT R. MAULDIN
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                      EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints ROBERT R. MAULDIN, CECIL W. SEWELL, JR. and JOSEPH A. SMITH, JR. and any of them (with full power to each to act alone) as true and lawful attorneys in fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 17, 1996.

                      SIGNATURE                                               TITLE                              DATE

          /s/              ROBERT R. MAULDIN            Chairman of the Board, Director and Chief           July 17, 1996
                  ROBERT R. MAULDIN                       Executive Officer

         /s/             CECIL W. SEWELL, JR.           Director, President, and Chief Operating Officer    July 17, 1996
                 CECIL W. SEWELL, JR.

          /s/              FRANK L. PATTILLO            Director, Group Executive Officer and Chief         July 17, 1996
                  FRANK L. PATTILLO                       Financial Officer

         /s/            WILLIAM H. WILKERSON            Director and Group Executive Officer                July 17, 1996
                 WILLIAM H. WILKERSON

         /s/        ANN K. LAWSON                       Controller                                          July 17, 1996
                    ANN K. LAWSON

         /s/            RICHARD H. BARNHARDT            Director                                            July 17, 1996
                 RICHARD H. BARNHARDT

          /s/               C. WOOD BEASLEY             Director                                            July 17, 1996
                   C. WOOD BEASLEY

         /s/             THOMAS A. BETTS, JR.           Director                                            July 17, 1996
                 THOMAS A. BETTS, JR.

                      SIGNATURE                                               TITLE                              DATE

            /s/     H. TATE BOWERS                      Director                                                 July 17, 1996
                    H. TATE BOWERS

            /s/    ERNEST L. EVANS                      Director                                                 July 17, 1996
                   ERNEST L. EVANS

            /s/ J. RICHARD FUTRELL, JR.                 Director                                                 July 17, 1996
                J. RICHARD FUTRELL, JR.

            /s/      JOHN H. HIGH                       Director                                                 July 17, 1996
                     JOHN H. HIGH

            /s/   WILLIAM D. HOOVER                     Director                                                 July 17, 1996
                  WILLIAM D. HOOVER

           /s/    ROBERT L. HUBBARD                     Director                                                 July 17, 1996
                  ROBERT L. HUBBARD

           /s/  WILLIAM H. KINCHELOE                    Director                                                 July 17, 1996
                WILLIAM H. KINCHELOE

           /s/     CHARLES T. LANE                      Director                                                 July 17, 1996
                   CHARLES T. LANE

          /s/       JACK A. MOODY                       Director                                                 July 17, 1996
                    JACK A. MOODY

           /s/     CLIFTON H. MOORE                     Director                                                 July 17, 1996
                   CLIFTON H. MOORE

           /s/     JOSEPH H. NELSON                     Director                                                 July 17, 1996
                   JOSEPH H. NELSON

           /s/    O. TRACY PARKS III                    Director                                                 July 17, 1996
                  O. TRACY PARKS III

           /s/ WILLIAM H. REDDING, JR.                  Director                                                 July 17, 1996
               WILLIAM H. REDDING, JR.

          /s/  CHARLES M. REEVES III                    Director                                                 July 17, 1996
               CHARLES M. REEVES III

          /s/   GEORGE T. STRONACH III                  Director                                                 July 17, 1996
                GEORGE T. STRONACH III

                      SIGNATURE                                               TITLE                              DATE

           /s/ ALEXANDER P. THORPE III                  Director                                                 July 17, 1996
               ALEXANDER P. THORPE III

           /s/  JOSEPH L. WALLACE, JR.                  Director                                                 July 17, 1996
                JOSEPH L. WALLACE, JR.

           /s/    CHARLES P. WILKINS                    Director                                                 July 17, 1996
                  CHARLES P. WILKINS

                                 EXHIBIT INDEX

                                                                                                                     SEQUENTIALLY
                                                                                                                       NUMBERED
EXHIBIT NO.   DESCRIPTION                                                                                                PAGE
     5.l      Opinion of Joseph A. Smith, Jr. as to the validity of the shares of Centura Stock
     8.1      Opinion of Poyner & Spruill, L.L.P. as to federal income tax consequences
    13.1      FirstSouth Bank Annual Report on Form F-2 for the fiscal year ended December 31, 1995.
    13.2      FirstSouth Bank Quarterly Report on Form F-4 for the quarterly period ended March 31, 1996.
    13.3      FirstSouth Bank Current Report on Form F-3, dated April 19, 1996.
    23.1      Consent of KPMG Peat Marwick LLP independent certified public accountants for Centura Banks, Inc.
    23.2      Consent of KPMG Peat Marwick LLP independent certified public accountants for FirstSouth Bank
    23.4      Consent of Poyner & Spruill
    23.5      Consent of Smith Capital, Inc.
    99.1      Form of proxy of FirstSouth Bank